UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒                                 Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

LINCOLN ELECTRIC HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The NEXT LEVEL

2015
PROXY STATEMENT

LINCOLN ELECTRIC
THE WELDING EXPERTS®

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Lincoln Electric Holdings, Inc. (Lincoln), which will be held at 11:00 a.m., local time, on Thursday, April 23, 2015 at the Marriott Cleveland East, 26300 Harvard Road, Warrensville Heights, Ohio. A map showing the location of the Annual Meeting is printed on the outside back cover of the proxy statement.

Enclosed with this letter are the Annual Meeting notice, proxy statement, proxy card and an envelope in which to return the proxy card. Also enclosed is a copy of the Annual Report. The Annual Report and proxy statement contain important information about Lincoln, as well as our Board of Directors and executive officers. Please read these documents carefully.

If you are a registered holder of shares of Lincoln common stock or a participant in The Lincoln Electric Company Employee Savings Plan (401(k) plan), as a convenience to you and as a means of reducing costs, you may choose to vote your proxy electronically using the Internet or a touch-tone telephone instead of using the conventional method of completing and mailing the enclosed proxy card. Electronic proxy voting is permitted under Ohio law and our Amended and Restated Code of Regulations. You will find instructions on how to vote electronically in the proxy statement and on the proxy card. Having the freedom to vote by means of the Internet, telephone or mail does not limit your right to attend or vote in person at the Annual Meeting, if you prefer. If you plan to attend the Annual Meeting, please check the attendance box on the enclosed proxy card or when prompted if you cast your vote over the Internet or by telephone.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Christopher L. Mapes

Chairman, President and Chief Executive Officer

Lincoln Electric Holdings, Inc.

March 18, 2015

Lincoln Electric Holdings, Inc.

22801 Saint Clair Avenue

Cleveland, Ohio 44117-1199

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Lincoln Electric Holdings, Inc. will be held at 11:00 a.m., local time, on Thursday, April 23, 2015, at the Marriott Cleveland East, 26300 Harvard Road, Warrensville Heights, Ohio.

Shareholders will be asked to vote on the following proposals:

(1)	Election of three Directors to hold office until the 2016 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

(2)	Ratification of the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2015;

(3)	To approve, on an advisory basis, the compensation of our named executive officers;

(4)	Approval of 2015 Equity and Incentive Compensation Plan;

(5)	Approval of 2015 Stock Plan for Non-Employee Directors; and

(6)	Any other business properly brought before the meeting, or any postponement(s) or adjournment(s) of the meeting.

Shareholders of record as of the close of business on March 2, 2015, the record date, are entitled to vote at the Annual Meeting.

Frederick G. Stueber

Executive Vice President,

General Counsel and Secretary

March 18, 2015

Your Vote is Very Important – Please Vote Promptly

Whether or not you plan to attend the Annual Meeting, we recommend that you mark, date, sign and return promptly the enclosed proxy card in the envelope provided or vote your shares electronically either by telephone (1-800-690-6903) or over the Internet (www.proxyvote.com).

If your shares are not registered in your own name and you would like to attend the Annual Meeting, please bring evidence of your share ownership with you. You should be able to obtain evidence of your share ownership from the bank, broker, trustee or other nominee that holds the shares on your behalf.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 23, 2015.

This proxy statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and our Annual Report, are available free of charge on the following website: www.lincolnelectric.com/proxymaterials.

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 23, 2015

GENERAL INFORMATION

Who is soliciting proxies and why? Who is paying for the cost of this proxy solicitation?

The enclosed proxy is being solicited by our Board of Directors and we will pay the cost of the solicitation. Certain of our officers and other employees may also solicit proxies by telephone, letter or personal interview but will not receive any additional compensation for these activities. In addition, we reimburse banks, brokers and other custodians, nominees and fiduciaries for reasonable expenses incurred in forwarding proxy materials to beneficial owners of our common stock and obtaining their proxies. We will begin mailing this proxy statement on or about March 18, 2015.

If your shares are held in your name, in order to vote your shares you must either attend the Annual Meeting and vote in person or appoint a proxy to vote on your behalf. Because it would be highly unlikely that all shareholders would be able to attend the Annual Meeting, the Board recommends that you appoint a proxy to vote on your behalf, as indicated on the accompanying proxy card, or appoint your proxy electronically via telephone or the Internet.

How do we distribute materials to shareholders sharing the same address?

To reduce the expense of delivering duplicate voting materials to shareholders who share the same address, we have taken advantage of the “householding” rules enacted by the Securities and Exchange Commission (SEC). As long as we provide proper notice to such shareholders, these rules permit us to deliver only one set of voting materials to shareholders who share the same address, meaning only one copy of the Annual Report, proxy statement and any other shareholder communication will be sent to those households. Each shareholder will, however, receive a separate proxy card.

How do I obtain a separate set of communications to shareholders?

If you share an address with another shareholder and have received only one copy of the Annual Report, proxy statement or any other shareholder communication, you may request that we send a separate copy of these materials to you at no cost to you. For this meeting and for future Annual Meetings, you may request separate copies of these materials. You may also request that we send only one set of these materials to you if you are receiving multiple copies. You may make these requests by sending a written notice to the Corporate Secretary at Lincoln Electric Holdings, Inc., 22801 St. Clair Avenue, Cleveland, Ohio 44117. You may also request separate copies of these materials for this meeting and for future Annual Meetings by calling Frederick G. Stueber, our Corporate Secretary, at 216-481-8100.

Who may vote?

Record holders of shares of common stock of Lincoln Electric Holdings, Inc. as of the close of business on March 2, 2015, the record date, are entitled to vote at the Annual Meeting. On that date, 76,068,411 shares of our common stock were outstanding. Each share is entitled to one vote on each proposal brought before the meeting.

What is required for there to be a quorum at the Annual Meeting?

Holders of at least a majority of the shares of our common stock issued and outstanding on the record date (March 2, 2015) must be present, in person or by proxy, for there to be a quorum in order to conduct business at the meeting. Abstentions and broker non-votes (described below) will count for purposes of determining if there is a quorum.

What is the difference between holding shares as a shareholder of record and as a beneficial holder?

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Shareholder of Record. If your shares are registered in your name with our transfer agent/registrar, Wells Fargo Bank, N.A., you are considered the shareholder of record and these proxy materials have been sent directly to you. You may vote in person at the meeting. You may also grant us your proxy to vote your shares by telephone, via the Internet or by mailing your signed proxy/voting instruction card in the postage-paid envelope provided. The card provides the voting instructions.

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Beneficial Holder of Shares Held in “Street Name”. If your shares are held in a brokerage account, by a trustee, or by another nominee, then that other person/entity is considered the shareholder of record and the shares are considered held in “street name.” We sent these proxy materials to that other person/entity, and they have been forwarded to you with a voting instruction card. As the beneficial owner of the shares, you have the right to direct your broker, trustee or other nominee on how to vote and you are also invited to attend the meeting. However, if you are a beneficial holder, you are not the shareholder of record and you may not vote your street name shares in person at the meeting unless you obtain a legal proxy from the broker, trustee or nominee that holds your shares, giving you the right to vote them at the meeting. Please refer to the information your broker, trustee or other nominee provided to see what voting options are available to you. If you have not heard from your broker or bank, please contact them as soon as possible.

What shares are included on the proxy card?

If you are both a registered shareholder of our common stock and a participant in The Lincoln Electric Company Employee Savings Plan (401(k) plan), you may have received one proxy card that shows all shares of our common stock registered in your name, including any dividend reinvestment plan shares, and all shares you have (based on the units credited to your account) under the 401(k) plan. Accordingly, your proxy card also serves as your voting directions to the 401(k) plan Trustee.

Please note, however, that unless the identical name(s) appeared on all your accounts, we were not able to consolidate your share information. If that was the case, you received more than one proxy card and must vote each one separately. If your shares are held through a bank, broker, trustee or some other nominee, you will receive either a voting form or a proxy card from them, instructing you on how to vote your shares. This may also include instructions on telephone and electronic voting. If you are both a record holder of shares and a beneficial holder of additional shares, you will receive a proxy card(s) directly from us as well as a voting instruction card from your bank, broker or other nominee.

What is a broker non-vote and what effect does it have?

Brokers or other nominees who hold our common stock for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner. However, your broker or other nominee is not permitted to vote on your behalf on the election of directors (Proposal 1) and other non-routine matters (including Proposals 3, 4, and 5) unless you provide specific voting instructions to them by completing and returning the voting instruction card sent to you or by following the instructions provided to you by your broker, trustee or nominee to vote your shares via telephone or the Internet.

A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Therefore, if you hold your shares beneficially through a broker, trustee or other nominee, you must communicate your voting instructions to them to have your shares voted.

Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote (i.e., it will not be considered a vote “cast”) with respect to a particular proposal.

What proposals am I being asked to vote on and what vote is required to approve each proposal?

You are being asked to vote on five proposals on the proxy card:

•

Proposal 1 (Election of Directors) requests the election of three Directors to a one-year term to the Class of 2016. You can specify whether your shares should be voted for all, some or none of the nominees. Under Ohio law and our Articles of Incorporation, if a quorum is present, the Director nominees receiving the greatest number of votes will be elected (plurality). However, we have adopted a majority voting policy that is applicable in uncontested elections of Directors. This means that the plurality standard will determine whether a Director nominee is elected, but our majority voting policy will further require that the number of votes cast “for” a Director must exceed the number of votes “withheld” from that Director or the Director must submit his or her resignation. The Nominating and Corporate Governance Committee would then consider whether to accept or reject the resignation. Broker non-votes and abstentions will have no effect on the election of Directors and are not counted under our majority voting policy. Holders of our common stock do not have cumulative voting rights with respect to the election of directors.

The election of the Director nominees to a one-year term ending in 2016 commences the declassification of our Board. As a result, beginning with the election of Directors at the 2016 Annual Meeting, 60% of the Board would stand for election annually, and, beginning with the 2017 Annual Meeting, all Directors would stand for election annually.

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Proposal 2 (Ratification of Independent Auditors) requests that shareholders ratify the appointment of Ernst & Young LLP as our independent auditors. You can specify whether you want to vote “for” or “against,” or abstain from voting for this proposal. Proposal 2 requires the affirmative vote of a majority of the shares of Lincoln common stock present or represented by proxy and entitled to vote on the matter when a quorum is present. This means that the number of votes cast “for” the proposal must exceed the number of votes cast “against” the proposal. Votes that are marked “abstain” will have the same effect as votes “against” the proposal and broker non-votes will have no effect on the results (which is also the case for Proposals 3-5 below).

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Proposal 3 (Advisory Vote on Executive Compensation) requests an advisory vote on our executive compensation. We make this request on an annual basis. You may vote “for” or “against,” or abstain from voting for this proposal. Although the vote is not binding on us, Proposal 3 requires the affirmative vote of a majority of the shares of Lincoln common stock present or represented by proxy and entitled to vote on the matter when a quorum is present.

The Board is asking for your vote on Proposal 3 pursuant to requirements under Section 14A of the Securities Exchange Act of 1934. Currently, advisory “Say on Pay” votes are scheduled to be held once every year, with the 2015 vote expected to occur at our 2015 Annual Meeting.

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Proposal 4 (Vote to Approve 2015 Equity and Incentive Compensation Plan) requests that shareholders approve the 2015 Stock Equity and Incentive Compensation Plan (the “2015 Employee Plan”). The 2015 Employee Plan will replace the 2006 Equity and Performance Incentive Plan (the “2006 EPI Plan”). If the 2015 Employee Plan is approved by shareholders, no further awards will be made under the 2006 EPI Plan. You can specify whether you want to vote “for” or “against,” or abstain from voting on Proposal 4. This proposal requires the affirmative vote of a majority of the shares of Lincoln common stock present or represented by proxy and entitled to vote on the matter when a quorum is present. The complete text of the 2015 Employee Plan is attached as Appendix B.

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Proposal 5 (Vote to Approve 2015 Stock Plan for Non-Employee Directors) requests that shareholders approve the 2015 Stock Plan for Non-Employee Directors (the “2015 Director Plan”). The 2015 Director Plan will replace the 2006 Stock Plan for Non-Employee Directors (the “2006 Director Plan”). If the 2015 Director Plan is approved by shareholders, no further awards will be made under the 2006 Director Plan. You can specify whether you want to vote “for” or “against,” or abstain from voting on Proposal 5. This proposal requires the affirmative vote of a majority of the shares of Lincoln common stock present or represented by proxy and entitled to vote on the matter when a quorum is present. The complete text of the 2015 Director Plan is attached as Appendix C.

Our Directors do not know of any other matters that are to be presented at the meeting. If any other matters come before the meeting of which we failed to receive notice within the 30-day period from December 25, 2014 through January 24, 2015 (or that applicable laws otherwise would permit proxies to vote on a discretionary basis), it is intended that the persons authorized under solicited proxies will vote on the matters in accordance with their best judgment.

How do I vote?

Registered Holders

If your shares are registered in your name, you may vote in person or by proxy in any ONE of the following ways:

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Using a Toll-Free Telephone Number. After reading the proxy materials and with your proxy card in front of you, you may call the toll-free number 1-800-690-6903 using a touch-tone telephone. Have the information that is printed on your proxy card, in the box marked by the arrow , available and follow the instructions.

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Over the Internet. After reading the proxy materials and with your proxy card in front of you, you may use a computer to access the website www.proxyvote.com. Have the information that is printed on your proxy card, in the box marked by the arrow , available and follow the instructions.

•	By Mail. After reading the proxy materials, you may mark, sign and date your proxy card and return it in the enclosed prepaid and addressed envelope.

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In Person at the Meeting. If you plan to attend the Annual Meeting in person, you must provide proof of your ownership of our common stock and a form of personal identification for admission to the meeting. If you hold your shares in street name, and you also wish to vote at the meeting, you must obtain a proxy, executed in your favor, from your bank or broker. NOTE: Because 401(k) plan shares are held in a qualified plan, you are not able to vote 401(k) plan shares in person at the Annual Meeting.

The Internet and telephone voting procedures have been set up for your convenience and have been designed to authenticate your identity, allow you to give voting instructions and confirm that those instructions have been recorded properly.

Participants in the 401(k) Plan

If you participate in the 401(k) plan, the plan’s independent Trustee, Fidelity Management Trust Company, will vote your 401(k) plan shares according to your voting directions. You may give your voting directions to the plan Trustee in any ONE of the three ways set forth above under “Registered Holders.” If you do not return your proxy card or do not vote over the Internet or by telephone, the Trustee will not vote your plan shares. Each participant who gives the Trustee voting directions acts as a named fiduciary for the 401(k) plan under the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Beneficial Holders of Shares Held in “Street Name”

If your shares are held by a bank, broker, trustee or some other nominee (in street name), that entity will give you separate voting instructions. Brokers and other nominees are not entitled to vote on the election of any Directors, the advisory vote on executive compensation, the proposal to approve the 2015 Equity and Incentive Compensation Plan or the proposal to approve the 2015 Stock Plan for Non-Employee Directors, unless they receive voting instructions from the beneficial owner. Therefore, it is important that you instruct your bank, broker or other nominee on how you want your shares voted.

What happens if I sign, date and return my proxy but do not specify how I want my shares voted on the proposals?

Registered Shareholders

If you sign, date and return your proxy card but do not specify how you want to vote your shares, your shares will be voted FOR the election of all of the Director nominees, FOR the ratification of the appointment of our independent auditors, FOR the approval of the compensation of our named executive officers, FOR the proposal to approve the 2015 Equity and Incentive Compensation Plan and FOR the proposal to approve the 2015 Stock Plan for Non-Employee Directors.

“Street Name” Shareholders

Your broker or nominee may vote your uninstructed shares only on those proposals on which it has discretion to vote. Your broker or nominee does not have discretion to vote your uninstructed shares on non-routine matters such as Proposal 1 (election of Directors), Proposal 3 (advisory vote on executive compensation), Proposal 4 (2015 Equity and Incentive Compensation Plan) and Proposal 5 (2015 Stock Plan for Non-Employee Directors). However, your broker or nominee does have discretion to vote your uninstructed shares on routine matters such as Proposal 2 (ratification of independent auditors).

May I revoke my proxy or change my vote?

Yes. You may change or revoke your proxy prior to the closing of the polls in any one of the following FOUR ways:

1.	by sending a written notice to our Corporate Secretary stating that you want to revoke your proxy;

2.	by submitting a properly completed and signed proxy card with a later date (which will automatically revoke the earlier proxy);

3.	by entering later-dated telephone or Internet voting instructions (which will automatically revoke the earlier proxy); or

4.

by voting in person at the Annual Meeting after requesting that the earlier proxy be revoked. NOTE: Because 401(k) plan shares are held in a qualified plan, you are not able to revoke or change your vote on 401(k) plan shares at the Annual Meeting.

If your shares are held by a bank, broker, trustee or some other nominee, you will have to check with your bank, broker, trustee or other nominee to determine how to change your vote. Also note that if you plan to attend the Annual Meeting, you will not be able to vote in person at the meeting any of your shares held by a nominee unless you have a valid proxy from the nominee. If you plan to attend the Annual Meeting, please check the attendance box on the enclosed proxy card or indicate so when prompted if you are voting by telephone or over the Internet.

Who counts the votes?

We have engaged Broadridge Financial Solutions, Inc. as our independent agent to receive and tabulate the votes. Broadridge will separately tabulate “for,” “against” and “withhold” votes, abstentions and broker non-votes. Broadridge will also act as our inspector of elections at the Annual Meeting. All properly signed proxy cards and all properly recorded Internet and telephone votes (including votes marked “abstain” and broker non-votes) will be counted to determine whether or not a quorum is present at the meeting.

May I receive future shareholder communications over the Internet?

If you are a registered shareholder, you may consent to receiving future shareholder communications (e.g., proxy materials, Annual Reports and interim communications) over the Internet instead of the mail. You give your consent by marking the appropriate box on your proxy card or following the prompts given you when you vote by telephone or over the Internet. If you choose electronic access, once there is sufficient interest in electronic delivery, we will discontinue mailing proxy statements and Annual Reports to you. However, you will still receive a proxy card, together with a formal notice of the meeting, in the mail.

Providing shareholder communications over the Internet will reduce our printing and postage costs and the number of paper documents that you would otherwise receive. If you give your consent, there is no cost to you for this service other than charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise.

If your shares are held through a bank, broker, trustee or some other nominee, check the information provided by that entity for instructions on how to choose to access future shareholder communications over the Internet.

In addition, our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 Annual Report and this proxy statement are available free of charge on the following website: www.lincolnelectric.com/proxymaterials.

When are shareholder proposals due for next year’s Annual Meeting in 2016?

In order for proposals to be considered for inclusion in next year’s proxy statement for the 2016 Annual Meeting, a shareholder proposal submitted under Rule 14a-8 of the Securities Exchange Act of 1934 must be received in writing by the Corporate Secretary at Lincoln Electric Holdings, Inc., 22801 Saint Clair Avenue, Cleveland, Ohio 44117-1199 on or before November 18, 2015, and it must otherwise comply with Rule 14a-8. In addition, if shareholders want to present proposals at our 2015 Annual Meeting other than through the process set forth in Rule 14a-8, they must comply with the requirements set forth in our Amended and Restated Code of Regulations, which we refer to as our “Regulations.” Specifically, they must provide written notice containing certain information as described in our Regulations and such notice must be received no later than January 24, 2016 and no earlier than December 25, 2015. If notices delivered pursuant to the Regulations are not timely received, then we will not be required to present such proposals at the 2016 Annual Meeting. If the Board of Directors chooses to present any information submitted after the deadlines set forth in the Regulations at the 2016 Annual Meeting, then the persons named in proxies solicited by the Board for the 2016 Annual Meeting may exercise discretionary voting power with respect to such information.

May I submit a nomination for Director?

Our Regulations permit shareholders to nominate one or more persons for election as a Director but require that nominations be received in the Corporate Secretary’s Office at least 80 days before the date of the annual meeting at which the nomination is to be made, as long as we publicly announced the date of the annual meeting more than 90 days prior to the annual meeting date. Alternatively, shareholder nominations for Director must be received in the Corporate Secretary’s Office no later than the close of business on the tenth day following the day on which we publicly announced the date of the annual meeting in those instances when we have not publicly announced the date of the annual meeting more than 90 days prior to the annual meeting date. For complete details on the nomination process, contact our Corporate Secretary at the address below.

To nominate a candidate for election as Director, you must send a written notice to the Corporate Secretary at Lincoln Electric Holdings, Inc., 22801 Saint Clair Avenue, Cleveland, Ohio 44117-1199. The notice must include certain information about you as a shareholder of Lincoln and about the person you intend to nominate, including a statement about the person’s willingness to serve, if elected. Specifically, each notice must include: (1) the name and address of the shareholder who intends to make the nomination and of the person(s) to be nominated, (2) a representation that the shareholder is a holder of record of stock of Lincoln entitled to vote for the election of directors on the date of such notice and intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice, (3) a description of all arrangements or understandings between the shareholder and each nominee and any other person(s) (naming such person(s)) pursuant to which the nomination(s) are to be made by the shareholder, (4) such other information regarding each nominee proposed by the shareholder as would be required to be included in the proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by our Board of Directors, and (5) the consent of each nominee to serve as a director of Lincoln if so elected.

For this year’s Annual Meeting, we had to receive nominations not later than the close of business on February 2, 2015 as we publicly announced the date of this year’s Annual Meeting on January 14, 2015, which is more than 90 days prior to this year’s Annual Meeting date. Accordingly, no additional nominations can be made for this year’s Annual Meeting.

How do I contact Lincoln?

For general information, shareholders may contact Lincoln at the following address:

Lincoln Electric Holdings, Inc.

22801 Saint Clair Avenue

Cleveland, Ohio 44117-1199

Attention: Amanda Butler, Director, Investor Relations

Throughout the year, you may visit our website at www.lincolnelectric.com for information about current developments at Lincoln.

How do I contact the Directors?

Shareholders may send communications to any or all of our Directors through the Corporate Secretary at the following address:

Lincoln Electric Holdings, Inc.

22801 Saint Clair Avenue

Cleveland, Ohio 44117-1199

Attention: Corporate Secretary

The name of any specific intended Board recipient should be noted in the communication. The Corporate Secretary will forward such correspondence only to the intended recipients. Prior to forwarding any correspondence, the Corporate Secretary will review such correspondence and, in his discretion, not forward certain items if they are deemed of a frivolous nature or otherwise inappropriate for the Board’s consideration. In such cases, some of that correspondence may be forwarded elsewhere within Lincoln for review and possible response.

PROPOSAL 1

ELECTION OF DIRECTORS

Ohio’s General Corporation Law provides that, unless another voting standard is stipulated in the Articles of Incorporation, if a quorum is present, the Director nominees receiving the greatest number of votes will be elected as Directors of Lincoln (plurality standard). In addition, we have adopted a majority voting policy with respect to uncontested elections of Directors. The majority voting policy is described in detail below under “Corporate Governance.” Accordingly, for the 2015 Annual Meeting, the plurality standard will determine whether a Director nominee is elected but, under our majority voting policy, if any Director fails to receive a majority of the votes cast in his or her favor, the Director will be required to submit his or her resignation to the Board promptly after the certification of the election results. The Nominating and Corporate Governance Committee of the Board would then consider each resignation and recommend to the Board whether to accept or reject it.

At our 2014 Annual Meeting, the shareholders approved the declassification of our Board. Accordingly, the declassification process commences with the Directors scheduled for election at this year’s Annual Meeting. Beginning with the 2016 Annual Meeting, 60% of the Board would stand for election annually, and, beginning with the 2017 Annual Meeting, all Directors would stand for election annually.

In February 2015, Mr. Hanks and Mr. Mason agreed to stand for election in the one-year class ending in 2016, in order to balance out the Director classes as provided by our Code of Regulations and Ohio law. Mr. Hanks was previously in the three-year class ending in 2016 and Mr. Mason was previously in the three-year class ending in 2017. The reconfiguration of the Director classes is as a result of the retirement of Mr. Adams and Mr. Knoll at this year’s Annual Meeting.

Election of Three Directors to Serve Until 2016

At the 2015 Annual Meeting, three Directors will be elected to serve for a one-year term until the 2016 Annual Meeting and until their successors are duly elected and qualified. Unless otherwise directed, shares represented by proxy will be voted FOR the following:

Class of 2016. The class of Directors proposed for election to a one-year term ending in 2016 has been fixed at three. Curtis E. Espeland, Stephen G. Hanks and Phillip J. Mason are standing for election. All of the nominees have been elected previously by the shareholders.

Each of the nominees has agreed to stand for election and has agreed, in accordance with our majority voting policy, to tender his resignation in the event that he fails to receive a majority of the votes cast in his favor. If any of the nominees is unable to stand for election, the Board may provide for a lesser number of nominees or designate a substitute. In the latter event, shares represented by proxies solicited by the Directors may be voted for the substitute. We have no reason to believe that any of the nominees will be unable to stand for election.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF CURTIS E. ESPELAND, STEPHEN G. HANKS AND PHILLIP J. MASON TO A ONE-YEAR TERM ENDING IN 2016.

PROPOSAL 1 (CONTINUED)

Annual Meeting Attendance

Directors are expected to attend each annual meeting. The Director nominees, as well as the continuing Directors, plan to attend this year’s Annual Meeting. At the 2014 Annual Meeting, all of our Directors were in attendance.

The following table sets forth biographical information about the Director nominees and the Directors whose terms of office will continue after this Annual Meeting. Except as otherwise indicated, the Director nominees and continuing Directors have held the occupation listed below for more than five years.

Neither the Director nominees nor any continuing Director has any special arrangement or understanding with any other person pursuant to which the Director nominees or continuing Director was or is to be selected as a Director or nominee. There are no family relationships, as defined by SEC rules, among any of our Directors or executive officers. SEC rules define the term “family relationship” to mean any relationship by blood, marriage or adoption, not more remote than first cousin.

DIRECTOR NOMINEES FOR ELECTION TO A ONE-YEAR TERM ENDING IN 2016

Curtis E. Espeland, Age 50

Term Expires/Service: 2015 – Director since 2012.

Recent Business Experience: Mr. Espeland has been Executive Vice President and Chief Financial Officer of Eastman Chemical Company (a chemical, fiber and plastic manufacturer) since January 2014. Prior to his service as Executive Vice President and Chief Financial Officer, Mr. Espeland was Senior Vice President and Chief Financial Officer from 2008 to January 2014 and Vice President, Finance and Chief Accounting Officer of Eastman Chemical from 2005 to 2008.

Director Qualifications: Mr. Espeland has extensive experience in corporate finance and accounting, having served in various finance and accounting roles, and ultimately as the Chief Financial Officer, at a large publicly traded company (Eastman Chemical) for the past several years. Mr. Espeland also has significant experience in the areas of mergers and acquisitions, taxation and enterprise risk management. Mr. Espeland also served as an independent auditor at Arthur Andersen LLP having worked in both the United States and abroad (Europe and Australia). Mr. Espeland’s extensive accounting and finance experience, the Board has determined, qualifies him as an “audit committee financial expert.” This expertise makes Mr. Espeland an important member of the Audit Committee (where he is Chair) and the Finance Committee. In addition, Mr. Espeland’s international business experience is a valued asset for our global operations.

PROPOSAL 1 (CONTINUED)

Stephen G. Hanks, Age 64

Term Expires/Service: 2015 – Director since 2006.

Recent Business Experience: Mr. Hanks spent 30 years with global engineering and construction company Morrison Knudsen Corporation and its successor Washington Group International, Inc., serving the last eight years as President, CEO and a member of its Board of Directors and retiring in January 2008.

Directorships: Mr. Hanks is a member of the Board of Directors of McDermott International, Inc. (since 2009) and The Babcock & Wilcox Company (since July 2010). Mr. Hanks is also a member of the Board of Directors of The Washington Companies, which is privately-owned.

Director Qualifications: Mr. Hanks’ executive leadership of a U.S. publicly-held company with international reach has provided him with extensive experience dealing with the issues that these companies confront. His diverse professional skill set, including finance (having served as CFO of Morrison Knudsen) and legal competencies (such as enterprise risk management, corporate compliance and legal strategy), make him a valuable member of the Board, the Finance Committee (where he is Chair) and the Compensation and Executive Development Committee. Mr. Hanks’ experience as a Chief Executive Officer and Chief Financial Officer of a publicly-held company qualifies him as an “audit committee financial expert.”

Phillip J. Mason, Age 64

Term Expires/Service: 2015 – Director since July 2013.

Recent Business Experience: Mr. Mason is the former President of the Europe, Middle East & Africa Sector (EMEA Sector) of Ecolab, Inc. (a leading provider of food safety, public health and infection prevention products and services), a position he held from 2010 until his retirement in 2012. Mr. Mason brings 35 years of international business experience to the Board and its Audit and Finance Committees, including starting, developing and growing businesses abroad in both mature and emerging markets. Prior to leading Ecolab’s EMEA Sector, Mr. Mason had responsibility for Ecolab’s Asia Pacific and Latin America businesses as President of Ecolab’s International Sector from 2005 to 2010 and as Senior Vice President, Strategic Planning in 2004.

Director Qualifications: Mr. Mason has over 35 years of international business experience with experience in establishing businesses in China, South Korea, Southeast Asia, Brazil, India, Russia, Africa and the Middle East. Mr. Mason’s executive leadership of an international business sector for a U.S. publicly-held company provides him with extensive international business expertise in a business-to-business environment, including industrial sectors. Additionally, he brings a strong finance and strategic planning background, including merger and acquisition experience, along with significant experience working with and advising boards on diverse issues confronting companies with international operations.

CONTINUING DIRECTORS

Class of 2016

Kathryn Jo Lincoln, Age 60

Term Expires/Service: 2016 – Director since 1995.

Recent Business Experiences: Ms. Lincoln is Chair and Chief Investment Officer of the Lincoln Institute of Land Policy – a leading educational institution teaching land economics and taxation. She has held this position since 1996, and in her role as CIO currently manages and directs all aspects of the Institute’s $550 million endowment. In her role as Chair, she is responsible for all Board development and governance and takes a leadership position in strategic planning. From 1999 through 2006, Ms. Lincoln previously served as President of the Lincoln Foundation, the non-profit foundation that supported the Lincoln Institute until the two entities merged in 2006.

Directorships: Ms. Lincoln is an Advisory Board Member of the Johnson Bank, Arizona Region, a position she has held since 2006, before which she was a Board member of the Johnson Bank, Arizona, N.A., beginning in 2001.

Director Qualifications: Ms. Lincoln’s leadership experience with the Lincoln Institute, where she plays a crucial role in strategic planning and asset allocation, as well as her extensive experience with the Chautauqua Institution in New York, a major Arizona health care provider, and an international non-profit organization related to land use and policy, make Ms. Lincoln a valuable contributor to a well-rounded Board. Ms. Lincoln serves as a member of the Compensation and Executive Development Committee and Chairs the Nominating and Corporate Governance Committee. In addition, as a Lincoln family member and long-standing Director of Lincoln Electric, Ms. Lincoln has a keen sense of knowledge about Lincoln Electric, its culture and the founding principles.

CONTINUING DIRECTORS (CONTINUED)

William E. MacDonald, III, Age 68

Term Expires/Service: 2016 – Director since 2007.

Recent Business Experiences: Mr. MacDonald is the former Vice Chairman of National City Corporation (a diversified financial holding company), a position he held from 2001 until his retirement in 2006, where he was responsible for its seven-state regional and national corporate banking businesses, the Risk Management and Credit Administration unit, Capital Markets and the Private Client Group. Mr. MacDonald joined National City in 1968 and, during his tenure, held a number of key management positions, including Senior Executive Vice President of National City Corporation and President and Chief Executive Officer of National City’s Ohio bank.

Directorships: Mr. MacDonald was a member of the Board of Directors of American Greetings Corporation from 2007 until September 2013 when the company was privatized. In addition, Mr. MacDonald served on the Board of Directors of MTC Technologies, Inc. from 2002 to 2008 and The Lamson & Sessions Co. from 2006 to 2007 when, in each case, the boards were dismantled as a result of divestitures.

Director Qualifications: Mr. MacDonald brings experience in leading a large corporate organization with over 35,000 employees and structuring complex financing solutions for large and middle-market businesses to the Board and its Compensation and Executive Development Committee (where he is Chair) and Finance Committee. In addition to his expertise in economic issues, Mr. MacDonald appreciates the human resources and development challenges facing a global, publicly-traded company.

George H. Walls, Jr., Age 72

Term Expires/Service: 2016 – Director since 2003.

Recent Business Experience: General Walls is the former Chief Deputy Auditor of the State of North Carolina, a position he held from 2001 through 2004. General Walls retired from the U.S. Marine Corps in 1993 with the rank of Brigadier General, after nearly 29 years of distinguished service.

Directorships: General Walls has served on the Board of Directors of The PNC Financial Services Group, Inc. since 2006. In addition, he was a member of the Board of Directors of Thomas Industries, Inc. from 2003 to 2005 when the board was dismantled as a result of a divestiture.

Director Qualifications: General Walls brings to the Board substantial financial acumen and experience supervising the audits of various government entities, including the Office of the Governor of North Carolina, all state agencies of North Carolina, all Clerks of Superior Court for North Carolina and all not-for-profit agencies that received state or federal funds during his tenure as Chief Deputy Auditor of the State of North Carolina, which serves him well as a member of the Audit Committee of the Board. General Walls also has significant experience in the leadership, management and ethics of large, complex organizations, aiding him in his services on the Nominating and Corporate Governance Committee of the Board. General Walls is also a National Association of Corporate Directors (NACD) Board Leadership Fellow. In addition, General Walls understands the welding industry and at one point in time had oversight responsibility for the Marine Corps welding school and development program.

CONTINUING DIRECTORS (CONTINUED)

Class of 2017

David H. Gunning, Age 72

Term Expires/Service: 2017 – Director since 1987 and Lead Director since April 2013.

Recent Business Experience: Mr. Gunning is the former Vice Chairman of Cliffs Natural Resources, Inc. (an iron ore and coal mining company formerly known as Cleveland-Cliffs Inc), a position he held from 2001 until his retirement in 2007. Prior to that, Mr. Gunning served as Chairman, President and Chief Executive Officer of Capital American Financial Corp. Mr. Gunning is also a lawyer and practiced law for many years as a corporate partner with Jones Day.

Directorships: Mr. Gunning is a member of the Board of Directors of MFS Funds (since 2004), and is the Chair of the Board of the Funds. Mr. Gunning served on the Boards of Directors of Cliffs Natural Resources, Inc. (2001 to 2007), Portman Mining Ltd. (2005 to 2008), Southwest Gas Corporation (2000 to 2004) and Development Alternatives, Inc. (pre-1993 to May 2013).

Director Qualifications: Mr. Gunning brings to the Board (and its Compensation and Executive Development and Nominating and Corporate Governance Committees) chief executive officer and senior management experience (with public companies), public company board experience and corporate legal skills. Additionally, Mr. Gunning’s relatively long tenure as a Director provides the Board with a valuable perspective on Lincoln’s challenges within its industry.

G. Russell Lincoln, Age 68

Term Expires/Service: 2017 – Director since 1989.

Recent Business Experience: Mr. Lincoln is President of N.A.S.T. Inc. (a personal investment firm), a position he has held since 1996. Prior to joining N.A.S.T. Inc., Mr. Lincoln served as the Chairman and Chief Executive Officer of Algan, Inc.

Director Qualifications: As an entrepreneurial businessman with experience, including 25 years running a $50 million business, Mr. Lincoln understands business risk and the importance of hands-on management. Mr. Lincoln is the grandson of J. F. Lincoln, who pioneered the use of incentive management, and he appreciates our corporate culture. His leadership role and his investment experience serve Lincoln Electric well as a member of the Audit and Finance Committees of the Board.

CONTINUING DIRECTORS (CONTINUED)

Christopher L. Mapes, Age 53

Term Expires/Service: 2017 – Director since 2010.

Recent Business Experience: Mr. Mapes is Chairman, President and Chief Executive Officer of Lincoln. Mr. Mapes has served as President and Chief Executive since December 31, 2012. On December 21, 2013, Mr. Mapes was appointed as Chairman of the Board in addition to his other responsibilities. From September 2011 to December 31, 2012, Mr. Mapes served as the Chief Operating Officer of Lincoln. From 2004 to August 2011, Mr. Mapes served as an Executive Vice President of A.O. Smith Corporation (a global manufacturer with a water heating and water treatment technologies business, which has residential, commercial, industrial and consumer applications) and the President of its former Electrical Products unit. Prior to joining A.O. Smith, he was the President, Motor Sales and Marketing of Regal Beloit Corporation (a manufacturer of electrical and mechanical motion control products) from 2003 to 2004.

Directorships: Mr. Mapes is a member of the Board of Directors of The Timken Company (since February 14, 2014).

Director Qualifications: As an experienced executive officer of Lincoln as well as other large, global public companies engaged in manufacturing operations, Mr. Mapes understands the manufacturing industry and the challenges of global growth. He is also familiar with the welding industry generally, given his service to Lincoln as Chief Executive Officer and Chief Operating Officer and that one of his former employers (Superior Essex) has been a supplier to Lincoln. In addition to his business management experience, Mr. Mapes has a law degree.

Hellene S. Runtagh, Age 66

Term Expires/Service: 2017 – Director since 2001.

Recent Business Experience: Ms. Runtagh is the former President and Chief Executive Officer of the Berwind Group (a diversified pharmaceutical services, industrial manufacturing and real estate company), a position she held in 2001. From 1997 through 2001, Ms. Runtagh was Executive Vice President of Universal Studios (a media and entertainment company). Prior to joining Universal Studios, Ms. Runtagh spent 27 years at General Electric Company (a diversified industrial company) in a variety of leadership positions.

Directorships: Ms. Runtagh has served on the Board of Directors of Harman International Industries, Inc. since 2008 and NeuStar, Inc. since 2006. In addition, Ms. Runtagh was a member of the Board of Directors of IKON Office Solutions Inc. from 2007 to 2008, Avaya Inc. from 2003 to 2007 and Covad Communications Group from 1999 to 2006.

Director Qualifications: Ms. Runtagh has over 30 years of experience in management positions with global companies. Ms. Runtagh’s responsibilities in management have ranged from marketing and sales to finance, as well as engineering and manufacturing. Ms. Runtagh’s diverse management experience, including growing those businesses while maintaining high corporate governance standards, and her extensive experience as a director of public companies, make her well-positioned for her role as a Director, member of the Compensation and Executive Development Committee and member of the Nominating and Corporate Governance Committee.

RETIRING DIRECTORS

Harold L. Adams, Age 75

Term Expires/Service: 2015 – Director since 2002.

Recent Business Experience: Mr. Adams has been Chairman Emeritus of RTKL Associates Inc. (an architectural and engineering firm) since 2003, and is the former Chairman, President and Chief Executive Officer of RTKL, a position he held from 1967 to 2003.

Directorships: Mr. Adams has been a member of the Board of Directors of Commercial Metals Company since 2004 and previously served on the board of Legg Mason, Inc.

Director Qualifications: Mr. Adams served for 36 years as Chairman, President and Chief Executive Officer of an international architectural firm with 14 offices worldwide. Mr. Adams has also served as a leader on U.S. business advisory councils with Korea and China and the Services Policy Advisory Board to the U.S. Trade Negotiator, and is Chairman of the Governor’s International Advisory Council for the State of Maryland. In these roles, Mr. Adams worked in every major international market in a myriad of economic climates and cultures. He also supervised the Chief Financial Officer and accounting department, dealing with independent auditors on global financial issues. Mr. Adams has years of experience serving on public company Boards and is an accomplished businessman. Mr. Adams has strong familiarity with Lincoln’s history and operational performance having served as its Lead Director from 2004 to April 2013. He will serve until the expiration of his term as a member of the Nominating and Corporate Governance Committee and as a member of the Audit Committee.

Robert J. Knoll, Age 73

Term Expires/Service: 2015 – Director since 2003.

Recent Business Experience: Mr. Knoll is a former Partner of Deloitte & Touche LLP (an accounting firm), a position he held from 1978 to his retirement in 2000. From 1995 to 1999, Mr. Knoll served as National Director of the firm’s Accounting and Auditing Professional Practice with oversight responsibility for the firm’s accounting and auditing consultation process, SEC practice and risk management process.

Director Qualifications: Mr. Knoll brings a wealth of accounting and auditing experience, with 32 years as a certified public accountant and 22 years as a partner at Deloitte & Touche LLP. Mr. Knoll’s experience directing complex audit processes, and his understanding of the operations of international manufacturing companies similar to Lincoln, provides the Board with valuable expertise and, the Board has determined, qualifies Mr. Knoll as an “audit committee financial expert.” This experience also made Mr. Knoll a key member of the Audit Committee and the Finance Committee, on which committees he will serve until the expiration of his term.

EXECUTIVE BIOGRAPHIES

The biographies of our executive officers are hereby incorporated by reference from our Form 10-K for the fiscal year ended December 31, 2014, filed on February 20, 2015, at page 9.

DIRECTOR COMMITTEES AND MEETINGS

We have a separately designated standing Audit Committee established in accordance with SEC rules. We also have standing Compensation and Executive Development, Nominating and Corporate Governance and Finance Committees. Information on the current composition of each Committee, and the number of meetings held by each Committee during 2014, is set forth below.

Director	Audit	Compensation & Executive Development	Nominating & Corporate Governance	Finance
Harold L. Adams*	—		—
Curtis E. Espeland	Chair			—
David H. Gunning (Lead Director)		—	—
Stephen G. Hanks		—		Chair
Robert J. Knoll*	—			—
G. Russell Lincoln	—			—
Kathryn Jo Lincoln		—	Chair
William E. MacDonald, III		Chair		—
Christopher L. Mapes (Chairman)
Phillip J. Mason	—			—
Helene S. Runtagh		—	—
George H. Walls, Jr.	—		—

Number of Meetings – 2014	7	6	5	5

*	Messrs. Adams and Knoll are retiring effective with completion of the 2015 Annual Meeting.

Audit Committee

Each of the Directors serving as members of our Audit Committee meets the independence standards set forth in the NASDAQ listing standards and have likewise been determined by the Board to have the financial competency required by the listing standards. In addition, because of the professional training and past employment experience of Messrs. Espeland and Knoll, the Board has determined that they are financially sophisticated Audit Committee Members under the NASDAQ listing standards and qualify as “audit committee financial experts” in accordance with SEC rules. Shareholders should understand that the designation of Messrs. Espeland and Knoll as “audit committee financial experts” is an SEC disclosure requirement and that it does not impose upon them any duties, obligations or liabilities that are greater than those generally imposed on them as members of the Audit Committee and the Board.

Principal Responsibilities:

•	appoints and determines whether to retain or terminate the independent auditors
•	approves all audit engagement fees, terms and services

•	approves any non-audit engagements

•	reviews and discusses the independent auditors’ quality control

•	reviews and discusses the independence of the auditors, the audit plan, the conduct of the audit and the results of the audit

•	reviews and discusses with management Lincoln’s financial statements and disclosures, its interim financial reports and its earnings press releases

•	reviews with Lincoln’s General Counsel legal matters that might have a significant impact on our financial statements

•	oversees compliance with our Code of Corporate Conduct and Ethics, including annual reports from compliance officers

•	reviews with management the appointment, replacement, reassignment or dismissal of the Senior Vice President, Internal Audit, the internal audit charter, internal audit plans and reports

•	reviews with management the adequacy of internal control over financial reporting

A copy of this Committee’s Charter (i) may be found on our website at www.lincolnelectric.com and (ii) will be made available upon request to our Corporate Secretary.

Compensation and Executive

Development Committee

Each of the Directors serving as members of our Compensation and Executive Development Committee meets the independence standards set forth in the Nasdaq listing standards and each of whom is deemed to be (1) an outside Director within the meaning of Section 162(m) of the U.S. Internal Revenue Code, and (2) a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934.

As part of the independence evaluation under the NASDAQ listing standard, the Board of Directors must consider all factors relevant to whether the Director has a relationship to the Company which is material to his or her ability to be independent, including the Directors source of compensation and whether the Director is affiliated with the Company. None of the Company’s Directors serving on the Compensation and Executive Development Committee were determined to have any source of income which is material to his or her ability to be unable to be independent.

Principal Responsibilities:

•	reviews and establishes total compensation of our Chief Executive Officer and other executive officers

•	annually assesses the performance of our Chief Executive Officer and other executive officers

•	monitors our key management resources, structure, succession planning, development and selection processes and the performance of key executives
•	reviews and recommends to the Board, in conjunction with the Nominating and Corporate Governance Committee, the appointment and removal of our elected officers

•	has oversight for our employee stock and incentive plans and reviews and makes recommendations to the Board concerning all employee benefit plans

•	reviews and recommends to the Board new or amended executive compensation plans

The Committee does not generally delegate any of its authority to other persons, although it has the power to delegate authority. Two exceptions to the foregoing are that the authority to delegate is not permitted with respect to awards under our 2006 EPI Plan to any executive officers or any person subject to Code Section 162(m) and the authority to delegate is limited by Section 162(m) under our 2007 MICP, a plan that relates to awards subject to Code Section 162(m). Should the shareholders approve Proposal 4 relating to the 2015 Employee Plan, the Committee’s delegation of authority of awards under that Plan would be limited in a similar manner as under the 2006 EPI Plan. See the Compensation Discussion and Analysis (CD&A) section below for more information on the Committee’s role with respect to executive compensation.

A copy of this Committee’s Charter (i) may be found on our website at www.lincolnelectric.com and (ii) will be made available upon request to our Corporate Secretary.

Nominating and Corporate

Governance Committee

Each of the Directors serving as members of our Nominating and Corporate Governance Committee meet the independence standards set forth in the Nasdaq listing standards.

Principal Responsibilities:

•	reviews external developments in corporate governance matters, and develops and recommends to the Board corporate governance principles for Lincoln

•	identifies and evaluates Board member candidates

•	reviews Director compensation, benefits and expense reimbursement programs

•	reviews periodically the quality, sufficiency and currency of information furnished to the Board by Lincoln management

•	reviews and recommends, in conjunction with the Compensation and Executive Development Committee, the appointment and removal of our elected officers

In evaluating Director candidates, including persons nominated by shareholders, the Committee expects that any candidate for election as a Director of Lincoln must have these minimum qualifications:

•	demonstrated character, integrity and judgment

•	high-level managerial experience or experience dealing with complex problems

•	ability to work effectively with others

•	sufficient time to devote to the affairs of Lincoln and these specific qualifications

•	specialized experience and background that will add to the depth and breadth of the Board

•	independence as defined by the Nasdaq listing standards

•	financial literacy

In evaluating candidates to recommend to the Board of Directors, including continuing director candidates, in addition to the minimum qualifications discussed above and as stated in our Guidelines on Significant Corporate Governance Issues, the Committee considers whether the candidate enhances the diversity of the Board. Such diversity includes professional background and capabilities, knowledge of specific industries and geographic experience, as well as the more traditional diversity concepts of race, gender and national origin.

Lincoln is also committed to having director candidates that can provide perspective on the industry challenges that Lincoln faces and Lincoln’s long-term commitment to a pay for performance culture.

The Committee’s process for identifying and evaluating nominees for Director includes annually preparing and discussing prospective Director specifications, which serve as the baseline to evaluate candidates. From time to time, we have retained an outside firm to help identify candidates, but no such firm was retained during 2014.

Shareholders may nominate one or more persons for election as Director of Lincoln. The process for doing so is set forth above under the caption “May I submit a nomination for Director?”

See the narrative following the Director compensation table below for specific information on the Committee’s involvement in determining Director compensation.

A copy of this Committee’s Charter (i) may be found on our website at www.lincolnelectric.com and (ii) will be made available upon request to our Corporate Secretary.

Finance Committee

Principal Responsibilities:

Considers and makes recommendations, as necessary, on matters related to the financial affairs and policies of Lincoln, including:

•	financial performance, including comparing our financial performance to budgets and goals

•	capital structure issues, including dividend and share repurchasing policies

•	financial operations

•	capital expenditures

•	strategic planning and financial policy matters, including merger and acquisition activity

•	pension plan funding and plan investment management performance

A copy of this Committee’s Charter (i) may be found on our website at www.lincolnelectric.com and (ii) will be made available upon request to our Corporate Secretary.

Board Meetings

Our Board held five meetings in 2014. During 2014, each of our Directors serving in 2014 attended at least 75% of the total number of full Board meetings as well as meetings of committees on which he or she served.

CORPORATE GOVERNANCE

Director Independence

Each of the non-employee Director nominees and continuing Directors meets the independence standards set forth in the Nasdaq listing standards, which are reflected in our Director Independence Standards (discussed below). The Nasdaq independence standards include a series of objective tests, such as that the Director is not an employee of Lincoln and has not engaged in various types of business dealings with Lincoln, to determine whether there are any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of the Director. To be considered independent, the Board must affirmatively determine that the director has no material relationship with Lincoln. The Board has adopted Director Independence Standards, which outline the independence standards set forth in the Nasdaq listing standards and outline specific relationships that are deemed to be categorically immaterial for purposes of director independence. The Director Independence Standards are available on our website at www.lincolnelectric.com.

During 2014, the independent Directors met in Executive Session in conjunction with each of the meetings of the Board. The Lead Director was the presiding Director of these sessions.

Lead Director

The Lead Director is appointed each year by the independent Directors at the organizational meeting of the Board following the Annual Meeting. The Lead Director serves as a liaison between the Chairman of the Board and the independent Directors, presides as Chairman of the Board for all meetings at which the Chairman is not present and presides over Executive Sessions attended only by independent Directors. The Lead Director consults with the Chairman on the format and adequacy of information the Directors receive and the effectiveness of the Board meeting process and has independent authority to review and approve Board meeting agendas and schedules, as well as the authority to request from our officers any company information deemed desirable by the independent Directors. The Lead Director may call meetings of the independent Directors should he see fit. The Lead Director may also speak on behalf of Lincoln, from time to time, as the Board may decide.

In April 2014, David H. Gunning was re-appointed as the Lead Director for 2014-2015. Mr. Gunning was first appointed as Lead Director in April 2013.

Board Leadership

Since December 21, 2013, Mr. Mapes, the President and Chief Executive Officer, has served as Chairman in addition to his other responsibilities. Our Chairman, President and Chief Executive Officer is responsible for planning, formulating and coordinating the development and execution of our corporate strategy, policies, goals and objectives. He is accountable for Lincoln’s performance and reports directly to our Board. Our Chairman also:

•	works closely with our management to develop the company’s strategic plan;

•	works with our management on transactional matters by networking with strategic relationships;

•	ensures that our Board fulfills its oversight and governance responsibilities;

•	ensures that our Board sets and implements our goals and strategies;

•	establishes procedures to govern our Board’s work;

•	ensures that the financial and other decisions of our Board are fully, promptly and properly carried out;

•	ensures that all members of our Board have opportunities to acquire sufficient knowledge and understanding of our business to enable them to make informed judgments;

•	presides over meetings of our shareholders; and

•	provides leadership to our Board and sets the agenda for, and presides over, Board meetings.

Our Board believes having one individual serve as Chairman and Chief Executive Officer is beneficial to us, as well as consistent with good corporate practices when coupled with a Lead Director. Mr. Mapes’ dual role enhances his ability to provide direction and insight on strategic initiatives impacting us and our shareholders. The Board also believes the dual role is consistent with good corporate governance practices, noting statements made by some governance commentators (such as the NACD and Conference Board) who have found no reason for a split when a counterbalance, such as a Lead Director, is present.

As noted above, our Board officially designates a Lead Director. Our Lead Director performs several important functions, including the coordination of the activities of the independent directors, providing input on agendas for Board and committee meetings and facilitating communications between the Chairman and the other members of our Board. The Lead Director works with the Chairman, President and Chief Executive Officer and the other Board members to provide strong, independent oversight of our management and affairs.

Risk Oversight and Assessment

In the ordinary course of business, we face various strategic, operating, compliance and financial risks. Our risk management processes seek to identify and address significant risks. Our Board oversees this enterprise-wide approach, and the Lead Director promotes our Board’s engagement in enterprise risk management. Additionally, the Audit Committee reviews major financial risk exposure and the steps management has taken to monitor and control risk. Board oversight includes both leadership initiatives and structured follow up and review. Our Board has integrated its enterprise risk management process with its strategic planning process, refining the distinction between strategic risks and operational risks. Our Board reviews both regularly.

Compensation-Related Risks

We regularly assess risks related to our compensation and benefit programs, including our executive programs, and our Compensation and Executive Development Committee is actively involved in those assessments. In addition, Towers Watson & Co., compensation consultants engaged by management, has provided a risk assessment of our executive programs in the past. As a result of all these efforts, we do not believe the risks arising from our executive compensation policies and practices are reasonably likely to have a material adverse effect on Lincoln.

Although we have a long history of pay-for-performance and incentive-based compensation, the programs contain many mitigating factors to ensure that our employees are not encouraged to take unnecessary risks. These factors include:

•	A mixture of programs that provide focus on both short- and long-term goals and that provide a mixture of cash and equity compensation;

•

Incentives focused primarily on the use of reportable and broad-based financial metrics (such as net income growth and ROIC), including a mixture of consolidated and business-specific goals, with no one factor receiving an excessive weighting;

•

Caps on the maximum payout for cash incentives (changed to 180% for the annual bonus and 200% for the cash long-term incentive program) as further explained below in the Compensation Discussion and Analysis section;

•	Stock ownership requirements for executives that encourage a longer-term view of performance;

•

Well-defined roles for oversight, review and approval of executive compensation, including the Compensation and Executive Development and Finance Committees of the Board and a broad-based group of functions within the organization (including Human Resources, Finance, Audit and Legal); and

•	A clawback policy that applies to all incentive compensation for officers from 2011 forward.

Guidelines on Significant Corporate Governance Issues

Our Board has adopted Guidelines on Significant Corporate Governance Issues, which we refer to as our “Governance Guidelines,” to assure good business practices, transparency in financial reporting and the highest level of professional and personal conduct. These guidelines address current developments in the area of corporate governance, including developments in federal securities law, developments related to the Sarbanes-Oxley Act of 2002 and changes in the Nasdaq listing standards. The Governance Guidelines also provide for the annual appointment of our Lead Director and contain our majority voting policy with respect to uncontested elections of Directors as discussed below. In addition, the Governance Guidelines specify through an express confidentiality provision that, unless otherwise authorized by the Board,

Directors are not to discuss confidential corporate business with third parties, and instead are to refer all inquiries concerning confidential corporate business to the Chief Executive Officer or the Chief Financial Officer.

Majority Voting Policy

Our Governance Guidelines include a majority voting policy that applies in uncontested elections of Directors. The Board has the exclusive power and authority to administer the policy, as well as to repeal the policy, in whole or in part, or to adopt a new policy as it deems appropriate.

Under the policy, in uncontested elections of Directors, any Director who fails to receive a majority of the votes cast in his or her favor would be required to submit his or her resignation to the Board promptly after the certification of the election results. The Nominating and Corporate Governance Committee would then consider each resignation and recommend to the Board whether to accept or reject it. If a Director’s tendered resignation is rejected by the Board, the Director will continue to serve for the remainder of his or her term and until a successor is duly elected. If a Director’s tendered resignation is accepted by the Board, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board.

You can access our Governance Guidelines on our website at www.lincolnelectric.com.

Code of Corporate Conduct and Ethics

The Board also has adopted a Code of Corporate Conduct and Ethics to govern our Directors, officers and employees, including the principal executive officers and senior financial officers. We have satisfied, and in the future intend to satisfy, the disclosure requirements of Item 5.05 of Form 8-K regarding an amendment to, or a waiver from, any provision of our Code of Corporate Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and relates to any element of the code of ethics definition as set forth in Item 406(b) of Regulation S-K of the Securities Exchange Act of 1934, by posting such information on our website. You can access the Code of Corporate Conduct and Ethics, and any such amendments or waivers thereto (to date, there have been no such amendments or waivers), on our website at www.lincolnelectric.com.

DIRECTOR COMPENSATION

The following table details the cash retainers and fees, as well as stock-based compensation in the form of shares of restricted stock, received by our non-employee Directors during 2014.

Director	Fees Earned or Paid in Cash	Stock Awards[1]	All Other Compensation	Total
Harold L. Adams	$82,363	$89,996	$ —	$172,359
Curtis E. Espeland	88,563[2]	89,996	—	178,559
David H. Gunning	95,000	89,996	—	184,996
Stephen G. Hanks	87,500	89,996	—	177,496
Robert J. Knoll	83,938	89,996	—	173,934
G. Russell Lincoln	80,000	89,996	—	169,996
Kathryn Jo Lincoln	85,138	89,996	—	175,134
William E. MacDonald, III	86,850	89,996	—	176,496
Phillip J. Mason	80,000	89,996	—	169,996
Hellene S. Runtagh	83,150	89,996	—	173,146
George H. Walls, Jr.	80,000[3]	89,996	—	169,996

[1]

On December 15, 2014, 1,357 shares of restricted stock were granted to each non-employee Director under our 2006 Stock Plan for Non-Employee Directors. The Stock Awards column represents the grant date fair value under Accounting Standards Codification (ASC) Topic No. 718 based on a closing price of $66.32 per share on December 15, 2014. See the discussion below entitled “2006 Stock Plan for Non-Employee Directors” for additional information regarding the plan. Assumptions used in the calculation of these amounts are included in footnote (9) to our audited financial statements for the fiscal year ended December 31, 2014 included in our Annual Report on Form 10-K filed with the SEC on February 20, 2015.

As of December 31, 2014, the aggregate number of shares of restricted stock held by each non-employee Director was 4,497 shares, except for Mr. Espeland, who joined our Board during 2012, and Mr. Mason, who joined our Board during 2013. Messrs. Espeland and Mason hold 5,816 and 3,201 shares of restricted stock, respectively.

As of December 31, 2014, all of the outstanding stock options were exercisable. General Walls and Mr. Lincoln each continue to hold 7,000 stock options that are immediately exercisable. No additional stock options have been granted to the non-employee Directors since 2006. Accordingly, Messrs. Espeland, MacDonald and Mason never received any stock option awards as they were elected to the Board after 2006. During 2014, Mr. Gunning, Mr. Lincoln and General Walls exercised certain outstanding stock options. Mr. Gunning, Mr. Lincoln and General Walls exercised 11,000, 4,000, and 4,000 stock options during 2014, respectively.

[2]	All of Mr. Espeland’s board fees were deferred under our Non-Employee Director’s Deferred Compensation Plan, which is detailed in the narrative below.

[3]	All of General Walls’ board fees were deferred under our Non-Employee Directors’ Deferred Compensation Plan, which is detailed in the narrative below.

General

Based upon the recommendations of the Nominating and Corporate Governance Committee, the Board determines our non-employee Director compensation. The Committee periodically reviews the status of Board compensation in relation to other comparable companies, trends in Board compensation and other factors it deems appropriate. The objectives of our non-employee Director compensation programs are to attract highly qualified and diverse individuals to serve on our Board and to align their interests with those of our shareholders.

An employee of Lincoln who also serves as a Director does not receive any additional compensation for serving as a Director, or as a member or chair of a Board committee. Mr. Mapes is an employee Director and, accordingly, he did not receive compensation for his service as a Director in 2014.

The Committee also administers our Director equity incentive plans, including approval of grants of equity-based awards (currently, restricted stock), and makes recommendations to the Board with respect to equity-based plans for Directors. The Committee does not generally delegate any of its authority to other persons, although it has the power to do so.

Director Compensation Package for 2014

All non-employee Directors receive cash retainers and an annual stock-based award for serving on our Board. Stock-based compensation is provided under our 2006 Director Stock Plan. Should Proposal 5 to approve the 2015 Stock Plan for Non-Employee Directors be approved at the Annual Meeting, stock-based compensation will be provided to our non-employee directors under the new plan and no further awards will be made under the 2006 Director Stock Plan. The details of our non-employee Director compensation program, which are unchanged from last year, are provided below.

[1]

We do not have separate meeting fees, except that if there are more than 8 full Board or Committee meetings in any given year, Directors will receive $1,500 for each full Board meeting in excess of 8 meetings and Committee members will receive $1,000 for each Committee meeting in excess of 8 meetings.

[2]

The restricted stock agreements contain pro-rata vesting of the award upon retirement. Accordingly, if a Director retires before the restricted stock award vests in full (3 years from the date of the grant), the Director will receive unrestricted shares equal to a portion of the original award calculated based on the Director’s length of service during the 3-year term.

[3]

The initial award will be pro-rated based on the Director’s length of service during the twelve-month period preceding the next regularly scheduled annual equity grant (which normally occurs in the fourth quarter of each year).

Other Arrangements

We reimburse Directors for reasonable out-of-pocket expenses incurred in connection with attendance at Board meetings, or when traveling in connection with the performance of their services for Lincoln. With respect to the use of private aircraft, we will reimburse the Director for the cost of a first-class ticket (which amount is increased proportionately should other Directors or executives travel on the same flight).

Continuing Education

Directors are reimbursed ($5,000 is used as a guideline) for continuing education expenses (inclusive of travel expenses) for programs each Director may elect.

Stock Ownership Guidelines

In keeping with the philosophy that Directors’ interests should be aligned with creating and sustaining shareholder value and as part of its continued focus on best practices with respect to corporate governance, all of our non-employee Directors must adhere to certain stock ownership guidelines. All non-employee Directors are required to accumulate over time a certain number of our common shares equal in value to at least four times the Board’s current annual cash retainer of $80,000 (or $320,000). Non-employee Directors have five years to satisfy the stock ownership guidelines, which can be satisfied by holding either (1) shares aggregating the specified dollar amount or (2) 8,179 shares, as set forth below in the table.

Retainer Multiple	Number of Shares
4 x annual retainer ($320,000)	8,179*
* Represents shares equal to $320,000 based on the closing price of $39.12 per share on December 30, 2011.

During 2014, the Committee reviewed the stock ownership guidelines and determined that no change was necessary. The Committee reviews the guidelines generally every two and a half years to ensure that the components and values are appropriate. The next review is anticipated for 2017.

Restricted stock awards count towards the stock ownership guidelines; common shares underlying stock options and shares held in another person’s name (including a relative) do not. As of December 31, 2014, all of our non-employee Directors had satisfied the above stock ownership guidelines.

2006 Stock Plan for Non-Employee Directors

The 2006 Stock Plan for Non-Employee Directors is the vehicle for the annual and initial grants of stock-based awards as discussed above. During 2014, non-employee Directors received an annual award of shares of restricted stock valued at approximately $90,000. In addition, upon initial election to the Board, non-employee Directors receive an award of restricted stock valued at approximately $90,000, which is pro-rated based on the length of service during the twelve-month period preceding the next regularly scheduled annual equity grant (which normally occurs in the fourth quarter each year).

Recipients of shares of restricted stock have all of the rights of a shareholder with respect to the restricted stock, including the right to vote the shares. Under the terms of the awards, shares of restricted stock vest in full three years after the date of grant with accelerated vesting upon a change in control of Lincoln or upon the death or disability of the Director, as well as accelerated vesting of a pro-rata portion of the award upon retirement based on the Director’s length of service during the 3-year term. During the period in which the shares remain forfeitable, dividends are paid to the Directors in cash.

No stock options have been granted under the plan since 2006 as the Committee has opted to award restricted stock instead of stock options. With respect to prior awards of stock options, an option becomes exercisable after the optionee has continuously served as a Director for one year from the date of grant, with accelerated vesting upon a change in control of Lincoln or upon the death, disability or retirement of the Director. Once the Director has vested in his or her options, the option may be exercised in whole or in part with respect to 100% of the underlying common shares. Options granted under the plan have a 10-year term.

Non-Employee Directors’ Deferred Compensation Plan

Adopted in 1995, this plan allows the non-employee Directors to defer payment of all or a portion of their annual cash compensation. This plan allows each participating non-employee Director to:

•	elect to defer a specified dollar amount or a percentage of his or her cash compensation;

•	have the deferred amount credited to the Director’s account and deemed invested in one or more of the options available under the plan; and

•

elect to begin payment of the deferred amounts as of the earlier of termination of services as a Director, death or a date not less than one full calendar year after the year the fees are initially deferred.

The investment elections available under the plan are the same as those available to executives under our Top Hat Plan, which is discussed below in the narrative of the Nonqualified Deferred Compensation Table following the Compensation Discussion and Analysis section. Two Directors, General Walls and Mr. Espeland, elected to defer Board fees under the plan during 2014 as detailed above in the Director Compensation Table.

Directors’ Charitable Award Program

This program, in which Lincoln donates to charitable organizations recommended by the vested Directors upon their death, was terminated in 2003, other than for Directors already vested. During 2014, the program was terminated for vested Directors and payments were made to the charitable organizations during 2014 as opposed to upon the death of the vested Directors. The current non-employee Directors who were vested in the program were David H. Gunning, G. Russell Lincoln, and Kathryn Jo Lincoln. The payments were funded through insurance policies on the lives of the vested Directors. No premiums were paid during 2014 as the policies were fully funded as of the end of 2005.

RELATED PARTY TRANSACTIONS

Any related party transactions concerning Lincoln and any of its directors or officers (or any of their immediate family members, defined as children, stepchildren, parents, stepparents, spouses, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law and any other persons sharing a household (other than a tenant or employee)), including those that are reportable under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, are to be disclosed to and approved by the Chief Compliance Officer and the Audit Committee of the Board. We define “related party transactions” generally as transactions in which the self-interest of the employee, officer or Director may be at odds or conflict with the interests of Lincoln, such as doing business with entities that are or may be controlled or significantly influenced by such persons or their immediate family members. It is our policy to avoid related party transactions; related party transactions involving our officers are generally prohibited. Our related party transaction policies can be found in our Code of Corporate Conduct and Ethics, as well as the Audit Committee Charter, both of which are available on our website.

In February 2015, the Audit Committee considered and approved a related party transaction involving P&R Specialty, Inc., a supplier to Lincoln. Greg D. Blankenship, the brother of George D. Blankenship, is the sole stockholder and President of P&R Specialty, Inc. During 2014, we purchased approximately $2.7 million worth of products from P&R Specialty in ordinary course of business transactions. George D. Blankenship has no ownership interest in or any involvement with P&R Specialty. We believe that the transactions with P&R Specialty were, and are, on terms no less favorable to us than those that could have been obtained from unaffiliated parties.

AUDIT

AUDIT COMMITTEE REPORT

The Audit Committee consists solely of independent Directors within the meaning of the Nasdaq listing standards. The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited financial statements in the Annual Report, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Committee discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Committee under PCAOB Auditing Standard No. 16, Communications with Audit Committees. In addition, the Committee has received and discussed with the independent auditors written disclosures regarding their independence as required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence.

The Committee discussed with our internal and independent auditors the overall scope and plan for their respective audits. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC. The Committee and the Board have also recommended the selection of our independent auditors for the year ending December 31, 2015 and the ratification thereof by the shareholders.

By the Audit Committee:

Curtis E. Espeland, Chair

Harold L. Adams

Robert J. Knoll

G. Russell Lincoln

Phillip J. Mason

George H. Walls, Jr.

PROPOSAL 2

RATIFICATION OF INDEPENDENT AUDITORS

A proposal will be presented at the Annual Meeting to ratify the appointment of the firm of Ernst & Young LLP as our independent auditors to examine our books of account and other records and our internal control over financial reporting for the fiscal year ending December 31, 2015.

Fees for professional services provided by Ernst & Young LLP as our independent auditors in each of the last two fiscal years, in each of the following categories are:

	2013	2014
Audit Fees	$3,059,000	$3,353,000
Audit-Related Fees	282,000	283,000
Tax Fees	131,000	151,000
All Other Fees	119,000	0
Total Fees	$3,591,000	$3,787,000

Audit Fees include fees associated with the annual integrated audit of the financial statements and internal control over financial reporting in 2014 and 2013, the reviews of our quarterly reports on Form 10-Q, statutory audits required for our international subsidiaries and services provided in connection with regulatory filings with the Securities and Exchange Commission. Audit-Related Fees for 2014 and 2013 primarily relate to audit services associated with acquisitions and audits of employee benefit plans. Tax Fees include tax compliance and tax advisory services. All Other Fees include the fees billed for products and services provided other than the services reported under Audit Fees, Audit-Related Fees and Tax Fees; these include fees related to assistance with a conflict minerals review.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services performed by our independent auditors, including the scope of and fees for such services. Requests for audit services, as defined in the policy, must be approved prior to the performance of such services. Generally, requests for audit-related services, tax services and permitted non-audit services, each as defined in the policy, must be presented for approval prior to the performance of such services, to the extent known at that time. The Committee has resolved that four specific categories of services, namely audit services, tax advisory services, international tax compliance services and audit-related services related to acquisitions and new accounting pronouncements, are permissible without itemized pre-approval in an amount not to exceed $50,000 for each of the foregoing services (other than international tax compliance, international tax advisory and tax transaction advisory services for which the amount is $100,000). Itemized detail of all such services performed is subsequently provided to the Committee. In addition, our independent auditors are prohibited from providing certain services described in the policy as prohibited services. All of the fees included in Audit-Related Fees, Tax Fees and All Other Fees shown above were pre-approved by the Audit Committee (or included in the $50,000 limit or $100,000 limit, as applicable, for certain services as detailed above).

Generally, requests for independent auditor services are submitted to the Audit Committee by our Executive Vice President, Chief Financial Officer and Treasurer (or other member of our senior financial management) and our independent auditors for consideration at the Audit Committee’s regularly scheduled meetings. Requests for additional services

PROPOSAL 2 (CONTINUED)

in the categories mentioned above may be approved at subsequent Audit Committee meetings to the extent that none of such services is performed prior to its approval (unless such services are included in the categories of services that fall within the dollar limits detailed above). The Chairman of the Audit Committee is also delegated the authority to approve independent auditor services requests under certain dollar thresholds provided that the pre-approval is reported at the next meeting of the Audit Committee. All requests for independent auditor services must include a description of the services to be provided and the fees for such services.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate shareholder questions. Although ratification of the appointment of the independent auditors is not required by law, the Audit Committee and the Board of Directors believe that shareholders should be given the opportunity to express their views on the subject. While not binding on the Audit Committee or the Board of Directors, the failure of the shareholders to ratify the appointment of Ernst & Young LLP as our independent auditors would be considered by the Board of Directors in determining whether or not to continue the engagement of Ernst & Young LLP. Ultimately, the Audit Committee retains full discretion and will make all determinations with respect to the appointment of independent auditors, whether or not our shareholders ratify the appointment.

Majority Vote Needed

Ratification requires the affirmative vote of the majority of the shares of Lincoln common stock present or represented and entitled to vote on the matter at the Annual Meeting. Unless otherwise directed, shares represented by proxy will be voted FOR ratification of the appointment of Ernst & Young LLP.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following describes and analyzes our executive compensation programs and, specifically, how they apply to our “named executive officers.”

2014 Named Executive Officers

Name	Title
Christopher L. Mapes	Chairman, President and Chief Executive Officer
Vincent K. Petrella	Executive Vice President, Chief Financial Officer and Treasurer
George D. Blankenship	Executive Vice President, President, Lincoln Electric North America
Frederick G. Stueber	Executive Vice President, General Counsel and Secretary
Steven B. Hedlund[1]	Senior Vice President, President, Global Automation

This discussion and analysis contains statements regarding future performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements for other contexts.

Executive Summary

Our approach to executive compensation is generally the same as our approach to employee-wide compensation, with a strong belief in pay-for-performance and a long-standing commitment to incentive-based compensation. For example, virtually all core domestic welding business employees participate in a bonus program designed to reward both company financial performance and individual contributions.

To maintain our performance-driven culture, we:
•	Expect our executives to deliver above-market financial results;
•	Provide systems that tie executive compensation to superior financial performance;
•	Take action when needed to address specific business challenges; and
•	Maintain good governance practices in the design and operation of our executive compensation programs, including consideration of the risks associated with those practices.

[1]	Mr. Hedlund was Senior Vice President, Strategy & Business Development during 2014. The above title reflects his title as of the date of this proxy statement.

Financial Performance

We have a long track record of delivering increased value to our shareholders and we have typically delivered above-market performance, across various financial metrics over many cycles.

A critical component in assessing our financial results for compensation purposes is our comparison of our financial results to a peer group of companies, to the S&P 400 MidCap Index (in which we participate), to a subset that includes manufacturing companies in the S&P 400 MidCap Index (to obtain a more targeted understanding of performance) and, for certain metrics, to the S&P Composite 500 Stock Index (to obtain a broader understanding of performance). Within these groups, we consider various types of widely reported financial metrics, each of which is related to our executive compensation programs in some way. These include earnings before interest and taxes (EBIT) growth as adjusted, net income growth, return on invested capital (ROIC), and 1-year, 3-year and 5-year total shareholder return (TSR). Some of these financial metrics directly impact our executive compensation programs, while others are the closest approximation to the metrics that we use in our programs.

The following tables illustrate Lincoln’s financial results for the most recent reporting periods and for the four prior reporting periods.1 They compare those results to our peer group, S&P 400 Midcap companies, S&P 400 Midcap manufacturing companies and, for TSR, S&P 500 companies. The percentile rankings show the position of Lincoln’s financial results compared to the particular group, with a 50th percentile ranking indicating median (or market) performance. Percentiles below 50 indicate below-market performance, while percentiles above 50 indicate above-market performance. Information is based on the most recently available public information (as accumulated by an independent third party), as of January 2015 when the analysis was performed.

[1]

Definitions for certain financial ratios and non-GAAP financial measures utilized by the independent third party in the following table and throughout this proxy statement when we make comparisons of Lincoln’s financial performance to Lincoln’s peer group or market indexes differ from those used by Lincoln. Adjusted EBIT approximates Lincoln’s operating income adjusted for special items as determined by an independent third party. ROIC is defined as the rolling 12-month net income divided by the sum of long-term debt and shareholders’ equity as determined by an independent third party. TSR is defined as the net stock price change for Lincoln stock (LECO) plus dividends paid over the prescribed period of time.

Lincoln Peer Comparison

Trailing 12 months (for Lincoln ending):	September 2010	September 2011	September 2012	September 2013	September 2014	Calendar 2014
Lincoln’s Adjusted EBIT Growth	34%	51%	37%	8%	13%	(1)%
Percentile Rank to the:
Peer Group	63rd	75th	81st	58th	61st	n/a2
S&P Midcap 400	76th	83rd	84th	57th	55th	n/a
S&P Midcap 400 Manufacturing	74th	77th	82nd	59th	54th	n/a

Trailing 12 months (for Lincoln ending):	September 2010	September 2011	September 2012	September 2013	September 2014	Calendar 2014
Lincoln’s Net Income Growth	159%	78%	26%	6%	0%	(13)%
Percentile Rank to the:
Peer Group	96th	65th	75th	49th	27th	n/a
S&P Midcap 400	92nd	86th	74th	52nd	38th	n/a
S&P Midcap 400 Manufacturing	93rd	83rd	75th	55th	49th	n/a

Most recently reported calendar year	2010	2011	2012	2013	TTM (for Lincoln ending Sept. 2014)	Calendar 2014
Lincoln’s ROIC	11%	18%	19%	19%	19%	20%
Percentile Rank to the:
Peer Group	55th	71st	79th	81st	90th	n/a
S&P Midcap 400	69th	88th	90th	92nd	93rd	n/a
S&P Midcap 400 Manufacturing	64th	87th	89th	91st	95th	n/a

Most recently reported calendar year	2010	2011	2012	2013	2014	Trailing 12-months
Lincoln’s 1-Year TSR	25%	22%	26%	49%	(2)%	2%
Percentile Rank to the:
Peer Group	9th	86th	55th	75th	27th	49th
S&P Midcap 400	51st	78th	69th	72nd	29th	37th
S&P Midcap 400 Manufacturing	40th	75th	62nd	69th	34th	42nd
S&P 500	51st	76th	70th	73rd	17th	22nd

Most recently reported calendar year	2008-2010	2009-2011	2010-2012	2011-2013	2012-2014	Trailing 36-months
Lincoln’s 3-Year TSR[1]	(1%)	18%	24%	32%	23%	18%
Percentile Rank to the:
Peer Group	22nd	43rd	76th	96th	65th	76th
S&P Midcap 400	40th	55th	77th	87th	63rd	59th
S&P Midcap 400 Manufacturing	39th	51st	70th	82nd	62nd	62nd
S&P 500	48th	57th	78th	89th	56th	49th

Most recently reported calendar year	2006-2010	2007-2011	2008-2012	2009-2013	2010-2014	Trailing 60-months
Lincoln’s 5-Year TSR[1]	12%	7%	9%	25%	23%	25%
Percentile Rank to the:
Peer Group	60th	50th	61st	48th	65th	84th
S&P Midcap 400	79th	66th	68th	72nd	77th	83rd
S&P Midcap 400 Manufacturing	66th	62nd	64th	63rd	71st	80th
S&P 500	78th	67th	70th	72nd	70th	80th

[1]	Compounded annual growth rate.
[2]	Not available.

Pay-for-Performance, Objectives and Process

In designing our executive compensation programs, a core philosophy is that our executives should be rewarded when they deliver financial results for the benefit of our shareholders. Therefore, we provide systems that tie executive compensation to superior financial performance. While we have typically delivered above-market financial performance (as described above), our executive compensation has generally been below the competitive market (as described below) – this means we have delivered financial results that are superior to the compensation we have paid to executives.

To assess pay-for-performance, we evaluate the relationship between “total direct realizable pay” for the named executive officers and our financial performance. This allows us to understand the degree of alignment between total compensation delivered for the prior three fiscal years and our financial performance, both relative to peers. Because we believe that trend information is an important component of our analysis, we have relied both on current and historical comparisons to assess pay-for-performance for 2014. This analysis is performed by management’s compensation consultant, Towers Watson & Co., with review and comment provided to the Compensation and Executive Development Committee (the “Committee”) by its independent consultant, Hay Group, Inc.

“Financial performance” is a composite of reported adjusted EBIT growth, net income growth, ROIC and TSR (the “composite”). To better understand a key financial metric, however, we also consider “financial performance” by exclusively looking at TSR. “Total direct realizable pay” is the sum of the following components (using comparable components from the peer group):

•	Base pay for the applicable three-year period;

•	Actual annual bonus paid during the three-year period;

•	The value of any in-the-money stock options granted over the relevant three-year period (for Lincoln, this is based on the closing price of Lincoln common stock as of the prior fiscal year-end);

•	The value of restricted stock units (“RSUs”) granted over the three-year period (for Lincoln, this is based on the closing price of Lincoln common stock as of the prior fiscal year-end); and

•

The value of long-term performance units/shares over the relevant three-year period (for Lincoln, this includes payments under our cash long-term incentive program (“Cash LTIP”) during the three-year cycle and pro-rata amounts, at target, for awards that are mid-cycle).

As the charts below demonstrate, our financial performance results were above peer group results between 2011 and 2013, the most recent period available, with our overall composite financial performance at the 84th percentile and our TSR at the 96th percentile. However, for the same period, total direct realizable compensation was below this benchmark at the 51st percentile for the named executive officers. While there has been closer alignment in the most recent earlier period (2010 to 2012), the same disparity of high financial performance and lower total directed realizable compensation also existed. Therefore, we have generally paid below our compensation targets for well above market financial performance. Information for the charts below is based on the most recently available data as of December 2014 when the analysis was performed.

Lincoln Electric Pay for Performance Composite Financial Comparison	Lincoln Electric Pay for Performance 3-Year TSR Comparison

We believe the above charts indicate some ongoing misalignment between our executive compensation programs and Lincoln’s financial performance. Accordingly, in an effort to lessen this gap and incent our executives to continue to deliver strong financial results, the Committee revised the EMIP (annual bonus) matrix for 2015, as discussed below.

2014 Executive Compensation Actions

During 2014, financial results across the broad array of metrics were similar to those delivered during 2013. This allowed us to maintain our core philosophies on executive compensation. Key 2014 actions approved by the Committee include:

•	2014 base pay increases for officers that were 5% on average.

•	Annual bonuses for officers that were, on average, 17% above target amounts as result of the strong financial and individual results relative to objectives delivered for 2014.

•	Cash LTIP payments made to the current officers for the 2012 to 2014 cycle that were
59% above target amounts (versus 71% above target amounts for the 2011-2013 cycle).

•	A modification to the annual bonus (EMIP) matrix for 2015 to improve the alignment of pay and performance, as discussed above.

•

Changing the time for determining base pay, annual bonus (EMIP) and long-term incentive awards (stock options, RSUs and Cash LTIP) to the first quarter of each calendar year (as opposed to the fourth quarter) to allow for consideration of final year-end results.

•	Determination of accelerated vesting of RSUs granted to officers at the end of 2011.

Good Governance Practices

In addition to our emphasis on above-market financial performance and pay-for-performance, we design our executive compensation programs to be current with best practices and good corporate governance. We also consider the risks associated with any particular program, design or compensation decision. We believe these assessments result in sustained, long-term shareholder value. Some of those governance practices are described in the Compensation-Related Risks section above. Other such practices include:

•	Annual reviews of market competitiveness and the relationship of compensation to financial performance;

•	Independent compensation consultants and legal advisors, retained directly by the Committee, to provide input and recommendations on our executive compensation programs;

•	No multi-year guarantees for compensation increases, including base pay, and no guaranteed bonuses;

•	The elimination of full vesting of equity awards upon retirement (vesting was changed to pro-rata) – this change also applied to Board equity awards;

•	No repricing or replacement of underwater stock options without prior shareholder approval;

•	No dividend or dividend equivalents paid while executive RSUs are unvested;

•	No equity awards and other long-term incentive compensation included in the pension calculation of our SERP;

•	No new participants added to our SERP since 2005;
•

No new grants of prior (or additional) years of service under our SERP (Mr. Stueber is the only current executive who has received a grant of prior service, which was awarded to him over nineteen years ago);

•

Change in control arrangements that do not provide for tax gross-ups, do not provide for additional retirement service in the SERP, are limited to three times base pay and bonus (for the Chairman, President and CEO, but only two or one times base pay and bonus for other executives) and mainly provide for payments only upon a double (not single) trigger;

•

No tax gross-up payments or tax reimbursements on compensation and benefits, other than tax equalization benefits that are available to all employees who are on international assignment and modest gross-up payments on employee relocation benefits (and which are a standard component of a U.S. company’s relocation benefits);

•

Modest perquisites, consisting of financial planning (for which imputed income is charged), an annual physical examination and reimbursement of club dues (for which, if not used exclusively for business purposes, imputed income is charged);

•	A broad clawback policy that applies to all recent incentive awards for officers;

•	Stock ownership requirements for our officers and Board of Directors, with a mid-cycle review to ensure they remain appropriate; and

•

The prohibition on hedging activities, such as cashless collars, forward sales, equity swaps and other similar arrangements. In addition, our insider trading policy prohibits the pledging of Lincoln stock on a going-forward basis.

Our Compensation Philosophy

Core Principles

Our executive compensation programs consist of four main components: (1) base pay, (2) annual bonus (EMIP), (3) long-term incentives and (4) benefits/perquisites, all of which are discussed in more detail below. Base pay is targeted at the 45th percentile of the competitive market (below market), while target total cash compensation (which includes an annual bonus that incorporates aggressive financial targets) is set at the 65th percentile of the market (above market). Long-term incentive compensation is set at the 50th percentile (at market), and is generally divided equally among three programs: (1) stock options (for U.S. and Canadian-payrolled employees), (2) RSUs, and (3) a Cash LTIP. Although not targeted to a specific competitive level, we believe our benefits, taken as a whole, are at the market median and our executive perquisites are below the market median.

We place the greatest emphasis on programs that reward financial and individual performance while striking a balance between different programs that reward both short-term and long-term financial performance. We believe that this structure is the most effective way to attract, motivate and retain exceptional employees. We use a variety of financial metrics in the operation of our programs (namely earnings before interest, taxes and bonus (EBITB), adjusted net income growth, average operating working capital to sales (AOWC/Sales), return on invested capital (ROIC) and share price appreciation) and we use a mixture of consolidated and business-specific financial goals, with no one factor receiving an excessive weighting.*

We use base pay and benefits to deliver a level of predictable compensation since our compensation programs are heavily weighted toward variable compensation. Therefore, fixed components, such as base pay, are generally set at or below the competitive market for each position, while incentive-based compensation, such as annual bonuses, are set at or above the competitive market and require above market financial performance. However, because annual bonuses (EMIP) reward short-term operating performance and are paid in cash, our long-term incentive compensation programs are weighted more heavily toward rewards for share price appreciation. In addition, individual performance plays a key role in determining the amount of compensation delivered to an individual in many of our programs, with our philosophy being that the best performers should receive the greatest rewards.

The following is a summary of our executive compensation and how each component fits within our core principles:

*	Please refer to Appendix A for definitions of certain financial metrics.

The Roles of the Committee, External Advisors and Management

The Committee, which consists solely of non-employee Directors, has primary responsibility for reviewing, establishing and monitoring all elements of our executive compensation programs. The Committee is advised by independent executive compensation consultants and independent legal counsel. Management provides recommendations and analysis to the Committee, and is supported in those efforts by its own executive compensation consultant.

The Committee

To set the levels of compensation for executive management, the Committee conducts an annual review of competitive market compensation, executive compensation trends, business needs, individual performance and our financial performance to peers. Based on these factors and, with input from its independent, executive compensation consultant, Hay Group, the Committee approves the design of our executive compensation programs.

The Committee regularly involves the full Board in its responsibilities. It establishes and then conducts a full Board review, in executive session, of the annual performance for the Chairman, President and CEO and his goals and objectives for the upcoming year. It relies on the full Board’s input when establishing annual compensation amounts for the Chairman, President and CEO. In addition, the Committee, with Board involvement, establishes procedures and conducts succession planning for the Chief Executive Officer and other executive management positions.

Chief Executive Officer and Management

Our management (particularly the Chief Executive Officer, the Chief Financial Officer and the Chief Human Resources Officer) provides recommendations to the Committee relative to the philosophies underlying our compensation programs, components of these programs and levels of compensation. Specifically, the Chief Executive Officer recommends the compensation for the other executive management positions and provides the Committee with assessments of their individual performance, both of which are subject to Committee review. Relative to compensation setting, the Committee reviews the Chief Executive Officer’s recommendations and discusses them with their independent, executive compensation consultant to ensure the compensation recommendations are in line with our program’s stated philosophies and are reasonable when compared to our competitive market. Relative to individual performance assessments, which are based on achievement of various financial and leadership objectives set by the Chief Executive Officer, the Committee reviews specific performance components and makes suggestions for modifications where warranted.

External Advisors

The Committee receives assistance and advice from its independent executive compensation consultants at Hay Group, which has been retained by the Committee since the end of 2009. Hay Group advises on matters including competitive compensation analysis, executive compensation trends and plan design, peer group company configuration, competitive financial performance and financial target setting. The Committee, however, is not bound by the input, advice or recommendations of its consultant. While some of the analysis and data collection may be prepared initially by management (or its consultant), all work is reviewed by Hay Group, who discusses their findings directly with the Committee.

Hay Group reports directly to the Chairperson of the Committee and meets with the Committee in executive session without the participation of management. Considering all relevant factors, as required by the compensation consultant independence standards set forth in applicable SEC rules and Nasdaq listing standards, we are not aware of any conflict of interest that has been raised by the work performed by Hay Group.

In addition, since 2010, the Committee has retained the services of independent legal counsel to provide input on various matters. We are not aware of any conflict of interest related to the work performed by independent legal counsel, considering all factors required by Nasdaq listing standards.

Towers Watson & Co. provides executive compensation and other services directly to management. For executive compensation, Towers Watson performs the data analysis on competitive compensation, competitive financial performance and financial target setting. That analysis is provided to the Committee’s consultant in advance to allow them to comment upon the findings and any recommendations being made by management.

Our Methodologies

Selection of Compensation Elements

As part of its annual review, the Committee evaluates whether changes in the philosophy or structure are warranted in light of emerging trends, business needs and/or financial performance. The Committee then uses competitive market data, performance assessments and management recommendations to set the pay components along the targets described above (for example, 45th percentile for base pay). Actual pay for the executive management will generally fall within a range of these targets (plus or minus 20%). Absent significant increases due to promotion, increases for break-through individual performance or significant changes in the competitive market data, pay increases are generally in line with national trends.

Market Comparison Data

We collect competitive market compensation data from multiple, nationally published surveys, from proxy data for a peer group of companies and from proxy data for companies in the S&P Midcap 400 Index. All competitive market compensation data is statistically determined (through regression analysis) to approximate our revenue size. Survey data is also aged to approximate more current data.

Peer Group

We use a peer group of companies that consists of 29 publicly traded industrial corporations that are headquartered in the U.S., as well as non-U.S. headquartered companies that are listed on a U.S. exchange (new in 2014), that serve a number of different market segments and that have significant foreign operations. These are companies for which Lincoln competes for talent and for shareholder investment.

In addition, we only select companies with solid historical financial results and we remove companies from the peer group when their financial performance has consistently fallen below an acceptable level. The Committee conducts an annual review of our peer group.

For 2014, our peer group was comprised of the following companies (which is the same as last year’s peer group):

AGCO Corp	Deere & Co	IDEX Corp.	Regal Beloit Corporation
Ametek Inc	Donaldson Co	Illinois Tool Works	Rockwell Automation
Carlisle Companies Inc.	Dover Corp	ITT Corp	Roper Industries
Caterpillar Inc	Dresser-Rand Group Inc.	Kennametal Inc	SPX Corp
CLARCOR Inc	Eaton Corp	Nordson Corporation	The Toro Company
Colfax Corporation	Emerson Electric	Paccar Inc
Crane Company	Flowserve Corporation	Pall Corp
Cummins Inc	Graco Inc	Parker-Hannifin Corp

Compensation Structure

Business Needs.    The Committee’s independent, compensation consultant assists in presenting information about emerging trends in executive compensation, along with Committee members’ own reading and study. These trends are considered in light of our compensation philosophies and various business needs. Business needs that are evaluated can include: talent attraction or retention strategies, growth expectations, strategic programs, cost-containment initiatives, management development needs and our company culture. No single factor guides whether changes will be made. Instead, the Committee uses a holistic approach, considering a variety of factors.

Individual Performance.    Individual performance is a significant factor in determining annual changes (up or down) to pay components. In addition, the annual bonus includes an individual performance component in determining the percentage of target to be paid (described below and as noted in the annual bonus (EMIP) matrix on page 43). Individual performance is measured against how well an executive achieves objectives established for him or her at the beginning of the year. For the past three years, individual performance ratings for the annual bonus have ranged from 100 to 130.

Pay-for-Performance Review.    In determining whether changes will be made to the existing philosophy or structure and before setting compensation levels for the upcoming year, the Committee conducts its annual assessment of Lincoln’s financial performance and pay-for-performance (both of which are described above). These reviews are used to evaluate whether executive pay levels are properly aligned with our financial performance.

In setting 2014 compensation (which was done in the fourth quarter of 2013), the Committee reviewed the composite financial performance for Lincoln (which included Adjusted EBIT growth, net income growth, ROIC and 3-year TSR) versus those same metrics for the peer group companies, and it compared the level of total direct realizable pay for our named executive officers versus similar individuals in the peer group companies. The period used for this analysis was 2010 to 2012, the most recent full fiscal years available. The Committee also reviewed reported Adjusted EBIT growth, net income growth, ROIC and 1-year and 3-year TSR for Lincoln, the peer group and companies in the S&P Midcap 400 Index. Given the unavailability of certain metrics that we use in our incentive programs, we have selected publicly available financial metrics that are a close approximation to the ones we use.

Overall, the Committee noted that in both longer historical periods and the most recently completed fiscal year, pay levels were generally at or lower than the financial performance delivered. Taken as a whole, the Committee used this information to conclude that no significant changes were needed to our overall executive compensation philosophies for 2014. However, as discussed above, the Committee did make a change to the 2015 EMIP (annual bonus) matrix as a result of the continuing misalignment found in the more current study covering the 2011 to 2013 period.

Timing of Compensation Determinations and Payouts

Base pay, annual bonus targets and long-term incentive awards are set at a regularly scheduled Committee meeting held in the first quarter of the year (this change was made during 2014). Payout amounts for the annual bonus and the cash long-term incentive plan are determined after year-end, at the first available Committee meeting of the following year (normally in February) or a subsequent special meeting (normally in March), once final financial results are available.

Elements of Executive Compensation

Each compensation component for our named executive officers is described below, with specific actions noted that were taken during 2014. For 2014 compensation amounts, please refer to the Summary Compensation Table and other accompanying tables below.

Base Pay

Base compensation is provided to our executives to compensate them for their time and proficiency in their positions, as well as the value of their job relative to other positions at Lincoln. Base salaries are set based on the executive’s experience, expertise, level of responsibility, leadership qualities, individual accomplishments and other factors. That being said, we aim to set base salaries at approximately the 45th percentile of the market (slightly below market) in keeping with our philosophy that greater emphasis should be placed on variable compensation.

2014 and 2015 Base Pay

Base salary increases have been moderate for the past several years. On average, for 2014, base salaries for the named executive officers were slightly below the 45th percentile target, with an average increase of 6%.

For 2015, the average base pay increase for the named executive officers was 6%.

Annual Bonus (EMIP)

and Total Cash Compensation

The Executive Management Incentive
Plan (EMIP) provides executive officers,
including the named executive officers,
with an opportunity to receive an annual
cash bonus. We believe that, given base
pay is below market, annual cash bonus
opportunities should be above average to
balance some of the risk associated with
greater variable compensation. However,
we also believe that above-market pay
should only be available for superior
individual and financial performance.
Therefore, we target total cash
compensation (base and bonus target) at

the 65th percentile of the market, but use a structure that provides payments of above-average bonuses only where the individual’s performance, that of the entire company and that of his or her particular business unit warrant it.
Financial performance goals are also set above market.

Annual Bonus (EMIP) Matrix

The percentage of target bonus actually paid is based upon a matrix that takes into account financial performance and an executive’s individual performance. If either of these factors is not met, the percentage of target bonus paid is reduced, with the potential that no bonus will be paid. If either of these factors exceeds expectations, the percentage paid can be above the target amount. The 2014 EMIP matrix is as follows (which is the same as last year’s matrix):

2014 EMIP Matrix
Financial Performance
Individual Performance Rating	50%	60%	70%	80%	90%	100%	110%	120%	130%	140%	150%
	Percentage Payout
130	0	60%	80%	100%	115%	120%	125%	135%	140%	150%	160%
120	0	45%	70%	90%	110%	115%	120%	130%	135%	145%	150%
110	0	30%	55%	80%	105%	110%	115%	125%	130%	135%	140%
100	0	15%	40%	65%	95%	100%	110%	120%	125%	130%	135%
95	0	0	25%	45%	75%	90%	100%	110%	115%	120%	125%
90	0	0	0	25%	40%	70%	85%	90%	100%	105%	110%
85	0	0	0	0	25%	40%	65%	70%	80%	90%	95%
80	0	0	0	0	0	25%	40%	50%	60%	70%	80%
75	0	0	0	0	0	0	25%	30%	40%	50%	60%
70	0	0	0	0	0	0	5%	10%	25%	30%	40%
65	0	0	0	0	0	0	0	0	0	0	0

As mentioned earlier, the 2015 annual bonus (EMIP) matrix was modified as noted below, such that the potential maximum payout increased from 160% to 180% of target, and the performance hurdles at the low end of the matrix were adjusted to reduce payouts for lower levels of performance:

2015 EMIP Matrix
Financial Performance
Individual Performance Rating	50%	60%	70%	80%	90%	100%	110%	120%
			Percentage Payout
130	0	50%	80%	100%	130%	150%	160%	180%
120	0	40%	70%	90%	120%	135%	150%	160%
110	0	30%	60%	80%	110%	120%	140%	150%
100	0	20%	50%	60%	90%	100%	135%	145%
95	0	0	20%	50%	80%	90%	115%	125%
90	0	0	0	20%	50%	80%	100%	110%
85	0	0	0	0	20%	50%	60%	70%
80	0	0	0	0	0	20%	30%	50%
75	0	0	0	0	0	0	0	0

Occasionally, the Committee approves EMIP payments outside of the strict application of this matrix, either through positive or negative discretion. There were no such adjustments made for the 2014 EMIP payments for any named executive officer. EMIP payout determinations for the 2014 performance period were made in the first quarter of 2015.

Annual Bonus (EMIP) Financial Metrics

A portion of the EMIP financial component is based upon achievement of company consolidated financial results and another portion may be attributable to regional/business unit financial results, depending upon the individual’s span of responsibility. The following is a summary of the financial components used for 2014 for the named executive officers:

2014 Annual Bonus (EMIP) – Financial Metrics Used
	Consolidated Results	Business Unit Results
Christopher L. Mapes - Corporate role	100%	-
Vincent K. Petrella - Corporate role	100%	-
George D. Blankenship - Business unit leader	50%	50% North America
Frederick G. Stueber - Corporate role	100%	-
Steven B. Hedlund - Corporate role	100%	-

By varying the financial metrics used based upon areas of responsibility, it is possible that certain participants will receive a higher percentage of target bonus while others will receive a lower percentage of target where the business unit performance for one participant is better than the business unit performance for the other. This is a key component of our pay-for-performance and incentive-based philosophies. For 2014, consolidated and most business units’ results were nearly at or above budgets. 2014 EMIP payouts for all officers ranged from 4% to 21% above targets, with an average payout of 17% above the target amounts.

EBITB.    One of the EMIP financial metrics is the achievement of earnings before interest, taxes and the bonus referred to above (EBITB) as compared to budget. Since 2011, this metric accounts for 75% of the EMIP financial component. EBITB to budget has been used as the financial metric for the annual bonus since its inception in 1997 because it is an important indicator of profitability. Budgets for the consolidated company and the various business units are set aggressively (based on the local and global economic climate), at the beginning of the year, are reviewed by the Finance Committee of the Board and are approved by the full Board. The following is a summary of historical results:

Historical EBITB to Budget[1]

	Consolidated Results	Business Unit Results
Average	101%	100%
Highest Level	141%[2]	130%[2]
Lowest Level	67%	68%

1 This analysis includes results for the business units of the named executive officers.

2 Capped, at the time (2004), at 120%.

When performance goals are set, we believe that there is an equal probability of achieving EBITB to budget in any year, although the cyclical nature of our business may increase the probability in some years and decrease it in others. For 2014, the consolidated EBITB budget was set at $538.6 million (2013 performance was $527.6 million) and actual performance for 2014, as adjusted, measured at budgeted exchange rates, was $549.9 million.

AOWC/Sales.    Since 2007, a second EMIP financial metric, namely the achievement of budget for average operating working capital (AOWC) as compared to sales (AOWC/Sales), has been used as a reflection of our commitment to improving cash flow. Since 2011, AOWC/Sales has accounted for 25% of the EMIP financial component. The following is a summary of historical results:

Historical AOWC/Sales to Budget[1]

	Consolidated Results	Business Unit Results
Average	102%	100%
Highest Level	111%	112%
Lowest Level	88%	86%

1 For the 8-year period ending 2014. Includes results for the business units of the named executive officers.

Like EBITB, we believe that there is an equal probability of achieving AOWC/Sales to budget in any given year, although the cyclical nature of our business may increase the probability in some years and decrease it in others. For 2014, the consolidated AOWC/Sales budget was set at 24% (2013 performance was 23.3%) and actual performance for 2014, excluding businesses acquired during the year, was 22.9% demonstrating improvement over 2013.

2014 Annual Bonus (EMIP) and Total Cash Compensation

The 2014 EMIP annual bonus targets for the named executive officers were established according to the principles discussed above. For 2014, target bonuses increased for the named executive officers by 2%. The 2014 EMIP targets for the named executive officers placed their total cash compensation (base and bonus targets), on average, slightly below the 65th percentile of market.

For 2014, actual EMIP payments (as reported in the Summary Compensation Table) were above the amounts paid in 2013 and above 2014 target amounts for all of the named executive officers. On average, 2014 EMIP payments for the named executive officers were 4% higher than the 2013 payments and 19% above their 2014 target amounts. These bonus payments resulted in total cash compensation (base and actual EMIP (annual bonus)) for the group that was, on average, above the 65th percentile of the market.

In approving the 2014 EMIP payments, the Committee assessed our Adjusted EBIT growth for the most recent trailing twelve-month period and the four prior periods (Adjusted EBIT growth being the closest publicly available financial comparison relative to our EBITB to budget performance). The Committee also evaluated our ROIC for the first three quarters of 2014 and the four prior fiscal years (ROIC being the closest publicly available financial comparison relative to our AOWC/Sales performance), all as reported above. The Committee noted that our financial performance compared to our peer group and companies in the S&P Midcap 400 Index was, in general, above those groups for Adjusted EBIT growth and substantially above those groups for ROIC in the most recent period, which resulted in an improvement in 2014 EMIP payouts relative to 2013.

2015 Annual Bonus (EMIP) and Total Cash Compensation

2015 EMIP targets for the named executive officers, established in the first quarter of 2015, are set forth in the supplemental Grants of Plan-Based Awards Table below (as the awards were made in 2015 and not 2014). The 2015 bonus targets reflect an increase from the 2014 target amounts of, on average, 6%, for the named executive officers. The Committee established these bonus targets, in consultation with Hay Group, based on our compensation philosophies, as well as competitive market data.

Long-Term Incentives

We believe that long-term incentive
opportunities should be provided to
focus rewards on factors that deliver
long-term sustainability for us and
should be established at the median (or
50th percentile) of the market. We have
targeted the median of the market, in
keeping with our pay-for-performance
philosophy, because we believe that
superior long-term financial growth itself
should be the main driver of above-
market long-term incentive
compensation. We also believe that
different financial metrics help drive
long-term performance. Therefore, we
have established a structure for long-
term incentives that combines several
different long-term metrics, with the

greatest emphasis placed on share appreciation and non-cash awards.

Our long-term incentive program is made up of three components: (1) stock options (for U.S. and Canadian-payrolled employees), (2) RSUs (before 2011, restricted stock) and (3) a cash long-term incentive program. The value of each is weighted equally. This provides an even balance with respect to the different attributes and timing associated with each type of award. Annual awards of all three components are made to EMIP participants, including the named executive officers.

During 2014, the Committee decided to alter the timing of the award of long-term incentives to allow for consideration of final year-end results. Accordingly, there were no stock option or RSU awards made to the named executive officers during 2014, as the awards were made in the first quarter of 2015. Additionally, Cash LTIP targets for the named executive officers were not set during 2014, as those were also established in the first quarter of 2015. Going forward, stock option and RSU awards will be made, and Cash LTIP targets set, in the first quarter of the fiscal year.

Included in the “2014 Summary Compensation Table” section is an additional chart detailing 2014 compensation information and the 2015 stock option and RSU awards to allow shareholders to better understand our named executive officers’ overall compensation, with all components being considered. Included in the Grants of Plan-Based Awards Table is a supplemental table that details the 2015 to 2017 Cash LTIP targets made to our named executive officers to allow shareholders to compare this information with prior proxy statements. The 2015 stock option and RSU awards and the 2015 to 2017 Cash LTIP targets will be formally reported in the applicable tables in our proxy statement for the 2016 Annual Meeting.

Equity Incentives

Stock Options.    Recognizing that equity awards are a valuable compensation tool, we extend stock options to senior managers and also make available certain one-time stock option grants to significant contributors, regardless of their position within Lincoln. As noted above, the Committee determined to alter the timing of the award of stock option and RSU grants to the first quarter (from the fourth quarter) to allow for consideration of final year-end financial results. As a result, none of our named executive officers received stock options during 2014 (nor were broad-based awards made during 2014). A total of 208 employees (including our named executive officers) received stock options in February 2015. Recipients of stock options for 2015 were U.S. and Canadian-payrolled employees. Previously, under our program, stock options were awarded to employees worldwide regardless of location. During 2011, the Committee determined that RSUs would replace stock option awards for most non-U.S- payrolled employees in order to provide Lincoln with the ability to deduct the compensation for tax purposes (as stock option compensation outside of the U.S. is generally not deductible). Stock options for senior managers (including the named executive officers) vest ratably over a three-year period. Stock options for significant contributors vest after two years of service.

Restricted Stock Units. All EMIP participants (including the named executive officers) receive an annual RSU award. As is the case with respect to stock options, the Committee may award RSUs throughout the year, at regularly scheduled meetings, to non-executive employees. Like stock options, the Committee determined to alter the timing of the award of RSU grants to the first quarter (from the fourth quarter) to allow for consideration of final year-end financial results. As a result, none of our named executive officers received an RSU award during 2014 (nor were broad-based awards made during 2014). A total of 128 employees (including our named executive officers) received RSUs in February 2015. The RSU awards for officers vest after five years of service. However, vesting may be accelerated (to three years) if we meet or exceed the pre-determined financial targets under the Cash LTIP for the applicable period (if the payout percentage relative to each financial metric is 100% or higher).

Our RSU agreements also provide for the potential of full accelerated vesting of the one award that falls closest to an EMIP participant’s retirement date (as opposed to the normal pro-rata vesting). If the individual retires on or after July 1st of the third year of the 3-year performance cycle applicable to the particular RSU award and if it is determined by the Committee that the performance objectives have been met to provide for full accelerated vesting for active employees, the retired participant will also participate in that full vesting.

The RSU awards for non-EMIP and non-MIP participants vest after either three or five years of service, based upon their position within the organization, but are not eligible for accelerated vesting under the Cash LTIP.

Valuation of Equity Awards. Stock option and RSU awards are based on assumed values. These assumed values consider a historical average of the stock price for RSUs and Black-Scholes valuations for options, and are calculated approximately one week before the actual award. This allows us to recommend specific share awards at the time of grant, which is required under the terms of the 2006 EPI Plan. These valuations are different from the values shown in the Summary Compensation Table, which are calculated based on a grant date fair value (not a historical average).

Normal Cycle and Out-of-Cycle Equity Awards. The Committee has sole discretion in awarding stock options and RSU awards and does not delegate its authority to management, nor does management select or influence the award dates. The date used for awards is the date of a regularly scheduled Committee meeting which is fixed well in advance and generally occurs at the same time each year. As noted above, during 2014, the Committee determined that the annual award date should be set in the first quarter of the following calendar year (as opposed to the fourth quarter of the current year) so that full final year financial results are available in advance of the grants.

Occasionally, the Committee may approve limited, out-of-cycle special awards for specific business purposes or in connection with employee promotions or the hiring of new employees. In addition, the Committee has set aside a pool of equity awards to make quarterly grants to non-executive employees from time to time.

Cash Incentives

A cash long-term incentive plan, or Cash LTIP, has been in place for officers (EMIP participants) since 1997. The plan is designed to offer reward opportunities leveraged to the long-term performance of Lincoln and to provide line-of-sight for plan participants by tying rewards to operating performance. Target amounts for the plan are set each year at the beginning of a three-year performance cycle. Because awards are made each year and because each award relates to a three-year performance cycle, three different cycles will be running at any point in time. The percentage of the target amount actually paid at the end of the applicable three-year cycle will be based upon achievement of three-year company performance against pre-established performance thresholds. Each plan has six to seven performance thresholds with percentage payouts attributable to those thresholds ranging from 0% to 200% of target. The Committee retains discretion to modify payments to any participant, to modify targets and/or to modify the performance thresholds (up or down).

Performance Measures.    Since its inception, the Cash LTIP has used a performance measure of growth in adjusted net income over the three-year cycle. Beginning in 2009, the Committee added a second metric of ROIC and gave these two financial metrics a 50/50 weighting. The adjusted net income metric is an absolute metric. For the 2012 to 2014 performance cycle, the growth in adjusted net income over the three-year cycle is based on growth above $204,204,000 (which was the adjusted net income for 2011 when the 2012 to 2014 performance cycle was set). As the table below demonstrates, to pay 100% of target, adjusted net income growth over the three-year cycle must be at or above 35% of $204,204,000.

From time to time, the Committee has considered and approved certain limited adjustments to reported net income (both positive and negative) in determining achievement of the performance measured against the thresholds. Each adjustment is reviewed in detail before it is made. The types of adjustments the Committee has considered include: rationalization charges, certain asset impairment charges, the gains and losses on certain transactions including the disposal of certain assets and other special items. To the extent an adjustment relates to restructuring or rationalization charges that are intended to improve organizational efficiency, a corresponding charge (equal to the adjustment) is amortized against future years’ adjusted net income until that adjustment is fully offset against the intended savings (generally this amortization occurs over a three-year period).

The ROIC metric for the 2012 to 2014 performance cycle is a relative value that is derived based on our performance as compared to our proxy peer group (as opposed to an absolute value).

Performance Thresholds.    In setting the performance thresholds for a new three-year period, the factors that the Committee may consider include, but are not limited to, internal, external and macro-economic factors. Performance thresholds are set aggressively (based on the economic climate). For the 2012 to 2014 cycle, because the performance thresholds were exceeded, payouts were made at 159% of target. Payments under the plan have been made in ten out of the fifteen completed three-year cycles. The following is a summary of all prior fifteen full cycles and the most recently completed cycle (2012 to 2014):

	2012 Cash LTIP (2012 to 2014 Cycle)			Summary for All Prior 3-Year Cycles
	% of Target Paid after 3-Year Cycle	Growth in Net Income over 3-Year Cycle	3-Year Average ROIC	Average Growth in Net Income over 3-Year Cycle	Average % of Target Paid after 3-Year Cycle	ROIC over 3-Year Cycle	Average % of Target Paid after 3-Year Cycle
	0%	Less than 10%	Less than 40th	Less than 8%	0%	Less than 40th	0%
Threshold	25%	10%	40th Percentile	8%	36%	40th Percentile	25%
	50%	20%	50th Percentile	14%	62%	50th Percentile	50%
Target	100%	35%	65th Percentile	22%	100%	61st Percentile	100%
	150%	50%	75th Percentile	27%	129%	75th Percentile	150%
Maximum	200%	70%	90th Percentile	40%	165%	90th Percentile	200%

Payment History	Actual 2012 – 2014 Cash LTIP = 159.4% of Target [1]			Average % of Net Income Target in all Prior Cycles = 99.4%		Average % of ROIC Target in all Prior Cycles [2] = 135.5%

[1]	Calculated using the 50-50 Net Income to ROIC weighting.
[2]	As the ROIC component was first used in the 2009 Cash LTIP Cycle, there have only been four prior cycles of data for analysis.

	Ranges for All Prior 3-Year Cycles
	Range of Growth in Net Income			Range of ROIC Thresholds
	Less than 0%	to	Less than 15%	Less than 40th	to	Less than 40th
Threshold	0%	to	15%	40th Percentile	to	40th Percentile
	3%	to	21%	50th Percentile	to	50th Percentile
Target	6%	to	35%	60th Percentile	to	65th Percentile
	9%	to	50%	75th Percentile	to	75th Percentile
Maximum	15%	to	70%	90th Percentile	to	90th Percentile

Payment History	Range of Prior Cash LTIP Net Income Component = 0% to 200% of Target			Range of Prior Cash LTIP ROIC Component = 87.6% to 176.3% of Target

Comparing the historical performance thresholds to past net income performance, we believe there is a 50-55% probability of achieving the adjusted net income growth thresholds for a 100% payout when initially determining the target growth for any cycle. For the 2012 to 2014 plan cycle, ROIC is measured based on our performance compared to our peer group. In other words, this metric is based on a relative value (to the peer group), instead of an absolute target (as is the case with the growth in adjusted net income).

Timing for Setting Performance Measure and Performance Thresholds.    Cash LTIP performance targets are set at the beginning of the first fiscal year. This timing allows the Committee to see our final financial results for the prior year and allows for more current macro-economic projections to be used.

2014 Long-Term Incentives

In evaluating 2014 long-term incentive compensation (at the end of 2013), the Committee reviewed 2012 and 2013 pay levels versus the competitive targets. Overall, the Committee concluded that long-term incentives for the named executive officers were generally below our 50th percentile target when compared to both survey and proxy data. Named executive officers received, on average, an 8% increase in the assumed value of their 2014 long-term incentive awards over 2013 levels, placing their awards at the 50th percentile of market. All of these awards are subject to our Recovery of Funds Policy, which is discussed below.

Restricted Stock Units (RSUs) – Additional Activity.    Since 2011, we have awarded RSUs to officers as opposed to restricted stock. The last batch of legacy restricted stock vested during 2014. During

2014, a portion of the RSU awards granted to Mr. Mapes during 2011 and 2012 vested in accordance with their terms. In addition, RSUs granted to officers at the end of 2011 vested in March 2015 (3-year accelerated vesting) as the performance objectives were achieved.

Cash LTIP.    Payouts were made for the 2012 to 2014 Cash LTIP. The current plan cycle contains two metrics, each with 50% weighting. Lincoln’s adjusted net income growth over the three-year period was 47.7%, which generated a 71% payout for this metric (after applying a 50% weighting). Lincoln’s three-year average return on invested capital (ROIC) as compared to its peer group was at the 83rd percentile, which generated an 88% payout for this metric (after applying a 50% weighting). With both metrics combined, the payout for the 2012 to 2014 Cash LTIP was at 159% of the target amounts.

2015 Long-Term Incentives (Stock Options, RSUs and Cash LTIP)

In setting 2015 compensation (at the beginning of 2015), the Committee reviewed 2013 and 2014 pay levels versus the competitive targets. Overall, the Committee concluded that long-term incentives for the named executive officers were generally below our 50th percentile target when compared to both survey and proxy data. Therefore, each named executive officer received an increase in the value of their 2015 stock option, RSU and Cash LTIP target awards (amounts for each are reported in the 2014 Summary Compensation Table Information Augmented by 2015 Equity Awards and the supplemental 2015 Grants of Plan-Based Awards Table). Named executive officers received, on average, an 18% increase in the assumed value of their 2015 long-term incentive awards over 2014 levels.

Other Arrangements, Policies or Practices

Overview of Benefits

We intend to provide a competitive group of benefits for all of our employees targeted at the 50th percentile of the market. Some aspects of our benefit programs are considered non-traditional due to their relationship with our pay-for-performance and incentive-based philosophies. For example, the premiums for Lincoln-provided medical coverage are 100% paid by employees, including the named executive officers, on a pre-tax basis. Premiums for dental coverage, which is a voluntary benefit, are also 100% paid by employees. Life insurance coverage paid fully by Lincoln is set at $10,000 per employee, including the named executive officers, although employees may purchase additional insurance at their own cost. The named executive officers participate in this same cost-sharing approach.

We attempt to balance our various non-traditional programs (such as those with a significant portion of the cost borne by the employee) with more traditional programs. As a result, we place the greatest emphasis with our benefit programs on the delivery of retirement benefits to our employees. This allows us to reward long-term service which, we believe, is not addressed in our other compensation and benefit programs.

The value our retirement benefits are intended to deliver a retirement benefits package that is, when viewed in isolation, above the market median.

We also provide accidental death and dismemberment benefits to officers, due to the significant amount of travel required in their jobs. Under this program, the premiums of which are paid by Lincoln, a participant’s beneficiary would receive a payment of five times annual total cash compensation up to a maximum of $3,000,000 for executive officers and $2,000,000 for other officers upon an officer’s accidental death. The policy also provides dismemberment benefits of up to 100% of the death benefit in the event an officer is permanently and totally disabled as a result of an accident, and it provides for medical evacuation coverage as a result of an accident.

Retirement Programs

Retirement benefits are provided to our named executive officers through the following programs:

•

The Lincoln Electric Company Retirement Annuity Program, or RAP, has been in effect since 1936 and applies to all eligible domestic core welding business employees hired before 2006. Effective January 1, 2006, new employees are no longer eligible to participate in the RAP but became eligible for Financial Security Plan Plus (FSP Plus) benefits described below. The retirement benefits under the RAP for the named executive officers are estimated in the Pension Benefits Table below. Effective July 1, 2012, the RAP was amended to add a lump-sum distribution option where participants can elect to receive a lump-sum distribution paid out either in full upon retirement or paid out over five years. Mr. Mapes is not a participant in the RAP but became a participant in the FSP Plus benefits as of September 1, 2012 upon meeting the eligibility requirements. Similarly, Mr. Hedlund is not a participant in the RAP but became a participant in our FSP Plus benefits as of October 1, 2009 upon meeting eligibility requirements.

•

The Supplemental Executive Retirement Plan, or SERP, has been in effect since 1994 but has been closed to new participants since 2005. The purpose of the SERP is, in part, to make up for limitations imposed by the U.S. Internal Revenue Code on payments under tax-qualified retirement plans, and, primarily, to provide an aggregate competitive retirement benefit for SERP participants in line with our overall 50th percentile objective. Participation in the SERP is limited to individuals approved by the Committee. As of December 31, 2014, there were 6 active participants in the SERP. Compensation covered by the SERP is the same as shown in the salary and bonus columns of the Summary Compensation Table below. Certain terms of the SERP may be modified as to individual participants, upon action by the Committee. Except with respect to the award of additional prior service to Mr. Stueber (in 1995), as described below, there have been no modifications to the terms of the SERP for the named executive officers. Mr. Mapes and Mr. Hedlund do not participate in the SERP as they were hired after 2005.

•

A qualified 401(k) savings plan, formally known as The Lincoln Electric Company Employee Savings 401(k) Plan, was established in 1994 and applies to all eligible domestic core welding business employees. For 2014, all of the named executive officers deferred amounts under the 401(k) plan. Historically, we have matched participant contributions (other than catch-up contributions) at 35% up to the first 6% of pay (base and bonus) contributed.

We also provide additional 401(k) plan contributions under a program we refer to as the Financial Security Plan (FSP) for those participants, including the named executive officers, who made an election to adopt this program in 1997 (in which case they receive an annual FSP contribution of 2% of base pay) or who made an election to adopt a revised program in 2006, which we refer to as the FSP Plus program, in which case they receive an annual FSP Plus contribution as follows:

After service of...	Lincoln will contribute...
1 year	4% of base pay
5 years	5% of base pay
10 years	6% of base pay
15 years	7% of base pay
20 years	8% of base pay
25 years	10% of base pay

In exchange for the FSP or FSP Plus benefits, participants elected to forfeit certain future benefits under the RAP.

•

A supplemental deferred compensation plan, or Top Hat Plan, is designed to allow participants to defer their current income on a pre-tax basis and to receive a tax-deferred return on those deferrals. There are no company contributions or match. Participation in the Top Hat Plan is limited to individuals approved by the Committee. As of December 31, 2014, there were 14 active employee participants in the Top Hat Plan.

More information on these programs can be found below in the Retirement and Other Post-Employment Benefits section.

Perquisites

We offer limited perquisites. Occasionally, we will provide perquisites to officers or EMIP participants to meet specific business needs. For example, because we believe in the importance of maintaining the health of all of our employees, including the named executive officers, we pay for an annual physical for EMIP participants who are age 45 and for certain participants below that age on an ad hoc basis. We grandfathered certain non-EMIP participants in the executive physical program but no new participants are added. We also make available financial planning services to certain officers. However, the cost of these financial planning services is included in the income of the participants. The physical and financial planning programs are optional programs.

To assist us in conducting business meetings and/or entertainment, we pay the cost of certain club dues for some officers. Although these officers may derive some personal benefit from their use, club memberships are used extensively for business purposes, all personal expenses are borne entirely by the executive and the club dues are included in the income of the participants. Initiation fees for club memberships are paid by the executive. Different perquisites are provided from time to time to non-U.S. based executives; however, they are customary and reasonable in nature and amount (for example, a car lease).

Change in Control Arrangements

We have entered into change in control agreements with all of our named executive officers. The agreements are designed generally to assure continued management in the event of a change in control of Lincoln.

The change in control arrangements are operative only if a change in control occurs and payments are only made if the officer’s employment is terminated (or if the officer terminates employment due to certain adverse employment changes). The agreements provide our named executive officers with the potential for continued employment following a change in control, which help retain these executives and provide for management continuity in the event of an actual or threatened change in control of Lincoln. They also help ensure that our executives’ interests remain aligned with shareholders’ interests during a time when their continued employment may be in jeopardy. For a more detailed discussion of our change in control agreements, see Termination and Change in Control Arrangements below. Outside of these change in control agreements, we do not maintain written employment or other severance agreements for U.S.-based employees.

Recovery of Funds Policy

We have adopted a Recovery of Funds Policy (clawback policy) consistent with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank). Our policy is more extensive than what Dodd-Frank requires and is applicable to all of our officers (currently, 15 individuals), including our named executive officers. The policy will apply in the event that there is an accounting restatement involving our financial statements due to material noncompliance with the financial reporting requirements under the U.S. federal securities laws. The policy applies to both current and former officers and covers incentive compensation received by the officers in the 3-year period prior to the restatement. Awards of incentive compensation would include annual bonus payments, stock option awards, restricted stock awards, RSUs and Cash LTIP awards beginning in 2011, unless Dodd-Frank regulations provide otherwise. Under the policy, in the event of an accounting restatement of our financial statements, the Committee would review all incentive compensation received during the 3-year covered period and would seek recovery of the amount of incentive compensation paid in excess of what would have been paid if the accounts had been properly stated. We believe that this policy is in the best interests of Lincoln and its shareholders.

Anti-Hedging/Pledging Policy

Consistent with our philosophy to encourage long-term investment in our common stock, our directors and executive officers are prohibited from engaging in any speculative or hedging transactions involving our common stock, including buying or selling puts or calls, short sales or margin purchases. In addition, our insider trading policy prohibits future pledging of Lincoln securities by our executive officers and directors. There are no pledges of Lincoln common stock in place for any of our directors or executive officers.

Share Ownership

As with the Directors, in keeping with our philosophy that officers should maintain an equity interest in Lincoln and based on our view that such ownership is a component of good corporate governance, we initially adopted stock ownership guidelines for officers in 2006 and increased the guidelines in 2012. The revised guidelines were proposed based on a review of our peer group and corporate governance best practices. Under the current guidelines, officers of Lincoln are required to own and hold a certain number of our common shares, currently at the levels set forth in the table below:

Executive Group	Ownership Guideline
Chief Executive Officer[1]	5 times base salary
Management Committee Members[2]	3 times base salary
Other Officers[3]	2 times base salary
[1]	Mr. Mapes.

[2]	Includes Messrs. Petrella, Blankenship, Stueber and Hedlund, as well as six other officers at 12/31/14.

[3]	Includes other EMIP participants.

Officers have five years to satisfy the stock ownership guidelines, which can be satisfied either by holding (1) shares aggregating the dollar amount specified above (valued at the then current stock price), or (2) that number of shares needed to satisfy the ownership guidelines tied to the base salaries in effect on January 1, 2012 divided by the closing price of a common share on December 31, 2011 ($39.12). RSU awards will count towards the stock ownership guidelines; common shares underlying stock options and shares held in another person’s name (including a relative) will not. As of December 31, 2014, most of our officers met the stock ownership guidelines.

The Committee reviewed the guidelines during 2014 (mid-way through the five-year cycle) and concluded they were at appropriate levels. The next review is expected to take place in 2017.

Deductibility of Compensation

Our general philosophy is to qualify future compensation for tax deductibility under Section 162(m) of the U.S. Internal Revenue Code, wherever appropriate, recognizing that, under certain circumstances, the limitations may be exceeded. Qualification is sought to the extent practicable and only to the extent that it is consistent with our overall compensation objectives.

Our 2007 Management Incentive Compensation Plan, as amended (2007 MICP), contains performance measures that were last approved by our shareholders in 2012 and provides us with flexibility to grant performance-based awards under the plan that are fully deductible under Section 162(m).

In addition, our current equity compensation plan for employees, the 2006 EPI Plan, contains performance measures that were last approved by our shareholders in 2011, which provides us with flexibility to grant performance-based equity awards under the plan that are fully deductible under Section 162(m).

All of the compensation paid to the named executive officers during 2014 was tax deductible by Lincoln for federal income tax purposes.

2014 SUMMARY COMPENSATION TABLE

The narrative, table and footnotes below describe the total compensation paid to our Chief Executive Officer and Chief Financial Officer during 2014, as well as the three next highest paid executive officers during 2014 – the “named executive officers.” The components of compensation reported in this table are described below. For information on the role of each component within the total compensation package, see the summary below and refer to the descriptions under the Compensation Discussion and Analysis section above.

Summary of 2014 Compensation Elements

*

During 2014, the Compensation and Executive Development Committee of the Board determined to move the grant of awards of stock option and RSU awards to the first quarter (of 2015) from the fourth quarter (of 2014). Accordingly, our named executive officers did not receive any stock option or RSU award grants during 2014. We have included an additional table below the 2014 Summary Compensation Table under the heading “Summary Compensation Table Augmented by 2015 Equity Awards” to detail our named executives overall compensation after accounting for the change in the timing of the awards to allow for consideration of fiscal year-end financial results.

The base and annual bonus target amounts shown below were set for 2014 at the end of 2013. The actual bonus paid was based on 2014 financial and personal performance and was determined in February 2015 (after full year financial results were available). There were no stock options and RSU awards for 2014. The Cash LTIP payments reported below were set at the end of 2011 (targets), were related to 2012 to 2014 financial performance and were approved in March 2015 (after full year financial results were available).

In addition to the 2014 Summary Compensation Table immediately below, we have also included a Summary Compensation Table Augmented by 2015 Equity Awards, which includes the 2015 Equity Awards made in the first quarter of 2015. These grants are also reported in the 2015 Grants of Plan Based Awards Table set forth below.

2014 Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Stock Awards ($)[1]		Option Awards ($)[1]	Non-Equity Incentive Plan Compensation ($)[2]		Change in Pension and Nonqualified Deferred Compensation Earnings ($)[3]	All Other Compensation ($)[4]	Total ($)
Christopher L. Mapes[5]	2014	$880,000	[6]	$-		$-	$2,196,696	[6]	$5	$36,745	$3,113,446
Chairman, President and Chief Executive Officer	2013	800,000		764,336		801,088	1,974,971		-	40,814	4,381,209
	2012	510,000		2,346,821	[5]	755,407	894,801		-	43,590	4,550,619
Vincent K. Petrella	2014	460,000	[7]	-		-	852,751	[7]	616,579	30,910	1,960,240
Executive Vice President, Chief Financial Officer and Treasurer	2013	435,000		233,151		244,474	841,929		3,477	33,249	1,791,280
	2012	409,000		256,319		264,424	815,120		435,306	34,151	2,214,320
George D. Blankenship	2014	435,000		-		-	717,300		887,149	32,695	2,072,144
Executive Vice President; President, Lincoln Electric North America	2013	400,000		183,241		192,268	665,338		-	32,090	1,472,937
	2012	350,000		183,016		188,852	612,640		631,982	33,183	1,999,673
Frederick G. Stueber	2014	400,000	[8]	-		-	637,476	[8]	377,160	20,839	1,435,475
Executive Vice President, General Counsel and Secretary	2013	400,000		159,712		167,166	640,885		5,214	20,126	1,393,103
	2012	384,000		173,913		179,465	643,760		613,623	21,164	2,015,925
Steven B. Hedlund[9]	2014	340,000		-		-	399,484		-	19,695	759,179
Senior Vice President, President, Global Automation	2013	320,000		436,753		106,593	360,318		-	19,740	1,243,404

[1]

During 2014, the Compensation and Executive Development Committee decided to move the annual grant of plan-based awards (including RSUs and stock options) to the first quarter of 2015. Accordingly, during 2014, no named executive officers received any plan-based awards, including RSUs and stock options. Moreover, no targets for further awards were set for the 2015 to 2017 cycle during 2014 (as they were set in early 2015). See the 2015 Grants of Plan-Based Awards and Outstanding Equity Awards at Fiscal Year-End Tables below for additional information.

The amounts reported for prior years reflect the grant date fair value under FASB ASC Topic 718 for the RSU awards and reflect the grant date fair value under FASB ASC Topic 718 for the stock option grants.

[2]

The amounts shown for 2014 represent payments under our EMIP (annual bonus) as follows: Mr. Mapes ($1,323,988), Mr. Petrella ($519,709), Mr. Blankenship ($478,275), Mr. Stueber ($387,296), and Mr. Hedlund ($295,906). The amounts shown also include payments under our Cash LTIP as follows: Mr. Mapes ($872,708), Mr. Petrella ($333,042), Mr. Blankenship ($239,025), Mr. Stueber ($250,180), and Mr. Hedlund ($103,578). Both the EMIP and the Cash LTIP provide incentive-based compensation. For a description of our EMIP and Cash LTIP, see the Compensation Discussion and Analysis section above.

[3]

The amounts shown for 2014 represent the increase in actuarial value of our two defined benefit plans, the RAP and the SERP, as compared to 2013, and the difference in earnings under the Moody’s Corporate Bond Index fund in our Top Hat Plan for 2014 and a hypothetical rate. Mr. Mapes and Mr. Hedlund do not participate in our RAP or SERP.

2014 Increase in Pension Value
Name	RAP	SERP	Difference in 2014 Earnings Credited in the Top Hat Plan	Moody’s Corporate Bond Index Earnings	Hypothetical Market Rate*
Christopher L. Mapes	N/A	N/A	$5	$21	$16
Vincent K. Petrella	$247,902	$365,196	$3,481	$20,142	$16,661
George D. Blankenship	$191,074	$696,075	-	-	-
Frederick G. Stueber	$187,516	$185,040	$4,604	$26,430	$21,826
Steven B. Hedlund	N/A	N/A	-	-	-

*	This rate is specified by the SEC rules for proxy disclosure purposes and is based on 120% of the applicable federal long-term rate, compounded monthly for 2014.

[4]	The amounts shown for 2014 are comprised of the following:

2014 All Other Compensation
			Perquisites*
	Company 401(k) & FSP Contributions	Life and AD&D Premiums	Financial Planning	Physical Examination	Club Dues
Christopher L. Mapes	$15,860	$1,235	$8,743	-	$10,907
Vincent K. Petrella	10,660	1,235	8,802	-	10,213
George D. Blankenship	31,460	1,235	-	-	-
Frederick G. Stueber	10,660	1,235	8,944	-	-
Steven B. Hedlund	18,460	1,235	-	-	-
*	The methodology for computing the aggregate incremental cost for the perquisites is the amount that is imputed to the individual as taxable income.

[5]

Mr. Mapes is not a participant in the RAP or the SERP. The amounts shown for Mr. Mapes for 2012 reflect a special retirement replacement and executive retention award of 33,161 RSUs granted on December 31, 2012 in connection with his appointment as Chief Executive Officer, as well as regular RSU and stock option awards granted on December 13, 2012.

[6]

Mr. Mapes deferred $264,000 of his 2014 base salary and $397,196 of his 2014 EMIP bonus, in each case under our Top Hat Plan. See the narrative following the Nonqualified Deferred Compensation Table below for additional information on this plan.

[7]

Mr. Petrella deferred $100,000 of his 2014 base salary and $200,000 of his 2014 EMIP bonus, in each case under our Top Hat Plan. See the narrative following the Nonqualified Deferred Compensation Table below for additional information on this plan.

[8]

Mr. Stueber deferred $50,000 of his 2014 base salary and $50,000 of his 2014 EMIP bonus, in each case under our Top Hat Plan. See the narrative following the Nonqualified Deferred Compensation Table below for additional information on this plan.

[9]	Prior to 2013, Mr. Hedlund was not a named executive officer.

2014 Summary Compensation Table Information Augmented by 2015 Equity Awards

Name	2014 Salary[2] ($)	2015 Stock Awards[1] ($)	2015 Option Awards[1] ($)	2014 Non-Equity Incentive Plan Compensation[2] ($)	2014 Change in Pension and Nonqualified Deferred Compensation Earnings[2] ($)	2014 All Other Compensation[2] ($)	Combined Total[2] ($)
Christopher L. Mapes	$880,000	$1,138,408	$1,097,410	$2,196,696	$5	$36,745	$5,349,264
Vincent K. Petrella	$460,000	$280,073	$270,106	$852,751	$616,579	$30,910	$2,510,419
George D. Blankenship	$435,000	$225,731	$217,668	$717,300	$887,149	$32,695	$2,515,543
Frederick G. Stueber	$400,000	$169,646	$163,663	$637,476	$377,160	$20,839	$1,768,784
Steven B. Hedlund	$340,000	$105,202	$101,496	$399,484	$-	$19,695	$965,877

[1]

During 2014, the Compensation and Executive Development Committee decided to move the timeline for granting of equity awards to the first quarter of 2015 (from the fourth quarter of 2014) in order to allow for consideration of final year-end results. The chart above includes Summary Compensation Table information for 2014 augmented by 2015 equity awards in order to better illustrate all of the components of our executive compensation. The 2015 stock and option awards will be reported in our proxy statement for the 2016 Annual Meeting.

[2]	For footnotes related to certain 2014 Compensation components, we refer you to the footnotes set forth in the 2014 Summary Compensation Table above.

The narrative below describes the material terms of each named executive officer’s employment agreement or arrangement with us to the extent it is not otherwise discussed above in the Compensation Discussion and Analysis section and/or in the Summary Compensation Table.

Additional Employment Terms for Mr. Mapes

When Mr. Mapes joined the company as an officer in 2011, he received an award of 66,604 RSUs and 38,153 stock options, as well as a pro-rated target award for the 2011 annual bonus (EMIP) and pro-rated target awards for the 2009-2011, 2010-2012 and 2011-2013 Cash LTIP cycles (which represent all open cycles under the Cash LTIP at the time of his appointment). A portion of the RSUs awarded to Mr. Mapes during 2011 (52,498 RSUs) represent a special executive retention and retirement replacement award valued at $1,650,000. As previously noted, Mr. Mapes will not be a participant in either our RAP or SERP.

On December 31, 2012, Mr. Mapes was appointed President and Chief Executive Officer. In connection with his appointment, Mr. Mapes received a special retirement replacement and executive retention award of 33,161 RSUs valued at $1,608,000 and we increased his Cash LTIP targets, on a pro-rata basis.

The value of Mr. Mapes’ awards discussed above was intended to provide comparable, competitive retention and retirement benefits for a senior level executive of a manufacturing company but were delivered in a form (namely RSUs) that require strong financial performance (share price appreciation) to deliver the intended value. This differs from the RAP and SERP which require only continuous service. The special retirement replacement and executive retention awards for both 2011 and 2012 vest at a rate of 20% over five years. They are not eligible for accelerated vesting upon achievement of company performance objectives. Once vested, Mr. Mapes has elected to defer these RSUs under our Top Hat Plan until his retirement from the Company.

The remainder of the RSU awards and the stock options provided to Mr. Mapes are subject to our ordinary terms.

For 2014, Mr. Mapes’ salary and bonus accounted for 80% of his compensation reported in the 2014 Summary Compensation Table (which excludes the annual equity grants) (or 47% of his compensation reported in the 2014 Summary Compensation Table Information Augmented by 2015 Equity Awards

(“Augmented SCT”)), which contains the annual equity awards), based on the value of his 2014 base salary, 2014 actual EMIP (or bonus) and one-third (1/3) of his actual Cash LTIP payment for the 2012 to 2014 performance cycle.

Additional Employment Terms for the Other Named Executive Officers

Mr. Stueber entered into an agreement in February 1995 when he was originally hired by the Company, which was modified in May 1998. The agreement contains many terms no longer in effect. The agreement grants credited service for purposes of the SERP of 22 years as of his date of hire, assuming a normal retirement age of 60 and service of 45 years at age 65.

In April 2013, Mr. Hedlund received a special executive retention award of 6,410 RSUs. The value of the award was intended to provide comparable, competitive retention benefits for a senior level executive of a manufacturing company. The award vests ratably over seven years, commencing at age 55.

For 2014, Mr. Petrella’s salary and bonus accounted for 56% of his compensation reported in the 2014 Summary Compensation Table (which excludes the annual equity grants) (or 43% based on the Augmented SCT), Mr. Stueber’s salary and bonus accounted for 61% of his compensation reported in the 2014 Summary Compensation Table (which excludes the annual equity grants) (or 49% based on the Augmented SCT), Mr. Blankenship’s salary and bonus accounted for 48% of his compensation reported in the 2014 Summary Compensation Table (which excludes the annual equity grants) (or 39% based on the Augmented SCT) and Mr. Hedlund’s salary and bonus accounted for 88% of his compensation reported in the 2014 Summary Compensation Table (which excludes the annual equity grants) (or 69% based on the Augmented SCT). The above percentages were based, in each case, on the value of the executive’s 2014 base salary, 2014 actual EMIP (or bonus) and one-third of the executive’s actual Cash LTIP payment for the 2012 to 2014 performance cycle.

2014 GRANTS OF PLAN-BASED AWARDS

The Compensation and Executive Development Committee determined in 2014 to move the grant of plan-based awards to the first quarter following the close of prior fiscal year to allow for consideration of full year financial results as part of the award process. Accordingly, there were no awards of plan-based awards granted in 2014 to our named executive officers.

2015 GRANTS OF PLAN-BASED AWARDS

The following table provides information relating to estimated future payouts under non-equity incentive plan awards determined in 2015 for payout in 2016 or future years. The information provided in the chart below is included in the Summary Compensation Table Augmented by 2015 Equity Awards set forth above and will be included in our Proxy Statement for the 2016 Annual Meeting as 2015 compensation.

2015 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				All Other Stock Awards; Number of Shares of Stock or Units (#)[3]	All Other Option Awards: Number of Securities Underlying Options (#)[4]	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)[5]
		Threshold ($)	Target ($)		Maximum ($)
Christopher L.	2/5/2015	0	1,252,000	[1]	2,253,600
Mapes	2/5/2015	0	1,117,000	[2]	2,234,000
	2/5/2015					16,340			$1,138,408
	2/5/2015						66,550	$69.67	1,097,410
Vincent K.	2/5/2015	0	450,000	[1]	810,000
Petrella	2/5/2015	0	275,000	[2]	550,000
	2/5/2015					4,020			280,073
	2/5/2015						16,380	69.67	270,106
George D.	2/5/2015	0	450,000	[1]	810,000
Blankenship	2/5/2015	0	222,000	[2]	444,000
	2/5/2015					3,240			225,731
	2/5/2015						13,200	69.67	217,668
Frederick G.	2/5/2015	0	330,000	[1]	594,000
Stueber	2/5/2015	0	167,000	[2]	334,000
	2/5/2015					2,435			169,646
	2/5/2015						9,925	69.67	163,663
Steven B.	2/5/2015	0	250,000	[1]	450,000
Hedlund	2/5/2015	0	103,000	[2]	206,000
	2/5/2015					1,510			105,202
	2/5/2015						6,155	69.67	101,496

[1]

The performance-based amounts shown represent the range of cash payouts for 2015 under the EMIP. Payments are based on the achievement of company financial performance and the executive’s individual performance. Target awards are set by the Compensation and Executive Development Committee of the Board in the first quarter each year. Actual payment amounts are determined by the Committee in the first quarter each year. The targets shown above are pursuant to the new EMIP matrix for 2015 (which allows for potential payouts at 180% of target), which is reflected on page 43 above. For additional information regarding our annual bonus, see the Compensation Discussion and Analysis section above.

[2]

The performance-based amounts shown represent the range of cash payouts for the 2015 to 2017 cycle under our Cash LTIP plan. Under the plan, payments are based on achievement of company financial goals over a three-year cycle. Target awards are set by the Committee in the first quarter each year. Actual payment amounts are determined by the Committee in the first quarter of the year following the three-year cycle.

[3]

With respect to the awards made on February 5, 2015 (the annual grant), the RSUs vest upon the earlier of (1) the recipient remaining in continuous employment for five years (to February 5, 2020), or (2) a determination by the Committee that the financial targets for our cash long-term incentive plan (discussed above) are met (3 years) (2015-2017 cycle), with accelerated vesting upon a change in control in the event the employee is terminated or in the event any successor to Lincoln does not honor the terms of the award or in the event of death or disability. Upon retirement, a pro-rata portion of the award will vest, subject to the potential for full accelerated vesting for the one award that falls closest to the officer’s retirement date (assuming retirement occurs on or after July 1st of that performance year).

Upon vesting, the RSUs are paid out solely in Lincoln common stock (there is no cash option). Dividend equivalents are sequestered by us until the shares underlying the RSUs are distributed, at which time such dividend equivalents are paid in additional common shares. The dividend rate for dividend equivalents paid on the RSUs to the named executive officers is the same as for all other shareholders (in other words, it is not preferential). Recipients of RSUs who participate in our EMIP bonus program (which includes all of the named executive officers) are eligible to elect to defer all or a portion of their RSUs under our Top Hat Plan – see the 2014 Nonqualified Deferred Compensation section below for a description of this plan.

[4]

The amounts shown in this column represent stock option grants made under our EPI Plan on February 5, 2015. The stock options were granted at the closing price of our common shares on the date of the grant. All stock options are non-qualified for tax purposes. We value stock options using the Black-Scholes valuation method. The stock options vest over a three-year period (in equal annual increments), with accelerated vesting upon death or disability or a change in control in the event the employee is terminated or if the plan is not assumed upon the change in control. A pro-rata portion of the award vests upon retirement. All options have 10-year terms.

[5]

The amounts shown represent the full value of the RSU awards and the stock option grants calculated in accordance with FASB ASC Topic 718 as of the date of the grant. The actual amount, if any, realized upon the exercise of stock options will depend upon the market price of our common shares relative to the exercise price per share of the stock option at the time of exercise. The actual amount realized upon vesting of RSUs will depend upon the market price of our common shares at the time of vesting. There is no assurance that the hypothetical full values of the awards reflected in this table will actually be realized.

HOLDINGS OF EQUITY-RELATED INTERESTS

The following provides information relating to exercisable and unexercisable stock options and RSUs at December 31, 2014 for our named executive officers.

Outstanding Equity Awards at December 31, 2014

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable[1]	Number of Securities Underlying Unexercised Options (#) Unexercisable[1]	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[2]	Market Value of Shares or Units of Stock That Have Not Vested ($)[3]
Christopher L. Mapes	9/1/2011	38,153		$33.060	9/1/2021	22,008	$1,520,533
	11/2/2011	28,500		35.550	11/2/2021	9,140	631,483
	12/13/2012	31,653	15,827	47.910	12/13/2022	15,290	1,056,386
	12/31/2012					19,897	1,374,684
	12/16/2013	14,680	29,360	71.300	12/16/2023	10,720	740,645
Vincent K. Petrella	12/3/2008	22,740		21.985	12/3/2018
	12/1/2009	27,280		26.355	12/1/2019
	12/1/2010	21,360		31.315	12/1/2020
	11/2/2011	19,250		35.550	11/2/2021	6,170	426,285
	12/13/2012	11,080	5,540	47.910	12/13/2022	5,350	369,632
	12/16/2013	4,480	8,960	71.300	12/16/2023	3,270	225,924
George D. Blankenship	7/31/2009	2,400		21.190	7/31/2019
	12/1/2009	17,700		26.355	12/1/2019
	12/1/2010	13,740		31.315	12/1/2020
	11/2/2011	13,860		35.550	11/2/2021	4,440	306,760
	12/13/2012	7,913	3,957	47.910	12/13/2022	3,820	263,924
	12/16/2013	3,523	7,047	71.300	12/16/2023	2,570	177,561
Frederick G. Stueber	12/3/2008	18,200		21.985	12/3/2018
	12/1/2009	21,820		26.355	12/1/2019
	12/1/2010	16,900		31.315	12/1/2020
	11/2/2011	14,480		35.550	11/2/2021	4,640	320,578
	12/13/2012	7,520	3,760	47.910	12/13/2022	3,630	250,797
	12/16/2013	3,063	6,127	71.300	12/16/2023	2,240	154,762
Steven B. Hedlund	12/1/2010	5,580		31.315	12/1/2020
	11/2/2011	6,010		35.550	11/2/2021	1,930	133,344
	12/13/2012	4,353	2,177	47.910	12/13/2022	2,100	145,089
	4/24/2013					6,410	442,867
	12/16/2013	1,953	3,907	71.300	12/16/2023	1,430	98,799

[1]	Stock options vest in three equal annual installments, commencing on the first anniversary of the date of the grant.

[2]

Amounts shown in this column represent restricted stock unit (RSU) awards made pursuant to our EPI Plan. The RSU awards vest in full five years from the date of grant, but are subject to accelerated vesting in three years if the targets are met for the applicable Cash LTIP cycle. In addition, amounts shown for Mr. Mapes include an executive retention and retirement replacement award of RSUs granted on September 1, 2011 and December 31, 2012 in connection with his appointment as Chief Operating Officer and Chief Executive Officer, respectively. Both of these additional RSU awards vest ratably over five years and are not subject to accelerated vesting for achievement of performance objectives. The amounts shown for Mr. Hedlund include a special executive retention award of RSUs granted in April 2013. The award vests ratably over seven years, commencing at age 55.

For more information on our restricted stock unit awards under our EPI Plan, see the discussion provided in the Grants of Plan-Based Award Table.

[3]	Based on the closing price of our common stock on the last trading day of the fiscal year 2014 (December 31, 2014) of $69.09.

2014 Stock Option Exercises and Stock Vested

The following table provides information for restricted stock and RSUs that vested, and stock options that were exercised, by the named executive officers during 2014, as well as RSUs for Mr. Mapes that vested but were contributed to our Top Hat (deferred compensation) plan.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)
Christopher L. Mapes	-	-	26,915[1]	$1,929,329
Vincent K. Petrella	-	-	6,477[2]	480,917
George D. Blankenship	-	-	5,218[3]	379,220
Frederick G. Stueber	26,880	1,058,832[4]	5,136[5]	381,348
Steven B. Hedlund	-	-	1,691[6]	125,557

For all of the named executive officers except for Mr. Mapes, the amounts shown above in the “Stock Awards” columns represent restricted stock awards and dividends earned on restricted stock that vested during 2014. On March 1, 2014, restricted stock awards granted in 2010 vested as a result of a determination that the financial targets for our Cash LTIP had been met. For Mr. Mapes, the amounts shown above represent RSUs and dividends earned on RSUs that vested during 2014, including RSUs awarded to Mr. Mapes upon his appointment as Chief Operating Officer and President and CEO in 2011 and 2012, respectively, which vest ratably over five years and have been deferred under our Top Hat Plan. For more information on the terms of deferral, see “Retirement and Other Post-employment Benefits – 2014 Nonqualified Deferred Compensation.”

[1]

Total includes 10,499 RSUs (September 2011 award) and 6,632 RSUs (December 2012 award) that vested during 2014, as well as 489 additional shares attributable to dividends earned on the RSUs, and were deferred under our Top Hat Plan. These RSUs vest ratably over a five-year-period. The total also includes 9,068 RSUs that vested during 2014 (as a result of a determination that the financial targets for our Cash LTIP had been met) and 227 additional shares attributable to dividends earned on the RSUs. Mr. Mapes remitted 3,132 shares to the company in satisfaction of his tax withholding obligations.

[2]

Total also includes 197 additional shares attributable to dividends earned on the restricted stock. Mr. Petrella remitted a total of 2,182 shares to the company in satisfaction of his tax withholding obligations.

[3]

Total also includes 178 additional shares attributable to dividends earned on the restricted stock. Mr. Blankenship remitted a total of 1,912 shares to the company in satisfaction of his tax withholding obligations.

[4]	Based on actual market prices per share (which ranged between $72.00 and $73.00 per share) less the exercise price (ranging from $30.255 to $34.255 per share).

[5]	Total also includes 156 additional shares attributable to dividends earned on the restricted stock. Mr. Stueber remitted 1,542 shares to the company in satisfaction of his tax withholding obligations.

[6]	Total also includes 51 additional shares attributable to dividends earned on the restricted stock. Mr. Hedlund remitted 570 shares to the company in satisfaction of his tax withholding obligations.

RETIREMENT AND OTHER POST-EMPLOYMENT BENEFITS

2014 Pension Benefits

Retirement Annuity Program (RAP)

Under the RAP, each eligible employee accumulates 2.5% of each year’s base compensation in the form of an annuity payable at normal retirement age (age 60 or five years of employment, if later). Participants may also retire early and receive a benefit as early as age 55, but that benefit is reduced to reflect the early payments. For example, a participant commencing his or her RAP benefit at age 55 will receive a benefit equal to 63.82% of his or her normal retirement benefit. In addition to the 2.5% accumulation each year, we have granted, on a number of occasions, additional prospective past service benefits to all participants. The program also provides accumulated benefits to eligible spouses of deceased employees or former employees. Benefits under the program are in addition to those payable under Social Security. The RAP was modified in 1997 and again in 2006 and 2012 to provide one-time elections to all employees at those times.

•

The 1997 election provided a one-time choice to existing employees (hired before November 1, 1997), between maintaining a feature in the RAP known as the Age 60 Feature (or Ramp) or eliminating that feature prospectively in lieu of receipt of employer-provided benefits in our 401(k) plan (referred to as FSP benefits). Under the Ramp feature, if a participant, including a named executive officer, works past normal retirement age (60), he or she may be eligible for certain enhanced benefits to be paid in one of two ways at his/her election: (1) retirement benefits would commence at age 60 while the participant continued to work, or (2) retirement benefits would be delayed until actual retirement with the participant receiving higher payments. Under the Ramp, a participant must start his or her retirement benefits at age 65, even if he/she continues to work for us.

•

The 2006 election provided a one-time choice for existing employees (hired before January 1, 2006), between maintaining the current program or opting into an alternative program in which the prospective annual earned annuity in the RAP is reduced to 1.25% of each year’s base compensation and the employee is entitled to an enhanced Lincoln contribution in the qualified 401(k) plan, based on service. The enhanced defined contribution program is known as the FSP Plus program.

•

All eligible employees hired after January 1, 2006 participate in the FSP Plus program (and do not participate in any RAP benefits). Accordingly, Mr. Mapes and Mr. Hedlund do not participate in the RAP.

•

During 2012, the RAP was modified to provide a lump-sum distribution feature effective July 1, 2012. With this modification, participants can elect to receive an immediate lump-sum distribution or have the lump-sum value paid out over five years. This new lump-sum feature is in addition to the other distribution options (single-life annuity; joint and survivor annuity; year-certain annuity).

Supplemental Executive Retirement Plan (SERP)

Although no new participants have been added to the SERP since 2005, we have a two-tier benefit structure applicable to any new participants. Under the two-tier benefit structure, future participants, if any, designated as “Management Committee and Regional President Participants” are entitled to a retirement benefit as follows:

to a maximum of 60%
Management Committee/ Regional Presidents	=	[	(1.333%	x	years of service	x	final average pay	)	-	applicable offsets	]	x	participation factor

Future participants designated as “Other Participants”, if any, are entitled to a retirement benefit as follows:

to a maximum of 50%

Other Participants	=	[	(1.111%	x	years of service	x	final average pay	)	-	applicable offsets	]	x	participation factor

Currently, two participants (who are not named executive officers) are eligible for benefits under the “Management Committee and Regional Presidents” benefit structure, while there are no current participants under the “Other Participants” category.

Benefits under the SERP for current legacy participants (who joined before the two-tier system was adopted), including each named executive officer other than Mr. Mapes and Mr. Hedlund, are determined as follows:

to a maximum of 65%

Current Participants	=	[	(1.445%	x	years of service	x	final average pay	)	-	applicable offsets	]	x	participation factor

For purposes of the SERP:

•

Years of service includes all service with Lincoln (and, for Mr. Stueber, includes service with previous employers) but excludes service after age 65. Credited service for SERP purposes, as of December 31, 2014, is provided below. Mr. Stueber was awarded prior years of service under the SERP for service with his previous employer. In 2001, however, we eliminated the practice of granting extra years of credited service under the SERP and we do not intend to grant extra years service credit in the future.

•	Final average pay is the average base and bonus compensation for the three highest years in the seven-year period preceding retirement.

•

Benefits payable under the SERP are reduced by applicable offsets that include: the maximum Social Security benefit payable in the year of retirement, the single life benefit payable under the RAP, the lifetime benefit equivalence of any account balance attributable to employer matching contributions, Employee Stock Ownership Plan contributions and/or FSP contributions under the 401(k) plan, and other employer-paid qualified plan benefits paid by previous employers (but only if prior years of service are awarded). Benefits under the SERP are also reduced if the covered employee has participated in the SERP for fewer than eight years at the time of retirement.

•

Unless a different factor is set by the Committee, participants are credited with only 20% of the net amount of the benefit otherwise payable under the SERP when they first become participants, and in each of the next eight years, an additional 10% of the net amount of the benefit will become payable upon retirement. As of December 31, 2014, all of the named executive officers who participate in the SERP had 100% participation factors. Unless modified the maximum net benefit payable under the SERP is $300,000 per year.

•

No new participants have been added to the SERP since 2005. Accordingly, neither Mr. Mapes, who joined the company during 2011, nor Mr. Hedlund, who joined the company during 2008, participate in the SERP.

•

SERP benefits vest at the plan’s normal retirement age of 60. Other than Mr. Stueber, none of the named executive officers who participate in the SERP is currently vested in the SERP. Benefits may become vested as early as age 55, but only if such vesting is approved by the Committee. If benefits are paid before age 60, they are reduced for early commencement. The SERP also provides accumulated benefits to eligible spouses of deceased employees or former employees.

2014 PENSION BENEFITS TABLE

The following provides information relating to potential payments and benefits under our RAP and SERP for the named executive officers who participate in those programs. As noted above, Mr. Mapes and Mr. Hedlund are not participants in the RAP or the SERP.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During the Last Fiscal Year ($)
Christopher L. Mapes	RAP	N/A	N/A	N/A
	SERP	N/A	N/A	N/A
Vincent K. Petrella	RAP	19[1]	1,107,060[3]	-
	SERP	19[2]	1,263,527[4]	-
George D. Blankenship	RAP	29[1]	909,369[3]	-
	SERP	29[2]	1,990,884[4]	-
Frederick G. Stueber	RAP	19[1]	1,454,479[3]	-
	SERP	41[2]	4,385,730[4]	-
Steven B. Hedlund	RAP	N/A	N/A	N/A
	SERP	N/A	N/A	N/A

[1]

Under the RAP, credited years of service are the same as actual years of service, both of which are calculated from the date of hire with Lincoln. Accordingly, there is no benefit increase for credited years of service under the plan. All of the named executive officers, other than Mr. Stueber, are currently under normal retirement age under the terms of the plan.

[2]

Under the SERP, credited years of service versus actual years of service are the same for Messrs. Petrella and Blankenship, all of which are calculated from their dates of hire with Lincoln. Credited years of service versus actual years of service vary for Mr. Stueber as follows: (actual: 19) (credited: 41). When he joined Lincoln over 19 years ago, Mr. Stueber was granted additional years of service under the SERP for service with his prior employer. As a result, benefits earned at his prior employer, if any, will serve as an offset against his SERP benefits. There are no prior employer offsets for Mr. Stueber. The aggregate benefit increase under the SERP for enhanced credited years of service for Mr. Stueber is $3,172,959.

[3]

This represents the actuarial present value of accrued benefits in the RAP for the named executive officers who participate at December 31, 2014. However, this is an estimated full value number that is discounted to a current date. The above actuarial present values were determined using a 3.99% discount rate, RP-2014 Annuitant table, with blue collar adjustment, protected generationally with Scale MP-2014, age 60 commencement and no decrements for death or termination prior to age 60.

All of the named executive officers who participate are currently vested in their RAP benefits because they each have at least five years of service with Lincoln.

Name	When Eligible for a Full, Unreduced Benefit under the RAP	Accrued Annual Benefit Payable under the RAP at Age 60 (as of December 31, 2014) ($)
Christopher L. Mapes	N/A	N/A
Vincent K. Petrella	2020	90,698
George D. Blankenship	2022	78,902
Frederick G. Stueber	2013	99,686
Steven B. Hedlund	N/A	N/A

Vested participants who are below normal retirement age (60) may receive an earlier reduced benefit after he or she reaches age 55.

[4]

This represents the actuarial present value of accrued benefits in the SERP for the named executive officers who participate at December 31, 2014. However, this is an estimated full value number that is discounted to a current date. The above actuarial present values were determined using a 3.99% discount rate, IRS Section 417(e), assumed commencement of SERP benefits at age 60 and no decrements for death or termination prior to age 60.

Name	When Eligible for a Full, Unreduced Benefit under the SERP	Accrued Annual Benefit Payable under the SERP at Age 60 (as of December 31, 2014)
Christopher L. Mapes	N/A	N/A
Vincent K. Petrella	2020	$104,536
George D. Blankenship	2022	175,240
Frederick G. Stueber	2013	300,000
Steven B. Hedlund	N/A	N/A

Benefits may become vested earlier, but this earlier vesting would require approval of the Committee. In addition, benefits paid early would be reduced to account for the early payment.

2014 Nonqualified Deferred Compensation

2005 Deferred Compensation Plan (Top Hat Plan)

Our plan is designed to be a “top-hat” plan that complies with Section 409A of the U.S. Internal Revenue Code. Participation is limited to management and highly compensated employees, approved by the Committee, who have elected to make the maximum elective contributions permitted under the terms of our 401(k) plan for the applicable deferral period/year ($17,500 for 2014).

As of August 1, 2011 participants may defer all or a portion of the common shares underlying restricted stock unit (RSU) awards upon vesting, as well as any gain or income that otherwise would have been recognized upon or after vesting of the RSUs. Any RSUs that have been deferred are paid out in common shares (not cash) when distributed from the plan. The plan now also includes a recovery of funds provision consistent with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

A participant may elect to defer a specified dollar amount or percentage of his or her compensation, provided the amount cannot exceed the sum of eighty percent (80%) of base salary, bonus and/or Cash LTIP for deferral period. A participant may elect to defer a specified percentage of RSUs, provided the amount cannot exceed one hundred percent (100%) of his or her RSUs for the deferral period.

Deferrals are credited to participant accounts based on their elections, and accounts are credited with earnings based on the investment elections made by the participant. There are currently 27 investment options, 26 of which mirror the third-party managed investment funds available under our 401(k) plan and one, Moody’s Corporate Bond Average Index, which preserves an investment option previously available under our old deferred compensation plan. RSU deferrals are invested solely in a Lincoln Stock fund, with no other plan deferrals eligible for investment into that fund. All of the third-party managed investment options track precisely with the returns reported by the investment managers for the funds to which they are associated. The Moody’s Corporate Bond Average Index is derived from pricing data for approximately 100 corporate bonds in the U.S. market, each with current outstandings of over $100 million.

Non-qualified deferred compensation plan distributions are permitted only in the event of separation from service, disability, death, a change in control of the employer or an unforeseeable emergency. Distributions also can be made at a specified time or under a fixed schedule, as stated in the plan at the time of the deferral.

Amounts deferred under the plan are distributed when a participant terminates employment with us or elects to receive an in-service distribution, which is available to assist participants in meeting shorter-term financial needs. In-service distributions are payable in a lump-sum payment on a date that is at least one calendar year after the date of the applicable deferral period/plan year. Distributions following death or retirement may be made by payment in five, ten or fifteen annual installments or by payment of a single lump-sum, except that accounts valued at less than $35,000 are distributed in a single lump-sum payment. The retirement distribution is available for participants starting at age 60 (or age 55 if the participant has 25 years of service). The plan administrator, in its sole discretion, may also allow for financial hardship distributions in certain circumstances. Loans are not permitted under the plan.

2014 Deferred Compensation Plan Table

The following table provides deferred compensation information for 2014 for the named executive officers.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Christopher L. Mapes	517,976	1,239,175[1]	(15,816)[2]	-	3,941,668[3]
Vincent K. Petrella	300,000	-	22,862[4]	-	917,810[3]
George D. Blankenship	-	-	-	-	-
Frederick G. Stueber	100,000	-	26,430[5]	-	640,123[3]
Steven B. Hedlund	-	-	954	-	81,227[3]

[1]	Represents 17,131 RSUs plus 489 additional shares attributable to dividends that vested during 2014.

[2]

Of the amount reported, $5 is included as compensation for 2014 in the “Change in Pension and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table above and is described in its footnotes.

[3]

The portions of the amount reported that relate to deferral contributions in prior years have all been reported in the Summary Compensation Table in those years to the extent the individual was a named executive officer for those years.

[4]

Of the amount reported, $3,481 is included as compensation for 2014 in the “Change in Pension and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table above and is described in its footnotes.

[5]

Of the amount reported, $4,604 is included as compensation for 2014 in the “Change in Pension and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table above and is described in its footnotes.

TERMINATION AND CHANGE IN CONTROL ARRANGEMENTS

The Termination and Change in Control Table below reflects the estimated additional amounts of compensation each named executive officer would receive in the event of a termination of employment. Termination events include: a voluntary termination by the executive; normal retirement of the executive (defined as termination at age 60 or later); an involuntary, not-for-cause termination by Lincoln; a for-cause termination by Lincoln; a termination upon a change in control; and a termination due to death or disability. In addition, estimated additional compensation amounts are shown in the event of a change in control without termination of employment. The amounts shown assume that each event occurred on December 31, 2014, the last business day of the calendar year.

Termination of Employment

No written agreements exist that provide additional payments to a named executive officer in the event of a voluntarily termination of employment with Lincoln or a termination of employment initiated by Lincoln (whether for cause or not). We do not have employment agreements or severance agreements, except for our change in control agreements described below. Pursuant to our standard employment policies, however, upon termination of employment, a named executive officer would be entitled to receive the following:

•	Earned but unpaid base pay, up to the date of termination;

•	Earned and unused vacation, up to the date of termination;

•	Vested amounts held in the executive’s account under our 401(k) plan;

•	Amounts held in the executive’s account under our Top Hat Plan (based on the executive’s election);

•	Deferred vested benefits under our RAP (pension plan) – payments for which could begin at normal retirement age (60) or as early as age 55 (but at a reduced amount); and

•	Continuing medical and/or dental coverage under COBRA, for which the executive would pay 102% of the applicable premium.

In addition, the named executive officer generally would be entitled to exercise any vested stock options for a period of three months after termination (after which time the options would expire). However, vested options would be cancelled if the executive’s employment were terminated for cause or if the executive engaged in competitive conduct within six months of termination. Annual bonuses, cash long-term incentives, unvested stock options, restricted stock and RSUs would be forfeited.

Normal Retirement

In addition to the entitlements described above, upon termination after normal retirement age (age 60), but subject to any 409A deferred payment requirements, a named executive officer would be entitled to receive the following:

•	A pro-rata portion of the annual bonus (EMIP), based on the executive’s period of employment during the calendar year, subject to achievement of the applicable personal and financial goals;

•

Pro-rata portions of each cash long-term incentive plan (Cash LTIP), based on the executive’s periods of employment during each of the open three-year cycles and upon completion of each cycle, subject to achievement of the applicable financial goals;

•

For awards made on or after December 1, 2010, the executive would be entitled to pro-rata vesting of any unvested stock options, restricted stock or restricted stock unit awards (except in the case of the one award that falls closest to the individual’s retirement date if it is later determined that the performance objectives have been met for full accelerated vesting);

•	Normal vesting of benefits under the SERP, provided the executive is a participant;

•	Continuing medical and/or dental coverage as a retiree, with 100% of the premium paid by the executive; and

•	Financial planning services for the year of retirement and for one calendar year thereafter.

For awards made prior to December 1, 2010, the named executive officer would be entitled to exercise stock options for a period of three years after retirement (after which time the options would expire). For awards made on or after December 1, 2010, the named executive officer would be entitled to exercise vested stock options for the remaining period of the original 10-year term.

Change in Control

We have entered into change in control agreements with our named executive officers. Pursuant to our change in control agreements, in the event of a “change in control” and if the named executive officer’s employment with us is terminated without “cause” (as defined in the severance agreement) or the named executive officer terminates employment with us for “good reason” (as defined in the severance agreement) during the two-year period following the change in control, we will make severance payments and provide certain benefits as follows:

•

For the Chief Executive Officer, a lump-sum payment equal to three (3) times the sum of (i) base pay as described in the severance agreement, and (ii) bonus as described in the severance agreement. For the other named executive officers, the lump-sum payment is equal to two (2) times base pay and bonus as described above.

•	Upon a change in control (single trigger), a pro-rata bonus payment equal to the greater of the actual or target amount.

•	Upon a change in control (single trigger), a pro-rata portion of Cash LTIP awards granted prior to the change in control, in amounts equal to the greater of target or actual performance.

•	Continuation of medical insurance (with 100% of the premium paid by the executive) and life insurance for a period of three (3) years following the named executive officer’s termination date.

•	Immediate vesting under the SERP for those who participate. There is no age or service credit under the severance agreements.

•	Outplacement services for a period of two (2) years capped at $100,000 for Mr. Mapes as CEO and $50,000 for the other named executive officers.
•

Under the severance agreements, there is no payment, net of taxes, to compensate for the excise tax imposed on these and other payments if they are determined to be excess parachute payments under the U.S. Internal Revenue Code (in other words, excise tax gross-up). Instead, the named executive officers have their severance payments reduced to the 280G (excess parachute payment) safe harbor limit.

Notwithstanding the foregoing, if the underlying transaction that triggered the change in control is abandoned, the Board may nullify the effect of the change in control and reinstate the agreements without prejudice to any action that may have been taken prior to the nullification.

During the period ending on the later of (1) one year following the termination date or (2) the end of the severance period (as described below), if the executive has received or is receiving severance compensation, the executive may not engage in a business enterprise in substantial and direct competition with Lincoln or one of our subsidiaries without our consent, which consent shall not be unreasonably withheld. The severance period commences on the date of the first occurrence of a change in control and ends on the earliest of (a) the third anniversary of the change in control, (b) the executive’s death, or (c) the executive’s sixty-fifth birthday.

In addition to these change in control agreements, our outstanding stock option, restricted stock and RSU agreements provide for accelerated vesting upon a change in control and a termination of employment in connection with the change in control (double-trigger). In addition, amounts and/or shares (from vested RSUs) held in executives’ accounts under our Top Hat Plan will be paid out automatically upon a change in control (regardless of whether employment is terminated).

The following events would constitute a change in control:

•	any individual, entity or group is or becomes the beneficial owner of 30% or more of the combined voting power of the then-outstanding voting stock of Lincoln;

•	a majority of the Board of Directors ceases to be comprised of incumbent directors;

•

certain reorganizations, mergers or consolidations, or the sale or other disposition of all or substantially all of the assets of Lincoln or the acquisition of the stock or assets of another corporation, or other transactions are consummated; or

•	there is a complete liquidation or dissolution of Lincoln.

Death or Disability

In addition to the entitlements described above under the heading of “Termination of Employment,” upon death or termination due to disability, a named executive officer (or his or her beneficiary) would be entitled to receive the following:

•	A pro-rata portion of the annual bonus, based on the executive’s period of employment during the calendar year subject to achievement of the applicable personal and financial goals;

•

Pro-rata portions of each Cash LTIP, based on the executive’s periods of employment during each of the open three-year cycles and upon completion of each cycle, subject to achievement of the applicable financial goals;

•	Vesting of any unvested stock options, restricted stock awards and restricted stock unit awards;

•	Vesting of accrued benefits under the SERP (nonqualified pension plan) if the named executive officer participates and if the Committee so provides; and

•	Continuing medical and/or dental coverage as a retiree, with 100% of the premium paid by the executive (or his or her surviving dependents).

The named executive officer (or his or her estate) would be entitled to exercise stock options for a period of three years after termination (after which time the options would expire).

Termination and Change in Control Table

The following table sets forth estimates of the potential incremental payments to each of our named executive officers upon the specified termination events and upon a change in control without termination of employment, assuming that each such event took place on the last business day of 2014.

The table does not quantify benefits under plans that are generally available to salaried employees and do not discriminate in favor of named executive officers, including the Retirement Annuity Program, the 401(k) plan, the health care plan and the life insurance plan.

The 2014 annual bonus (EMIP) amounts represent the difference between target EMIP and actual EMIP payments (as disclosed in the Non-Equity Incentive Plan Compensation column of the 2014 Summary Compensation Table) if target EMIP exceeds actual EMIP. For 2014, target EMIP did not exceed actual EMIP so no incremental payments would apply in connection with a hypothetical change in control as of the last business day of 2014. Similarly, the Cash LTIP amounts represent the difference between target Cash LTIP and actual Cash LTIP if target Cash LTIP exceeds actual Cash LTIP. For 2014, the Cash LTIP amounts represent the pro-rata portion of the target amounts for the two cycles of the Cash LTIP (2013-2015 cycle and 2014-2016 cycle) that were open as of the last business day of 2014. There is no amount reflected for the 2012-2014 cycle because that cycle paid out above target and, accordingly, there is no incremental payment relative to this cycle.

In addition, the table includes all equity that is accelerated as a result of termination but does not include the value of outstanding equity awards that have previously vested, such as stock options, which awards are set forth above in the Outstanding Equity Awards at December 31, 2014. There are no amounts included for the Supplemental

Executive Retirement Plan (SERP) because although the executive would become immediately vested in the SERP upon a change in control, the payment itself would get paid out at normal retirement age and would not accelerate and become an incremental benefit upon a change in control. For descriptions of the compensation plans and agreements that provide for the payments set forth in the following table, including our change in control agreements, see the “Elements of Executive Compensation” discussion contained in the CD&A section above.

	Christopher L. Mapes	Vincent K. Petrella	George D. Blankenship	Frederick G. Stueber	Steven B. Hedlund
Involuntary Termination/Termination without Cause before Normal Retirement	$0	$0	$0	NA	$0
Normal Retirement (Age 60):	Not Eligible	Not Eligible	Not Eligible	$632,709	Not Eligible

Long-Term Incentive Plan (Cash LTIP)	$0	$0	$0	$159,139	$0
Stock Options – Accelerated Vesting	$0	$0	$0	$3,927	$0
Restricted Stock/RSUs – Accelerated Vesting	$0	$0	$0	$469,643	$0

Termination Following Change in Control:	$7,043,261	$3,389,521	$2,808,431	$2,612,117	$1,828,509

Severance	$5,940,000	$1,939,609	$1,734,338	$1,577,765	$1,190,419
2014 Annual Bonus (EMIP)	$0	$0	$0	$0	$0
Long-Term Incentive Plan (Cash LTIP)	$699,430	$233,715	$172,448	$159,139	$95,212
Stock Options – Accelerated Vesting	$335,216	$117,337	$83,809	$79,637	$46,109
Restricted Stock/RSUs – Accelerated Vesting	$5,468,301	$1,048,860	$767,836	$745,576	$838,119
Outplacement Estimate	$100,000	$50,000	$50,000	$50,000	$50,000
280G Cutback	$(5,499,686)	$0	$0	$0	$(391,350)

Change in Control (No Termination):	$699,430	$233,715	$172,448	$159,139	$95,212
2014 Annual Bonus (MIP)	$0	$0	$0	$0	$0
Long-Term Incentive Plan (Cash LTIP)	$699,430	$233,715	$172,448	$159,139	$95,212

Death or Disability:	$6,502,947	$1,399,912	$1,024,093	$984,352	$979,440

Long-Term Incentive Plan (Cash LTIP)	$699,430	$233,715	$172,448	$159,139	$95,212
Stock Options – Accelerated Vesting	$335,216	$117,337	$83,809	$79,637	$46,109
Restricted Stock/RSUs – Accelerated Vesting	$5,468,301	$1,048,860	$767,836	$745,576	$838,119

COMPENSATION COMMITTEE REPORT

The Compensation and Executive Development Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with Lincoln’s management and, based on this review and discussion, recommends that it be included in Lincoln’s Annual Report on Form 10-K for the year ended December 31, 2014 and this proxy statement.

By the Compensation and Executive Development Committee:

William E. MacDonald, III, Chair
David H. Gunning
Stephen G. Hanks
Kathryn Jo Lincoln
Hellene S. Runtagh

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

At our 2014 Annual Meeting, approximately 96% of the shareholders who voted on the “say-on-pay” proposal approved the compensation of our named executive officers. The Compensation and Executive Development Committee believes that the shareholder vote reinforces the philosophy and objectives of our executive compensation program. In 2011, our shareholders expressed overwhelming support for an annual “say-on-pay” vote, which our Board of Directors recommended. Accordingly, the Board is again providing shareholders with the opportunity to cast an advisory vote on the compensation for our named executive officers at the 2015 Annual Meeting in accordance with the requirements of the SEC rules.

Our compensation philosophy is to pay for performance, a philosophy that has been rooted in our history and tradition for over 119 years. Our compensation program consists of elements designed to complement one another and focus on both short-term and long-term performance. The Compensation and Executive Development Committee regularly reviews peer group data and best practices and trends related to executive compensation to ensure that our programs are properly aligned with our business strategy and philosophy, as well as promote shareholder value. The Committee receives advice from independent consultants. In addition to the information provided earlier in the Compensation Discussion and Analysis above, we believe shareholders should consider the following in determining whether to approve this proposal:

Our Culture and Performance

To maintain a performance-driven culture, we:

•	expect our executives to deliver above-market financial results;

•	provide systems that tie executive compensation to superior financial performance;

•	take action when needed to address specific business challenges; and
•	maintain good governance practices in the design and operation of our executive compensation programs.

We have a long track record of delivering increased value to our shareholders.

Pay for Performance

We provide systems that tie executive compensation to superior financial performance. Historically, while we have delivered above-market financial performance, our executive compensation has generally been below the competitive market – this means we have delivered financial results superior to the executive compensation we have paid out.

We have a balanced pay mix between short and long-term incentives, with a focus on long-term performance:

•

Base Salaries. Base salaries for our named executive officers are set at the 45th percentile of benchmark data (below market). For 2014, base salaries for our named executive officers were slightly below the 45th percentile, with an average increase of 6%. For 2015, base salaries for our named executive officers increased 6%, on average.

•

Annual Bonus Awards are Aligned with our Performance and Contain a Balanced Mix of Metrics. The total cash compensation for our named executive officers, which includes base pay and the annual bonus (EMIP), is targeted at the 65th percentile of benchmark data (above market) but requires achievement of superior financial results (well above market). The EMIP is based on a balance of metrics – both financial and personal – with the financial components based on EBITB and AOWC/Sales and with a mix of corporate and business unit performance. For 2014, annual bonus targets for the named executive officers increased 2%.

•	For 2015, annual bonus targets for the named executive officers increased 6% on average. There are no guaranteed bonuses.

PROPOSAL 3 (CONTINUED)

•

Long-Term Incentives are Aligned with the Interests of our Shareholders. We believe that incentives should be based on factors that deliver long-term sustainability for Lincoln. Therefore, the named executive officers receive three types of long-term incentives, but we place the greatest emphasis on those that reward share appreciation. The three components are: (1) stock options (for U.S. and Canadian-payrolled employees), (2) RSUs and (3) a three-year Cash LTIP. Total awards are targeted at the 50th percentile of benchmark data (at market).

Good Governance Practices

In addition to our emphasis on above-market financial performance and pay-for-performance, we design our programs to be current with best practices and good corporate governance. We also consider the risks associated with any particular program, design or compensation decision. We believe these assessments result in sustained, long-term shareholder value. Some of the governance practices include:

•

Officers are Subject to Stock Ownership Guidelines. Our officers, including the named executive officers, are subject to stock ownership guidelines of five times base salary for our Chief Executive Officer and three times base salary for our other named executive officers.

•	Reduced Equity Retirement Benefits. Since 2010, we have eliminated full vesting of equity awards upon retirement (vesting was changed to pro-rata vesting).

•

Committee Receives Regular Updates. We regularly update the Compensation and Executive Development Committee on current best practices, trends and legislative changes and the Committee conducts annual reviews of market competitiveness and the relationship of our compensation to financial performance.

•	Committee Retains Independent Advisors. The Committee retains independent compensation consultants and legal advisors to provide input and recommendations on our executive compensation program. Our advisors meet the independence requirements set out by the SEC and Nasdaq.

•

No Compensation Consultant Conflicts of Interest. While the Committee received assistance from Hay Group during 2014 with respect to various executive compensation matters, it is not aware of any conflict of interest related to the work performed by Hay Group.

•	We Have a Broad Clawback Policy. We have a clawback policy that applies to our incentive compensation. Our policy goes beyond the requirements of Dodd-Frank and applies to all of our officers.

•

Our Change in Control Agreements Require a Double-Trigger. Our change in control agreements do not provide tax gross-ups, are conditioned on a change in control and termination of employment (double-trigger) and are capped payments at three times base and bonus for the Chief Executive Officer (with other named executive officers capped at two times base/bonus).

•

No Tax Gross-Ups. We do not provide tax gross-ups to our executive officers, other than tax equalizations benefits available to all employees on international assignment and modest gross-ups upon relocation available to all domestic employees who relocate.

•	No Multi-Year Guarantees on Compensation. We do not provide for multi-year guarantees for base pay or other compensation.

•	No Dividends on Unvested RSUs. We do not pay dividends to executives on unvested RSUs. We sequester dividends until the award vests (when dividends are paid out in additional common shares).

•	We have not added new SERP participants since 2005. We have not added new participants to the SERP since 2005.

PROPOSAL 3 (CONTINUED)

•

We will not Grant Extra Years Service Credit under the SERP. We do not provide additional years service credit under our SERP (other than with respect to Mr. Stueber who was awarded this service back in 1995).

•

Performance-Based Equity Awards do not Count for SERP (Pension) Calculation. We do not include performance-based equity awards or other long-term incentive compensation in the pension calculation for our SERP.

•

No Hedging or Pledging. Officers are not permitted to use Lincoln stock in hedging activities, such as cashless collars, forward sales, equity swaps and other similar arrangements. In addition, our insider trading policy prohibits pledging of Lincoln stock for officer and directors.

•

Limited Perquisites. We offer limited perquisites that consist of financial planning services (for which imputed income is charged), an annual physical examination and reimbursement of club dues for two named executive officers (for which imputed income is charged).

As illustrated above, the Committee has and will continue to take action to structure our executive compensation program in a manner that is performance-based, current with best practices and good corporate governance and aimed at sustaining long-term shareholder value. The Board believes that the executive compensation disclosed in the Compensation Discussion and Analysis section, tabular disclosures (including Summary Compensation Table) and other narrative disclosures in this proxy statement aligns with our peer group pay practices and compensation philosophy.

Upon the recommendation of the Board of Directors, and for the reasons stated above, we ask shareholders to consider the following resolution:

RESOLVED, that the compensation awarded to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the Compensation Discussion and Analysis and the tabular disclosure (together with the accompanying narrative disclosure) in this proxy statement, as required by the rules of the Securities and Exchange Commission, is hereby approved.

Your Vote Matters to Us

As an advisory vote, this proposal is not binding on us. However, the Compensation and Executive Development Committee of the Board, which is responsible for designing and administering our executive compensation programs, values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Majority Vote Needed

A favorable vote of a majority of the shares of Lincoln common stock present or represented by proxy and entitled to vote on the matter is necessary for approval of the proposal. Abstentions will have the same effect as a vote “against” the proposal and broker non-votes will not be counted for determining whether the proposal is approved.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

MANAGEMENT OWNERSHIP OF SHARES

The following table sets forth certain information regarding ownership of shares of common stock of Lincoln as of December 31, 2014 by each of the Directors, Director nominees and each of our executive officers named in the Summary Compensation Table above, as well as all Directors, Director nominees and executive officers as a group. Except as otherwise indicated, voting and investment power with respect to shares reported in this table are not shared with others.

BENEFICIAL OWNERSHIP TABLE
Directors and Director Nominees	Number of Shares of Lincoln Common Stock Beneficially Owned[1]	Percent of Class

Harold L. Adams	19,529[2]	*
Curtis E. Espeland	5,816[3]	*
David H. Gunning	22,310[4]	*
Stephen G. Hanks	17,315[5]	*
Robert J. Knoll	23,140[6]	*
G. Russell Lincoln	379,346[7]	*
Kathryn Jo Lincoln	1,064,165[8]	1.38%
William E. MacDonald, III	19,580[9]	*
Phillip J. Mason	8,201[10]	*
Hellene S. Runtagh	21,140[11]	*
George H. Walls, Jr.	40,140[12]	*

Named Executive Officers

Christopher L. Mapes	129,556[13]	*
Vincent K. Petrella	144,000[14]	*
George D. Blankenship	96,770[15]	*
Frederick G. Stueber	100,168[16]	*
Steven B. Hedlund	28,034[17]	*

All Directors, Director Nominees and Executive Officers as a group (22 persons)	2,292,626[18]	2.96%

*	Indicates less than 1%

[1]

Reported in compliance with the beneficial ownership rules of the Securities and Exchange Commission, under which a person is deemed to be the beneficial owner of a security, for these purposes, if he or she has or shares voting power or investment power over the security or has the right to acquire the security within 60 days of December 31, 2014.

[2]	Includes 4,497 restricted shares.

[3]	Includes 5,816 restricted shares.

[4]	Includes 4,497 restricted shares.

[5]	Includes 4,497 restricted shares.

[6]	Includes 4,497 restricted shares.

[7]

Of the shares reported, Mr. Lincoln held of record 263,184 shares, 4,497 shares of which are restricted shares. An additional 1,028 shares held of record by his spouse. The remaining shares were held of record as follows: 12,318 shares by a trust for the benefit of his son, as to which Mr. Lincoln is a trustee; 35,154 shares by the Laura R. Heath Family Trust for which Mr. Lincoln serves as trustee; 60,662 shares by The G. R. Lincoln Family Foundation for which Mr. Lincoln serves as a trustee; and 7,000 shares that may be acquired upon the exercise of stock options within 60 days of December 31, 2014. Mr. Lincoln disclaims beneficial ownership of the shares held by his spouse, the trusts and the Foundation.

[8]

Of the shares reported, 56,209 shares were held of record by a trust established by Ms. Lincoln, under which she has sole investment and voting power, 4,497 shares are restricted shares and 215 shares are held by her son (as to which Ms. Lincoln disclaims beneficial ownership). The remaining shares were held of record as follows: 1,003,244 shares were held of record by the Lincoln Institute of Land Policy, of which Ms. Lincoln is the Chair, as to which shares Ms. Lincoln disclaims beneficial ownership.

[9]	Includes 4,497 restricted shares.

[10]	Includes 3,201 restricted shares.

[11]	Includes 4,497 restricted shares.

[12]	Includes 4,497 restricted shares and 7,000 shares that may be acquired upon the exercise of stock options within 60 days of December 31, 2014.

[13]	Of the shares reported, Mr. Mapes held of record 16,570 shares and 112,986 shares that may be acquired upon the exercise of stock options within 60 days of December 31, 2014.

[14]

Of the shares reported, Mr. Petrella held of record 37,810 shares, 15,682 shares of which are held jointly by Mr. Petrella and his spouse and over which they share voting and investment power. Mr. Petrella has the right to acquire 106,190 shares upon the exercise of stock options within 60 days of December 31, 2014.

[15]

Of the shares reported, Mr. Blankenship held 37,634 shares, 2,140 of which are held jointly by Mr. Blankenship and his spouse. Mr. Blankenship has the right to acquire 59,136 shares upon the exercise of stock options within 60 days of December 31, 2014.

[16]	Of the shares reported, Mr. Stueber held of record 18,185 shares and 81,983 shares that may be acquired upon the exercise of stock options within 60 days of December 31, 2014.

[17]	Of the shares reported, Mr. Hedlund held of record 10,138 and 17,896 shares that may be acquired upon the exercise of stock options within 60 days of December 31, 2014.

[18]	Includes 499,843 shares which all executive officers and Directors, as a group, have or had the right to acquire upon the exercise of stock options within 60 days of December 31, 2014.

In addition to the above management holdings, as of December 31, 2014, the 401(k) plan held 1,992,083 shares of Lincoln common stock, or approximately 2.59% of the shares of Lincoln common stock outstanding.

The following table provides certain information as of the end of fiscal 2014 with respect to shares that may be issued under our company’s existing equity compensation plans.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights ($)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2,328,689	37.80	2,330,493
Equity compensation plans not approved by security holders	N/A	N/A	N/A
TOTAL	2,328,689	37.80	2,330,493

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors, executive officers and beneficial owners of 10% or more of the outstanding shares of common stock of Lincoln to file reports of beneficial ownership and changes in beneficial ownership with respect to the securities of Lincoln with the Securities and Exchange Commission and to furnish copies of those reports to us. Based solely on a review of the Forms 3, 4 and 5 and amendments thereto furnished to us with respect to the fiscal year ended December 31, 2014 we believe that for the year 2014 all filing requirements were met on a timely basis.

OTHER OWNERSHIP OF SHARES

Set forth below is information about the number of shares held by any person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) known to us to be an owner of more than 5% of the shares of our common stock as of December 31, 2014.

Name and Address of Beneficial Owner	No. of Shares and Nature of Beneficial Ownership	Percent of Class
Baillie Gifford & Co	4,342,439	5.64%
Calton Square
1 Green Side Row
Edinburgh EH1 3AN Scotland, UK
BlackRock, Inc.	4,613,207	5.99%
55 East 52nd Street
New York, New York 10022
David C. Lincoln	4,708,880	6.12%
1741 East Morten Avenue, Suite A
Phoenix, Arizona 85020
The Vanguard Group	5,039,851	6.55%
100 Vanguard Boulevard
Malvern, Pennsylvania 19355

According to its Schedule 13G filed on January 23, 2015, Baillie Gifford & Co. has sole dispositive power over 4,342,439 shares and sole voting power over 3,505,782 shares. In its Schedule 13G filing, Baillie Gifford & Co. states that the shares of Lincoln common stock reported in the filing were acquired and are held in the ordinary course of business and were not acquired and are not held for purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having the purpose or effect.

According to its Schedule 13G/A filed on January 30, 2015, BlackRock, Inc. has sole voting power over 4,350,201 shares and sole dispositive power over 4,613,207 shares. In its Schedule 13G/A filing, BlackRock states that the shares of Lincoln common stock reported in the filing were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

According to his Schedule 13G/A filed on January 26, 2015, David C. Lincoln has sole voting and dispositive power over 2,163,530 shares and shared voting and dispositive power over 2,545,350 shares. In his Schedule 13G/A filing, Mr. Lincoln states that the shares of Lincoln reported in the filing were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

According to its Schedule 13G/A filed on February 10, 2015, The Vanguard Group has sole voting power over 52,332 shares, sole dispositive power over 4,994,219 shares and shared dispositive power over 45,632 shares. In its Schedule 13G/A filing, Vanguard Group states that the shares of Lincoln common stock reported in the filing were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2014, none of the Compensation and Executive Development Committee members were employees of Lincoln or any of its subsidiaries, and there were no reportable business relationships between Lincoln and the Compensation and Executive Development Committee members. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Compensation and Executive Development Committee. In addition, none of our executive officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors.

PROPOSAL 4

APPROVAL OF 2015 EQUITY AND INCENTIVE COMPENSATION PLAN

On February 5, 2015, upon the recommendation of the Compensation and Executive Development Committee (which we refer to as the Compensation Committee), our Board unanimously approved and adopted the 2015 Equity and Incentive Compensation Plan (which we refer to as the 2015 Employee Plan), subject to the approval of our shareholders at the Annual Meeting. If approved by our shareholders, the 2015 Employee Plan will replace our 2006 Equity and Performance Incentive Plan (Restated as of March 3, 2011) (which we refer to as the 2006 Employee Plan).

Our shareholders previously approved our 2006 Employee Plan, which currently allows us to grant stock options, stock appreciation rights, restricted shares, restricted stock units, performance shares and performance units to our officers and other employees (including those of our subsidiaries) and certain consultants. In the event that our shareholders approve the 2015 Employee Plan, no future awards will be granted under the 2006 Employee Plan after the date of such approval. In the event that our shareholders do not approve the 2015 Employee Plan, then it will not become effective, no awards will be granted under the 2015 Employee Plan, and the 2006 Employee Plan will continue in accordance with its terms as previously approved by our shareholders. In addition, our ability to make certain performance awards to certain recipients may be limited.

The following summary of the material provisions of the 2015 Employee Plan is not intended to be exhaustive and is qualified in its entirety by the terms of the 2015 Employee Plan, a copy of which is set forth as Appendix B to this Proxy Statement.

Why We Believe You Should Vote for Proposal 4

The 2015 Employee Plan authorizes the Compensation Committee to provide equity-based compensation in the form of option rights (or stock options), stock appreciation rights (or SARs), restricted shares, restricted stock units (or RSUs), performance shares, performance units, dividend equivalents and other stock or stock-based awards. The purposes of these awards is to attract and retain officers and other employees (and those of our subsidiaries), certain non-employees who perform employee functions and certain consultants, and to provide such persons incentives and rewards for performance. Some of the key features of the 2015 Employee Plan that reflect our commitment to effective management of equity and incentive compensation are set forth below.

We believe our future success depends in part on our ability to attract, motivate and retain highly qualified employees. The ability to provide equity-based awards under the 2015 Employee Plan is a critical component to achieving this success. We would be at a distinct competitive disadvantage if we could not use equity-based awards to recruit, motivate and retain our officers and other employees.

The use of our common shares as part of our compensation program fosters a pay-for-performance culture that is an important element of our overall compensation philosophy. We believe that equity compensation motivates employees to appropriately focus on actions that enhance shareholder value because they will share in that value enhancement through improved share price performance. Our equity compensation also effectively retains our officers and other employees and promotes a focus on sustained enhancement of shareholder value because our equity compensation awards can be subject to vesting and/or performance criteria.

As of February 23, 2015, only 1,540,744 shares remained available for issuance under the 2006 Employee Plan. If the 2015 Employee Plan is not approved, we may be compelled to significantly increase the cash component of our employee compensation, which may not necessarily align employee compensation interests with the

PROPOSAL 4 (CONTINUED)

investment interests of our shareholders as well as the alignment provided by equity-based awards. Replacing equity awards with cash would also increase cash compensation expense and divert cash away from more impactful uses, such as investment in our business operations.

The following includes aggregated information regarding the potential overhang or dilution associated with the 2006 Employee Plan and the potential overhang or dilution that would result if the 2015 Employee Plan is approved. Please note that we also are seeking approval for shares under the Lincoln Electric Holdings, Inc. 2015 Stock Plan for Non-Employee Directors as described below in Proposal 5, and you may want to take the information set forth in Proposal 5 into consideration when evaluating this Proposal 4 to fully determine the consequences of both that proposed share request and this proposed share request. The information is as of February 23, 2015. As of that date, there were approximately 76,165,498 of our common shares outstanding:

Under the 2006 Employee Plan:

•

Outstanding stock options: 2,364,403 shares (3.1% of our outstanding shares) (our outstanding employee stock options have a weighted average exercise price of $41.97 and an average remaining term of 6.3 years);

•	Unvested restricted shares: 0 shares (0% of our outstanding shares);

•	Unvested RSUs: 303,782 shares (0.4% of our outstanding shares);

•	Total shares subject to outstanding awards, as described above: 2,668,185 shares (3.5% of our outstanding shares);

•	Total shares available for future awards under the 2006 Employee Plan: 1,540,744 shares (2.0% of our outstanding shares);

•

The total number of shares subject to outstanding awards under the 2006 Employee Plan (2,668,185 shares), plus the total number of shares available for future awards under the 2006 Employee Plan (1,540,744 shares), represents a current overhang or dilution to our shareholders of approximately 5.5%;

Under the 2015 Employee Plan:

•	Proposed total shares available for issuance under the 2015 Employee Plan: 5,400,000 shares (which represents a potential overhang or dilution to our shareholders of approximately 7.1%); and

Total potential overhang or dilution under 2006 Employee Plan and proposed 2015 Employee Plan:

•

The total shares subject to outstanding awards under the 2006 Employee Plan, as of February 23, 2015 (2,668,185), plus 0 total shares available for future awards under the 2006 Employee Plan as of that date (this number is zero because any shares subject to awards granted after February 5, 2015 under the 2006 Employee Plan will reduce the number of shares available for issuance under the 2015 Employee Plan), plus the proposed shares available for issuance under the 2015 Employee Plan (5,400,000), represent a total potential overhang or dilution of 8,068,185 shares (approximately 10.6%).

Based on the closing price on the NASDAQ Stock Market for our common shares on February 23, 2015 of $69.95 per share, the aggregate market value as of February 23, 2015 of the 5,400,000 shares requested for issuance under the 2015 Employee Plan was $377,730,000. In 2012 and 2013, and January 1, 2014 through

PROPOSAL 4 (CONTINUED)

February 23, 2015 (since there was no annual grant during 2014 due to the recent change in our annual grant timing by which we now make annual grants during the first quarter of each calendar year), we granted awards under the 2006 Employee Plan covering 546,924 shares, 343,030 shares and 377,027 shares, respectively. For these purposes, we refer to the period from January 1, 2014 through February 23, 2015 as “2014/15”. Based on our basic weighted average common shares outstanding for those periods of 83,087,000, 81,978,000 and 79,185,000, respectively, for the 2012-2014/15 period, our average burn rate, not taking into account forfeitures, was 0.5% (the burn rates for these individual periods were 0.7% for 2012, 0.4% for 2013, and 0.5% for 2014/15).

In determining the number of shares to request for approval under the 2015 Employee Plan, our management team worked with Towers Watson, our compensation consultant, and the Compensation Committee to evaluate a number of factors including our recent share usage and criteria expected to be utilized by institutional proxy advisory firms in evaluating our proposal for the 2015 Employee Plan.

If the 2015 Employee Plan is approved, we intend to utilize the shares authorized under the 2015 Employee Plan to continue our practice of incentivizing key individuals through annual equity grants. We currently anticipate that the shares requested in connection with the approval of the 2015 Employee Plan will last about nine years, based on our historic grant rates and the approximate current stock price, but could last for a shorter period of time if actual practice does not match historic rates or our stock price changes materially. As noted in “2015 Employee Plan Highlights” and elsewhere below, our Compensation Committee would retain full discretion under the 2015 Employee Plan to determine the number and amount of awards to be granted under the 2015 Employee Plan, subject to the terms of the 2015 Employee Plan, and future benefits that may be received by participants under the 2015 Employee Plan are not determinable at this time.

We believe that we have demonstrated a commitment to thoughtful and responsible equity compensation practices. We recognize that equity compensation awards dilute shareholder equity, so we have carefully managed our equity incentive compensation. Our equity compensation practices are intended to be competitive and consistent with market practices, and we believe our historical share usage has been disciplined and mindful of shareholder interests.

2015 Employee Plan Highlights

Administration.    The 2015 Employee Plan will be administered by the Compensation Committee. The Compensation Committee may delegate its authority under the 2015 Employee Plan to a subcommittee. The Compensation Committee or the subcommittee may delegate to one or more of its members or to one or more of our officers, agents or advisors, administrative duties or powers, and may authorize one or more officers to do one or both of the following (subject to certain limitations described in the 2015 Employee Plan):

•	designate employees to receive awards under the 2015 Employee Plan; and

•	determine the size of any such awards.

Reasonable 2015 Employee Plan Limits.    Subject to adjustment as described in the 2015 Employee Plan, total awards under the 2015 Employee Plan are limited to 5,400,000 shares, plus any shares recycled into the 2015 Employee Plan as described below. These shares may be shares of original issuance or treasury shares or a combination of the foregoing. If approved by our shareholders, the 2015 Employee Plan will become effective and no further awards will be made under the 2006 Employee Plan.

PROPOSAL 4 (CONTINUED)

The 2015 Employee Plan also provides that, subject to adjustment as described in the 2015 Employee Plan:

•	the aggregate number of common shares actually issued or transferred upon the exercise of incentive stock options, or ISOs, will not exceed 5,400,000 common shares;

•	no participant will be granted stock options and/or SARs, in the aggregate, for more than 1,000,000 common shares during any calendar year;

•

no participant will be granted awards of restricted shares, RSUs, performance shares and/or other stock-based awards that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code, in the aggregate, for more than 500,000 common shares during any calendar year;

•

no participant in any calendar year will receive an award of performance units and/or other awards payable in cash that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code, having an aggregate maximum value as of their respective grant dates in excess of $3,000,000 and;

•

awards that do not comply with the applicable minimum vesting periods provided for in the 2015 Employee Plan (as further described below) will not result in the issuance or transfer of more than 5% of the maximum number of common shares available under the 2015 Employee Plan.

Fungible Share Counting Mechanics.    The 2015 Plan contains fungible share counting mechanics, which generally means that awards other than stock options and SARs will be counted against the aggregate share limit as 3.24 shares for every one share that is actually issued or transferred under such awards. This means, for example, that only 1,666,666 common shares could be issued in settlement of RSU awards from the 5,400,000 common shares initially authorized.

Allowances for Conversion Awards and Assumed Plans.    Subject to the 2015 Employee Plan’s share counting rules, common shares covered by awards granted under the 2015 Employee Plan will not be counted as used unless and until the shares are actually issued or transferred. However, common shares issued or transferred under awards granted under the 2015 Employee Plan in substitution for or conversion of, or in connection with an assumption of, stock options, SARs, restricted shares, RSUs or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with us or any of our subsidiaries will not count against (or be added back to) the aggregate share limit or other 2015 Employee Plan limits described above. Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the 2015 Employee Plan, under circumstances further described in the 2015 Employee Plan, but will not count against the aggregate share limit or other 2015 Employee Plan limits described above.

Limited Share Recycling Provisions.    Common shares covered by an award granted under the 2015 Employee Plan will not be counted as used unless and until they are actually issued and delivered to a participant. If any common shares issued or transferred pursuant to an award granted under the 2015 Employee Plan are forfeited, or an award granted under the 2015 Employee Plan is cancelled or forfeited, expires or is settled for cash (in whole or in part), the common shares issued or transferred pursuant to, or subject to, such award (as applicable) will, to the extent of such cancellation, forfeiture, expiration, or cash settlement, again be available for issuance or transfer as described in the 2015 Employee Plan. The following common shares will not be added back to the aggregate share limit under the 2015 Employee Plan: (1) shares tendered or otherwise used in payment of an option’s exercise price; (2) shares withheld or otherwise used by us to satisfy tax withholding obligations; and

PROPOSAL 4 (CONTINUED)

(3) shares that are repurchased by us with stock option proceeds. Further, all common shares covered by SARs that are exercised and settled in shares, whether or not all common shares covered by the SARs are actually issued to the participant upon exercise, will be considered issued or transferred pursuant to the 2015 Employee Plan. If a participant elects to give up the right to receive compensation in exchange for common shares based on fair market value, such common shares will not count against the aggregate share limit under the 2015 Employee Plan.

Minimum Vesting Periods/Double-Trigger Change in Control.    The 2015 Employee Plan provides that, except for awards regarding up to an aggregate of 5% of the maximum number of common shares that may be issued or transferred under the 2015 Employee Plan:

•

Time-based restrictions on restricted shares, RSUs and other share-based awards may not lapse solely by the passage of time sooner than ratably over three years (or sooner than after one year in the case of stock options and SARs), unless the Compensation Committee specifically provides for those restrictions to lapse sooner, including (1) by virtue of the retirement, death or disability of a participant or (2) in the event of a change in control only where either (A) within a specified period of time a participant is involuntarily terminated for reasons other than for cause or terminates his or her employment for good reason or (B) such awards are not assumed or converted into replacement awards in a manner described in the applicable award agreement (we refer to any change in control satisfying these conditions as a double-trigger change in control); and

•

Restrictions on restricted shares, RSUs and other share-based awards that lapse upon the achievement of management objectives may not lapse sooner than after one year, and the performance period for performance shares and performance units must be at least one year, unless the Compensation Committee specifically provides in a grant for earlier lapse or modification, including by virtue of the retirement, death or disability of a participant or a double-trigger change in control.

No Repricing Without Shareholder Approval.    We have never repriced underwater stock options or SARs, and the repricing of options and SARs (outside of certain corporate transactions or adjustment events described in the 2015 Employee Plan) is prohibited without shareholder approval under the 2015 Employee Plan.

Change in Control Definition.    The 2015 Employee Plan includes a definition of “change in control.” Generally, unless otherwise prescribed by the Compensation Committee in an award agreement, a change in control will generally be deemed to have occurred if:

•

a person or group (excluding certain purchases directly from us or by us or our subsidiaries, by our or our subsidiaries’ employee benefit plans or related trusts, or by any person or group in a transaction that constitutes a “business combination” as described in the second-to-last bullet of this paragraph) acquires beneficial ownership of 30% or more of the combined voting power of our outstanding securities entitled to vote generally in the election of our directors (which we refer to as voting power), excluding certain inadvertent purchases or ownership levels as described in the definition in the 2015 Employee Plan;

•

individuals who as of the effective date of the 2015 Employee Plan constituted our entire Board (which we refer to as the incumbent Board) cease to constitute at least a majority of our Board, unless their replacements are approved as described in the 2015 Employee Plan;

•

we consummate a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of our assets, or the acquisition of the stock or assets of another corporation, or other transaction (which we refer to as a business combination) unless generally (1) owners of our voting

PROPOSAL 4 (CONTINUED)

power before the business combination generally own a majority of the outstanding voting power of the resulting entity, (2) no person or group (excluding certain entities) beneficially owns 30% or more of the outstanding voting power of the resulting entity, and (3) at least a majority of the board of the resulting entity were members of our incumbent Board when the initial agreement for the business combination was signed or our Board approved the business combination; or

•	our shareholders approve a complete liquidation or dissolution of our company, except pursuant to a business combination discussed in the immediately preceding bullet of this paragraph.

Other Features.

•

The 2015 Employee Plan also provides that, except with respect to converted, assumed or substituted awards as described in the 2015 Employee Plan, no stock options or SARs will be granted with an exercise or base price less than the fair market value of our common shares on the date of grant; and

•

The 2015 Employee Plan is designed to allow awards made under the 2015 Employee Plan to potentially qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code.

Section 162(m)

The 2015 Employee Plan is also intended to enable us to structure certain awards so that they may be able to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code (which we refer to as the Code). If our equity awards qualify as “qualified performance-based compensation” for purposes of Section 162(m) of the Code, then we would generally be able to receive a federal income tax deduction for certain compensation paid to our Chief Executive Officer and the other three most highly compensated executive officers (other than our Chief Financial Officer) in excess of $1 million for any taxable year. While we believe it is in the best interests of the company and our shareholders to have the ability to potentially grant “qualified performance-based compensation” under Section 162(m) of the Code, we may decide to grant compensation that will not qualify as “qualified performance-based compensation” for purposes of Section 162(m) of the Code. Moreover, even if we intend to grant compensation that qualifies as “qualified performance-based compensation” for purposes of Section 162(m) of the Code, we cannot guarantee that such compensation will so qualify or ultimately will be deductible by us.

With respect to performance awards, in order to satisfy the “qualified performance-based compensation” exception to the deduction limitation of Section 162(m) of the Code, the vesting of the award must be contingent solely on the attainment of one or more performance goals determined by a committee of two or more outside directors. The award must also be granted pursuant to a shareholder approved plan containing (1) the material terms of the performance criteria pursuant to which the performance goals may be established, (2) the individuals eligible to receive awards under the plan, and (3) a specified limit on the number of shares or value a participant may receive within a certain time period or periods. Shareholder approval of this Proposal is intended to satisfy the shareholder approval requirements under Section 162(m) of the Code.

In particular, the 2015 Employee Plan includes a list of performance measures upon which the Compensation Committee must condition a grant or vesting of a “qualified performance-based award” pursuant to the 2015 Employee Plan, which measures are to be based on one or more of the following:

•

Profits (e.g., operating income, EBIT, EBIT before bonus, EBT, net income, earnings per share, residual or economic earnings – these profitability metrics could be measured before special items and/or subject to GAAP definition);

PROPOSAL 4 (CONTINUED)

•	Cash Flow (e.g., EBITDA, operating cash flow, total cash flow, cash flow in excess of cost of capital or residual cash flow or cash flow return on investment);

•	Returns (e.g., profits or cash flow returns on: assets, invested capital, net capital employed, and equity);

•	Working Capital (e.g., working capital divided by sales, days’ sales outstanding, days’ sales inventory, and days’ sales in payables);

•	Profit Margins (e.g., profits divided by revenues, gross margins and material margins divided by revenues, and material margin divided by sales pounds);

•	Liquidity Measures (e.g., debt-to-capital, debt-to-EBITDA, total debt ratio);

•

Sales Growth, Cost Initiative and Stock Price Metrics (e.g., revenue growth, stock price appreciation, total return to shareholders, sales and administrative costs divided by sales, and sales and administrative costs divided by profits);

•

Strategic Initiative Key Deliverable Metrics consisting of one or more of the following: product development, strategic partnering, research and development, market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures; and

•

Any of the above criteria as compared to the performance of a published or a special index deemed applicable by the Compensation Committee, including, without limitation, the Standard & Poor’s 500 Stock Index.

In addition to the performance measures, the 2015 Employee Plan also includes individual grant limits for certain equity or incentive awards that can be granted pursuant to the 2015 Employee Plan, as further described under the heading “Summary of Other Provisions of the 2015 Employee Plan.”

We are seeking shareholder approval of the 2015 Employee Plan, including the performance measures and individual grant limits under the 2015 Employee Plan, as well as the individuals eligible to receive awards under the 2015 Employee Plan, to have the flexibility to potentially grant performance-based awards under the 2015 Employee Plan that may be fully deductible for federal income tax purposes. If our shareholders approve the 2015 Employee Plan and the material terms for qualified performance-based compensation under the 2015 Employee Plan, assuming that all other Section 162(m) requirements are met, we may be able to obtain tax deductions with respect to awards issued under the 2015 Employee Plan to our Section 162(m) executive officers without regard to the limitations of Section 162(m) through the 2020 annual meeting of shareholders (in other words, for five years).

In evaluating this Proposal 4, shareholders should consider the factors set forth under “Summary of Other Provisions of the 2015 Employee Plan” below, plus the remaining information in this Proposal 4.

Summary of Other Provisions of the 2015 Employee Plan

Shares Available Under the 2015 Employee Plan.    Subject to adjustment as provided in the 2015 Employee Plan, the number of common shares that may be issued or transferred

•	upon the exercise of stock options or SARs,

•	as restricted shares and released from substantial risks of forfeiture,

PROPOSAL 4 (CONTINUED)

•	in payment of RSUs,

•	in payment of performance shares or performance units that have been earned,

•	as stock or other stock-based awards, or

•	in payment of dividend equivalents

will not exceed in the aggregate 5,400,000 common shares, plus any shares recycled into the 2015 Employee Plan as described below. These shares may be shares of original issuance or treasury shares or a combination of the foregoing.

The 2015 Employee Plan contains fungible share counting mechanics, as described above. The 2015 Employee Plan also provides the plan or individual limits described above. In addition, the aggregate number of common shares available for issuance or transfer under the 2015 Employee Plan will be reduced by one share for every share subject to an award granted under the 2006 Employee Plan between February 6, 2015 and the effective date of the 2015 Employee Plan, by one share for every share issued or transferred under a stock option or SAR granted under the 2015 Employee Plan and by 3.24 shares for every share issued or transferred under an award other than a stock option or SAR granted under the 2015 Employee Plan. Shares will generally be added back to the 2015 Employee Plan as they are deducted for awards granted under the 2015 Employee Plan. In addition, after February 5, 2015, common shares subject to awards granted under the 2006 Employee Plan will be added back to the 2015 Employee Plan to the extent such awards are forfeited, cancelled, expire or settled in cash (in whole or in part).

In addition to the provisions in the 2015 Employee Plan regarding acceleration of awards, up to 5% of the maximum number of common shares that may be issued or transferred under the 2015 Employee Plan, as may be adjusted, may be used for stock options, SARs, restricted shares, RSUs, performance shares, performance units and other awards granted under the 2015 Employee Plan that do not comply with the applicable three-year or one-year vesting requirements for such awards. As of February 23, 2015, the closing price for our common shares on the NASDAQ Stock Market was $69.95.

Eligibility.    Our and our subsidiaries’ officers and other employees (estimated to be 300 persons as of February 23, 2015) may be selected by the Compensation Committee to receive awards under the 2015 Employee Plan. Any person who provides services to us or a subsidiary that are equivalent to those typically provided by an employee (no estimated participants as of February 23, 2015) may also be eligible to participate in the 2015 Employee Plan, subject to the terms of the 2015 Employee Plan. Consultants may also be eligible to participate in the 2015 Employee Plan (no estimated participants as of February 23, 2015). The Compensation Committee determines which persons will receive awards and the number of shares subject to or amount of such awards.

Option Rights (Stock Options.).    The Compensation Committee may grant stock options that entitle the optionee to purchase a specified number of common shares at a price (except with respect to converted, assumed or substituted awards as described in the 2015 Employee Plan) not less than market value per share on the date of grant. The option price is payable:

•	in cash or by check or wire transfer at the time of exercise,

•	by the transfer to us of common shares owned by the participant having a value at the time of exercise equal to the option price,

PROPOSAL 4 (CONTINUED)

•	by a “net exercise” arrangement by which we withhold common shares otherwise issuable upon exercise of the stock option,

•	by a combination of such payment methods, or

•	by such other method as may be approved by the Compensation Committee.

To the extent permitted by law, the Compensation Committee may permit payment of the exercise price in a broker-assisted process by which the proceeds of a sale through a broker of some or all of the option shares are forwarded to us in payment of the exercise price.

Stock options will be evidenced by an award agreement containing such terms and provisions, consistent with the 2015 Employee Plan, as the Compensation Committee may approve. No stock option may be exercisable more than ten years from the date of grant. Each grant will specify the period of continuous service that is necessary before the stock options become exercisable. A grant of stock options may provide for the earlier exercise of such stock options, including in the event of the retirement, death or disability of the participant or a double-trigger change in control. Any grant of stock options may specify management objectives (as described below) that must be achieved as a condition to exercising such rights. Stock options granted pursuant to the 2015 Employee Plan, which may be incentive stock options under the Code or non-qualified stock options, as described in the 2015 Employee Plan, may not provide for any dividends or dividend equivalents thereon.

SARs.    A SAR is a right, exercisable by the surrender of a related stock option (if granted in tandem with stock options) or by itself (if granted as a free-standing SAR), to receive from us an amount equal to 100%, or such lesser percentage as the Compensation Committee may determine, of the spread between the base price (or option exercise price if a tandem SAR) and the value of our common shares on the date of exercise. Any grant may specify that the amount payable on exercise of a SAR may be paid by us in cash, in common shares, or in any combination of the two.

SARs will be evidenced by an award agreement containing such terms and provisions, consistent with the 2015 Employee Plan, as the Compensation Committee may approve. Any grant of a tandem SAR will provide that it may be exercised only at a time when the related stock option is also exercisable, at a time when the spread is positive, and by surrender of the related stock option for cancellation. Successive grants of a tandem SAR may be made to the same participant regardless of whether any tandem SARs previously granted to the participant remain unexercised. Each grant will specify in respect of each free-standing SAR a base price that, except with respect to converted, assumed or substituted awards as described in the 2015 Employee Plan, may not be less than the market value per share of a common share on the date of grant. Successive grants may be made to the same participant regardless of whether any free-standing SARs previously granted to the participant remain unexercised. No free-standing SAR granted under the 2015 Employee Plan may be exercised more than ten years from the date of grant. Each grant will specify the period of continuous service with us or any subsidiary that is necessary before the SARs become exercisable. A grant of SARs may provide for the earlier exercise of such SARs, including in the event of the retirement, death or disability of the participant or a double-trigger change in control. Any grant of SARs may specify management objectives (as described below) that must be achieved as a condition to exercising such SARs. SARs granted pursuant to the 2015 Employee Plan may not provide for any dividends or dividend equivalents thereon.

Restricted Shares.    A grant of restricted shares involves the immediate transfer by us to a participant of ownership of a specific number of common shares in consideration of the performance of services. The participant is entitled immediately to voting, dividend and other ownership rights in such common shares, but

PROPOSAL 4 (CONTINUED)

subject to a substantial risk of forfeiture and restrictions on transfer as described below. The transfer may be made without additional consideration or in consideration of a payment by the participant that is less than current market value at the date of grant, as the Compensation Committee may determine.

Restricted shares that vest only upon the passage of time must be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Internal Revenue Code for a period no shorter than three years, except that the restrictions may be removed ratably during the three-year period as the Compensation Committee may determine. Each such grant or sale of restricted shares will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the restricted shares will be prohibited or restricted in the manner and to the extent prescribed by the Compensation Committee at the date of grant (which restrictions may include, without limitation, rights of repurchase or first refusal or provisions subjecting the restricted shares to a continuing substantial risk of forfeiture in the hands of any transferee). The Compensation Committee may provide in certain situations for earlier termination of the period during which the forfeiture provisions are to apply, including in the event of the retirement, death or disability of the grantee or a double-trigger change in control.

Any grant of restricted shares may specify management objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such shares. If the grant of restricted shares provides that management objectives must be achieved to result in a lapse of restrictions, the restrictions cannot lapse sooner than after one year, but may be subject to earlier lapse or modification, including by virtue of the retirement, death or disability of a participant or a double-trigger change in control.

Grants of restricted shares will be evidenced by an award agreement containing such terms and provisions, consistent with the 2015 Employee Plan, as the Compensation Committee may approve. Any grant or sale of restricted shares may require that any or all dividends or other distributions paid with respect to the restricted shares during the period of restriction be automatically deferred and reinvested in additional restricted shares, which may be subject to the same restrictions as the underlying award. However, dividends or other distributions on restricted shares will be deferred until and paid contingent upon the achievement of the applicable management objectives.

Restricted Stock Units (RSUs).    A grant of RSUs constitutes an agreement by us to deliver common shares or cash to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during the restriction period as the Compensation Committee may specify. During the applicable restriction period, the participant will have no rights of ownership in the common shares deliverable upon payment of the RSUs and will have no right to vote the common shares. The Compensation Committee may, at the date of grant, authorize the payment of dividend equivalents on RSUs, either in cash or in additional common shares. However, dividends or other distributions on shares of common shares underlying RSUs will be deferred until and paid contingently upon the achievement of the applicable management objectives.

RSUs with a restriction period that lapses only by the passage of time will have a restriction period of at least three years, except that the restriction period may expire ratably during the three-year period as determined by the Compensation Committee. Additionally, the Compensation Committee may provide in certain situations for a shorter restriction period, including in the event of the retirement, death or disability of the grantee, or a double-trigger change in control. Any grant of RSUs may specify management objectives that, if achieved, will result in termination or early termination of the restriction period applicable to such common shares. If the RSUs have a restriction period that lapses only upon the achievement of management objectives, the restriction period cannot lapse sooner than after one year, but may be subject to earlier lapse or modification, including by virtue of the retirement, death or disability of the grantee or a double-trigger change in control.

PROPOSAL 4 (CONTINUED)

RSUs will be evidenced by an award agreement containing such terms and provisions, consistent with the 2015 Employee Plan, as the Compensation Committee may approve. Each grant or sale of RSUs may be made without additional consideration or in consideration of a payment by such participant that is less than the market value per share of common shares at the date of grant. Each grant or sale of RSUs will also specify the time and manner of payment of the RSUs that have been earned and will specify that the amount payable with respect to such grant will be paid by us in common shares or cash, or a combination of the two.

Performance Shares and Performance Units.    A performance share is the equivalent of one common share and a performance unit is the equivalent of $1.00 or such other value as determined by the Compensation Committee. A participant may be granted any number of performance shares or performance units, subject to the limitations set forth above. The participant will be given one or more management objectives to meet within a specified period, or Performance Period. The specified Performance Period will be a period of time not less than one year, subject to acceleration in certain circumstances, including in the case of the retirement, death or disability of the grantee, or a double-trigger change in control, if the Compensation Committee so determines.

Each grant of performance shares or performance units may specify, in respect of the relevant management objectives, a minimum acceptable level or levels of achievement and may set forth a formula for determining the number of performance shares or performance units that will be earned if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified management objectives.

To the extent earned, performance shares or performance units will be paid to the participant at the time and in the manner determined by the Compensation Committee. Any grant may specify that the amount payable with respect thereto may be paid by us in cash, common shares, in restricted shares or RSUs, or any combination thereof. The Compensation Committee may, at the date of grant of performance shares, provide for the payment of dividend equivalents to a participant either in cash or in additional common shares, subject in all cases to deferral and payment on a contingent basis based on the participant’s earning of the performance shares with respect to which such dividend equivalents are paid.

Performance shares and performance units will be evidenced by an award agreement containing such terms and provisions, consistent with the 2015 Employee Plan, as the Compensation Committee may approve. Each grant will specify the amount of cash performance shares or performance units to which it pertains, which number may be subject to adjustment to reflect changes in compensation or other factors.

Other Awards.    The Compensation Committee may, subject to limitations under applicable law, grant to any participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, common shares or factors that may influence the value of such shares, including, without limitation:

•	convertible or exchangeable debt securities;

•	other rights convertible or exchangeable into common shares;

•	purchase rights for common shares;

•	awards with value and payment contingent upon our performance or specified subsidiaries, affiliates or other business units of ours or any other factors designated by the Compensation Committee; and

•	awards valued by reference to the book value of common shares or the value of securities of, or the performance of specified subsidiaries or affiliates or other business units of ours.

PROPOSAL 4 (CONTINUED)

The Compensation Committee will determine the terms and conditions of the other awards. Common shares delivered pursuant to an award in the nature of a purchase right will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, common shares, other awards, notes or other property, as the Compensation Committee will determine. Cash awards, as an element of or supplement to any other award granted under the 2015 Employee Plan, may also be granted.

If the earning or vesting of, or elimination of restrictions applicable to, other awards is based only on the passage of time rather than the achievement of management objectives, the period of time will be no shorter than three years, except that the restrictions may be removed no sooner than ratably during the three-year period as determined by the Compensation Committee. If the earning or vesting of, or elimination of restrictions applicable to, such awards is based on the achievement of management objectives, the earning, vesting or restriction period may not terminate sooner than after one year. The Compensation Committee may grant shares as a bonus, or may grant other awards in lieu of our obligations to pay cash or deliver other property under the 2015 Employee Plan or under other plans or compensatory arrangements, subject to terms as determined by the Compensation Committee in compliance with Section 409A of the Code. Any grant of such other award under the 2015 Employee Plan may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award in certain circumstances, including in the event of the retirement, death, or disability of the participant, or a double-trigger change in control.

Management Objectives.    The 2015 Employee Plan requires that the Compensation Committee establish “management objectives” for purposes of performance shares and performance units. When so determined by the Compensation Committee, stock options, SARs, restricted shares, RSUs, dividend equivalents or other awards under the 2015 Employee Plan may also specify management objectives. Management objectives may be described in terms of company-wide objectives or objectives that are related to the performance of the individual participant or of one or more of the subsidiaries, divisions, departments, regions, functions or other organizational units within the company or its subsidiaries. The management objectives may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or one or more of the performance criteria themselves. The Compensation Committee may grant awards subject to management objectives that may or may not be intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code. The management objectives applicable to any award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code to a “covered employee,” within the meaning of 162(m) of the Internal Revenue Code, will be based on one or more, or a combination, of the metrics described earlier in this Proposal.

In the case of an award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code, each management objective will be objectively determinable to the extent required under Code Section 162(m), and, unless otherwise determined by the Compensation Committee and to the extent consistent with Code Section 162(m), will exclude the effect of certain designated items identified at the time of grant. If the Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of our company, or the manner in which we conduct our business, or other events or circumstances render the management objectives unsuitable, the Compensation Committee may in its discretion modify such management objectives or the related minimum acceptable level of achievement, in whole or in part, as the Compensation Committee deems appropriate and equitable, except in the case of an award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code (other than in connection with a change in control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Internal Revenue Code. In such case, the Compensation Committee will not make any modification of the management objectives or minimum acceptable level of achievement with respect to such award.

PROPOSAL 4 (CONTINUED)

Administration.    The interpretation and construction by the Compensation Committee of any provision of the 2015 Employee Plan or of any agreement, notification or document evidencing the awards and any determination by the Compensation Committee will be final and conclusive. No member of the Compensation Committee will be liable for any such action or determination made in good faith. In addition, the Compensation Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in the 2015 Employee Plan, and no authorization in any provision of the 2015 Employee Plan is intended or may be deemed to constitute a limitation on the authority of the Compensation Committee.

To the extent permitted by law, the Compensation Committee may delegate to one or more of its members or to one or more of our officers or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Compensation Committee, the subcommittee, or any person to whom duties or powers have been delegated, may employ advisors to render advice with respect to any responsibility the Compensation Committee, the subcommittee or such person may have under the 2015 Employee Plan. In accordance with Ohio law, the Compensation Committee may, by resolution, authorize one or more of our officers to do one or both of the following on the same basis as the Compensation Committee: (1) designate employees to be recipients of awards under the 2015 Employee Plan; and (2) determine the size of any such awards. However, the Compensation Committee will not delegate such responsibilities to any such officer for awards granted to an employee who is an officer, Director, or more than 10% beneficial owner of our common shares or any person subject to Section 162(m) of the Internal Revenue Code.

Amendments.    Our Board may at any time and from time to time amend the 2015 Employee Plan in whole or in part. However, if an amendment to the 2015 Employee Plan:

•	would materially increase the benefits accruing to participants under the 2015 Employee Plan,

•	would materially increase the number of securities which may be issued under the 2015 Employee Plan,

•	would materially modify the requirements for participation in the 2015 Employee Plan, or

•	must otherwise be approved by our shareholders in order to comply with applicable law or the rules of the NASDAQ Stock Market (or our applicable securities exchange),

then such amendment will be subject to shareholder approval and will not be effective until such approval has been obtained.

If permitted by Section 409A of the Internal Revenue Code and Section 162(m) of the Internal Revenue Code, but subject to the terms as described below, including in case of termination of the employment of a participant by reason of death, disability or retirement, or in the case of unforeseeable emergency or special or other circumstances or in the event of a double-trigger change in control, if a participant holds:

•	a stock option or SAR not immediately exercisable in full,

•	any restricted shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed,

•	any RSUs as to which the applicable restriction period has not been completed,

•	any performance shares or performance units which have not been fully earned,

•	any other awards subject to any vesting schedule or transfer restriction, or

•	common shares subject to any transfer restriction imposed by the 2015 Employee Plan,

PROPOSAL 4 (CONTINUED)

the Compensation Committee may, in its sole discretion (subject to certain exceptions), accelerate the time at which:

•	such stock option or SAR or other award may be exercised,

•	such substantial risk of forfeiture or prohibition or restriction on transfer will lapse,

•	such restriction period will end, or

•	such performance shares or performance units will be deemed to have been fully earned or the time when such transfer restriction will terminate.

The Compensation Committee may also waive any other limitation or requirement under any such award, except in the case of an award intended to qualify a “qualified performance based compensation” under Section 162 of the Internal Revenue Code when such action would result in the loss of the otherwise exception under Section 162(m) of the Internal Revenue Code.

The Compensation Committee may amend the terms of any awards granted under the 2015 Employee Plan prospectively or retroactively, except in the case of an award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code (other than in connection with the participant’s death or disability, or a change in control) where such action would result in the loss of the otherwise available deduction. Except in connection with certain corporate transactions described in the 2015 Employee Plan, no amendment will materially impair the rights of any participant without his or her consent.

Our Board may, in its discretion, terminate the 2015 Employee Plan at any time. Termination of the 2015 Employee Plan will not affect the rights of participants or their successors under any outstanding awards and not exercised in full on the date of termination.

No Repricing of Stock Options or SARs.    Except in connection with certain corporate transactions described in the 2015 Employee Plan, the terms of outstanding awards may not be amended to reduce the option price of outstanding stock options or the base price of outstanding SARs, or cancel outstanding stock options or SARs in exchange for cash, other awards or stock options or SARs with an option price or base price, as applicable, that is less than the option price of the original stock options or base price of the original SARs, as applicable, without shareholder approval. This restriction is intended to prohibit the repricing of “underwater” stock options and SARs and will not be construed to prohibit the adjustments in connection with certain corporate transactions provided for in the 2015 Employee Plan. This prohibition may not be amended without approval by our shareholders.

Transferability.    Except as otherwise determined by the Compensation Committee, no stock option, SAR, restricted share, RSU, performance share, performance unit, or other award granted under the 2015 Employee Plan, or dividend equivalents paid with respect to awards made under the 2015 Employee Plan, will be transferable by the participant except pursuant to a domestic relations order (that contains any information required by us to effectuate the transfer) or by will or the laws of descent and distribution, and in no event shall any such award granted under the 2015 Employee Plan be transferred for value. Except as otherwise determined by the Compensation Committee, stock options and SARs will be exercisable during the participant’s lifetime only by him or her or, in the event of the participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the participant in a fiduciary capacity under state law and/or court supervision. The Compensation Committee may provide at the date of grant additional restrictions on transfer for certain common shares earned under the 2015 Employee Plan.

PROPOSAL 4 (CONTINUED)

Adjustments.    The Compensation Committee shall make or provide for such adjustments in the numbers of common shares covered by outstanding stock options, SARs, RSUs, performance shares and performance units granted under the 2015 Employee Plan and, if applicable, in the number of common shares covered by other awards, in the option price and base price provided in outstanding stock options and SARs, in the kind of stock covered by such awards and in the other terms, as the Compensation Committee, in its sole discretion, exercised in good faith, shall determine is equitably required to prevent dilution or enlargement of the rights of participants or optionees that otherwise would result from:

•	any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of our company;

•

any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities; or

•	any other corporate transaction or event having an effect similar to these events or transactions.

However, such adjustments shall be made automatically, without the necessity of Compensation Committee action, on the customary arithmetical basis in the case of any stock split, including a stock split effected by means of a stock dividend, and in the case of any other dividend paid in out shares. Moreover, in the event of any such transaction or event or in the event of a change in control, the Compensation Committee shall provide in substitution for any or all outstanding awards under the 2015 Employee Plan such alternative consideration (including cash), if any, as it, in good faith, shall determine to be equitable in the circumstances and may require the surrender of all awards so replaced in a manner that complies with Section 409A of the Internal Revenue Code.

In addition, for each stock option or SAR with an option price or base price greater than the consideration offered in connection with any such termination or event or change in control, the Compensation Committee may in its discretion elect to cancel such stock option or SAR without any payment to the person holding such stock option or SAR. The Compensation Committee shall also make or provide for such adjustments in the total number of shares of common shares available under the 2015 Employee Plan, the per-person award limits expressed in shares and any other share limits under the 2015 Employee Plan as the Compensation Committee, in good faith, may determine is appropriate to reflect any transaction or event described above. However, any adjustment to the number of ISOs that may be granted under the 2015 Employee Plan will be made only if and to the extent that such adjustment would not cause any option intended to qualify as an ISO to fail to so qualify.

Detrimental Activity and Recapture Provisions.    Any award agreement may provide for the cancellation or forfeiture of an award or the forfeiture and repayment of any gain related to an award, or other provisions intended to have a similar effect, upon terms and conditions determined by the Compensation Committee, if a participant, either during (1) his or her employment or other service with us or a subsidiary or (2) within a specific period after termination of employment or service, engages in any “detrimental activity” (as defined in such award agreement). In addition, any award agreement may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to us of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Compensation Committee from time to time or under Section 10D of the Securities Exchange Act of 1934, as amended, or the rules of any national securities exchange or national securities association on which our common shares are traded.

Withholding Taxes.    To the extent that we are required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a participant or other person under the 2015 Employee Plan, and the amounts available to us for such withholding are insufficient, it will be a condition to the receipt of

PROPOSAL 4 (CONTINUED)

such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to us for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Compensation Committee) may include relinquishment of a portion of such benefit or the delivery to us of our common shares. In no event shall the market value of the common shares to be withheld and delivered to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld.

Effective Date and Termination.    The 2015 Employee Plan will be effective as of the date the 2015 Employee Plan is approved by our shareholders (which we refer to as the Effective Date). No grants will be made under the 2006 Employee Plan on or after the Effective Date, except that outstanding awards granted under the 2006 Employee Plan will continue unaffected following the Effective Date.

No grant will be made under the 2015 Employee Plan after April 22, 2025, which date is 10 years after the date on which our shareholders will have an opportunity to approve the 2015 Employee Plan, but all grants made on or prior to such date will continue in effect thereafter subject to the terms of the applicable award agreement and the terms of the 2015 Employee Plan.

We will not be required to issue any fractional common shares under the 2015 Employee Plan, but the Compensation Committee can either eliminate fractional common shares for no payment or settle fractional common shares in cash.

Stock-Based Awards in Substitution for Options or Other Awards Granted by Another Company.    Awards may be granted under the 2015 Employee Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with us or any of our subsidiaries. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Internal Revenue Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of the 2015 Employee Plan, and may account for common shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

In the event that a company acquired by us or any of our subsidiaries or with which we or any subsidiary merges has shares available under a pre-existing plan previously approved by shareholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under the 2015 Employee Plan. However, awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not our employees or directors or employees or directors of any of our subsidiaries prior to the acquisition or merger.

Federal Income Tax Consequences

The following is a brief summary of some of the federal income tax consequences of certain transactions under the 2015 Employee Plan based on federal income tax laws in effect. This summary, which is presented for the information of shareholders considering how to vote on this proposal and not for 2015 Employee Plan participants, is not intended to be complete and does not describe federal taxes other than income taxes (such as Medicare and Social Security taxes), state local or foreign tax consequences.

PROPOSAL 4 (CONTINUED)

Tax Consequences to Participants

Non-Qualified Stock Options.    In general, (1) no income will be recognized by an optionee at the time a non-qualified stock option is granted; (2) at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the common shares and the fair market value of the common shares, if unrestricted, on the date of exercise; and (3) at the time of sale of common shares acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the common shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the common shares have been held.

Incentive Stock Options.    No income generally will be recognized by an optionee upon the grant or exercise of an ISO. The exercise of an ISO, however, may result in alternative minimum tax liability. If common shares are issued to the optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such common shares is made by such optionee within two years after the date of grant or within one year after the transfer of such common shares to the optionee, then upon sale of such common shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If common shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such common shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for such common shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

SARs.    No income will be recognized by a participant in connection with the grant of a tandem SAR or a free-standing SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted common shares received on the exercise.

Restricted Shares.    The recipient of restricted shares generally will be subject to tax at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the participant for such restricted shares) at such time as the common shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Internal Revenue Code (which we refer to as the Restrictions). However, a recipient may instead elect under Section 83(b) of the Internal Revenue Code within 30 days of the date of transfer of the common shares to have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such common shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that is subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

RSUs.    No income generally will be recognized upon the award of RSUs. The recipient of a RSU award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted common shares on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such RSUs), and the capital gains/loss holding period for such shares will also commence on such date.

Performance Shares and Performance Units.    No income generally will be recognized upon the grant of performance shares or performance units. Upon payment in respect of the earn-out of performance shares or

PROPOSAL 4 (CONTINUED)

performance units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted common shares received.

Tax Consequences to Us or Our Subsidiaries

To the extent that a participant recognizes ordinary income in the circumstances described above, we or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Internal Revenue Code. In this regard, certain types of awards under the 2015 Employee Plan, such as time-vested restricted shares and RSUs, cannot qualify as performance-based awards under Section 162(m), and in other cases awards may fail to qualify if all requirements for qualification are not met in connection with such awards.

New Plan Benefits

It is not possible to determine the specific amounts and types of awards that may be awarded in the future under the 2015 Employee Plan because the grant and actual settlement of awards under the 2015 Employee Plan are subject to the discretion of the plan administrator.

Registration with the SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of common shares under the 2015 Employee Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the 2015 Employee Plan by our shareholders.

Majority Vote Needed

Approval of Proposal 4 requires the affirmative vote of the holders of a majority of Lincoln common shares present or represented by Proxy at the Annual Meeting and entitled to vote on the matter when a quorum is present. Unless otherwise directed, shares represented by proxy will be voted FOR the approval of Proposal 4.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE 2015 EMPLOYEE PLAN

PROPOSAL 5

APPROVAL OF 2015 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

On February 5, 2015, upon the recommendation of the Nominating and Corporate Governance Committee (which we refer to as the Nominating Committee), our Board unanimously approved and adopted the 2015 Stock Plan for Non-Employee Directors (which we refer to as the 2015 Director Plan), subject to the approval of our shareholders at the Annual Meeting. If approved by our shareholders, the 2015 Director Plan will replace our 2006 Stock Plan for Non-Employee Directors, as amended (which we refer to as the 2006 Director Plan).

Our shareholders previously approved our 2006 Director Plan, which currently allows us to grant stock options, restricted shares and restricted stock units to our non-employee directors. In the event that our shareholders approve the 2015 Director Plan, no future awards will be granted under the 2006 Director Plan after the date of such approval. In the event that our shareholders do not approve the 2015 Director Plan, then it will not become effective, no awards will be granted under the 2015 Director Plan, and the 2006 Director Plan will continue in accordance with its terms as previously approved by our shareholders.

The following summary of the material provisions of the 2015 Director Plan is not intended to be exhaustive and is qualified in its entirety by the terms of the 2015 Director Plan, a copy of which is set forth as Appendix C to this Proxy Statement.

Why We Believe You Should Vote for Proposal 5

The 2015 Director Plan authorizes the Nominating Committee to provide equity-based compensation in the form of option rights (or stock options), stock appreciation rights (or SARs), restricted shares, restricted stock units (or RSUs), dividend equivalents and other stock or stock-based awards. The purposes of these awards are to: encourage our non-employee directors to own our stock; align the non-employee directors’ interests with those of our shareholders; provide non-employee directors with a vested interest in our attainment of our financial goals; and provide financial incentives that will help attract and retain the most qualified non-employee directors. Some of the key features of the 2015 Director Plan that reflect our commitment to effective management of equity and incentive compensation are set forth below.

We believe our future success depends in part on our ability to attract, motivate and retain highly qualified non-employee directors. The ability to provide equity-based awards under the 2015 Director Plan is a critical component to achieving this success. We would be at a distinct competitive disadvantage if we could not use equity-based awards to recruit, motivate and retain non-employee directors.

We also believe that equity compensation motivates non-employee directors to appropriately focus on actions that enhance shareholder value because they will share in that value enhancement through improved share price performance. Our equity compensation also effectively retains our non-employee directors and promotes a focus on sustained enhancement of shareholder value because our equity compensation awards can be subject to vesting.

As of February 23, 2015, only 420,989 shares remained available for issuance under the 2006 Director Plan and only 32,989 shares remained available for issuance for restricted stock or RSU awards. All expected grants for our non-employee Directors have already been made under the 2006 Director Plan, and thus no grants with respect to any of these 420,989 shares will be made if the 2015 Director Plan is approved by our shareholders. If the 2015 Director Plan is not approved, we may be compelled to significantly increase the cash component of our non-employee director compensation, which may not necessarily align non-employee director interests with the investment interests of our shareholders as well as the alignment provided by equity-based awards. Replacing

PROPOSAL 5 (CONTINUED)

equity awards with cash would also increase cash compensation expense and divert cash away from more impactful uses, such as investment in our business operations.

The following includes aggregated information regarding the potential overhang or dilution associated with the 2006 Director Plan and the potential overhang or dilution that would result if the 2015 Director Plan is approved. Please note that we also are seeking approval for shares under the Lincoln Electric Holdings, Inc. 2015 Equity and Incentive Compensation Plan as described above in Proposal 4, and you may want to take the information set forth in Proposal 4 into consideration when evaluating this Proposal 5 to fully determine the consequences of both that proposed share request and this proposed share request. The information is as of February 23, 2015. As of that date, there were approximately 76,165,498 of our common shares outstanding:

Under the 2006 Director Plan:

•	Outstanding stock options: covering 0 shares (0% of our outstanding shares);

•	Unvested restricted shares: 48,171 shares (0.1% of our outstanding shares);

•	Total shares subject to outstanding awards, as described above: 48,171 shares (0.1% of our outstanding shares);

•	Total shares available for future awards under the 2006 Director Plan: 420,989 shares (0.6% of our outstanding shares);

•

The total number of shares subject to outstanding awards under the 2006 Director Plan (48,171 shares), plus the total number of shares available for future awards under the 2006 Director Plan (420,989 shares), represents a current overhang or dilution to our shareholders of approximately 0.6%. Again, all expected grants for our non-employee Directors have already been made under the 2006 Director Plan, and thus no grants with respect to any of the 420,989 shares available for future awards under the 2006 Director Plan will be made if the 2015 Director Plan is approved by our shareholders.

Under the 2015 Director Plan:

•	Proposed total shares available for issuance under the 2015 Director Plan: 300,000 shares (which represents a potential overhang or dilution to our shareholders of approximately 0.4%); and

Total potential overhang or dilution under 2006 Director Plan and proposed 2015 Director Plan:

•

The total shares subject to outstanding awards under the 2006 Director Plan, as of February 23, 2015 (48,171), plus 0 total shares available for future awards under the 2006 Director Plan as of that date (this number is zero because all expected grants for our non-employee Directors have already been made under the 2006 Director Plan, and thus no grants with respect to any of the 420,989 shares available for future awards under the 2006 Director Plan will be made if the 2015 Director Plan is approved by our shareholders), plus the proposed shares available for issuance under the 2015 Director Plan (300,000), represent a total potential overhang or dilution of 348,171 shares or approximately 0.5%.

Based on the closing price on the NASDAQ Stock Market for our common shares on February 23, 2015 of $69.95 per share, the aggregate market value as of February 23, 2015 of the 300,000 shares requested for issuance under the 2015 Director Plan was $20,985,000. In 2012, 2013 and 2014, we granted awards under the

PROPOSAL 5 (CONTINUED)

2006 Director Plan covering 20,099 shares, 14,464 shares, and 14,927 shares, respectively. Based on our basic weighted average common shares outstanding for those three years of 83,087,000, 81,978,000 and 79,185,000, respectively, for the three-year period 2012-2014, our average burn rate, not taking into account forfeitures, was 0.02% (our individual years’ burn rates were 0.02% for 2012, 0.02% for 2013 and 0.02% for 2014).

In determining the number of shares to request for approval under the 2015 Director Plan, our management team worked with Towers Watson, our compensation consultant and the Nominating Committee to evaluate a number of factors including our recent share usage and criteria expected to be utilized by institutional proxy advisory firms in evaluating our proposal for the 2015 Director Plan.

If the 2015 Director Plan is approved, we intend to utilize the shares authorized under the 2015 Director Plan to continue our practice of incentivizing key individuals through annual equity grants. We currently anticipate that the shares requested in connection with the approval of the 2015 Director Plan will last for up to 10 years, based on our historic grant rates and the approximate current stock price, but could last for a shorter period of time if actual practice does not match historic rates or our stock price changes materially. As noted in “2015 Director Plan Highlights” and elsewhere below, our Nominating Committee would retain full discretion under the 2015 Director Plan to determine the number and amount of awards to be granted under the 2015 Director Plan, subject to the terms of the 2015 Director Plan, and future benefits that may be received by participants under the 2015 Director Plan are not determinable at this time.

We believe that we have demonstrated a commitment to thoughtful and responsible equity compensation practices. We recognize that equity compensation awards dilute shareholder equity, so we have carefully managed our equity incentive compensation. Our equity compensation practices are intended to be competitive and consistent with market practices, and we believe our historical share usage has been disciplined and mindful of shareholder interests.

2015 Director Plan Highlights

Administration.    The 2015 Director Plan will be administered by the Nominating Committee. The Nominating Committee may delegate its authority under the 2015 Director Plan to a subcommittee.

Reasonable 2015 Director Plan Limits.    Subject to adjustment as described in the 2015 Director Plan, total awards under the 2015 Director Plan are limited to 300,000 shares, plus any shares recycled into the 2015 Director Plan as described below. These shares may be shares of original issuance or treasury shares or a combination of the foregoing. If approved by our shareholders, the 2015 Director Plan will become effective and no further awards will be made under the 2006 Director Plan.

The 2015 Director Plan also provides that, subject to adjustment as described in the 2015 Director Plan:

•	no participant will be granted common-share based awards, in the aggregate, for more than 10,000 common shares during any calendar year; and

•	no participant will be granted cash-based awards having an aggregate maximum value in excess of $200,000.

Allowances for Conversion Awards and Assumed Plans.    Subject to the 2015 Director Plan’s share counting rules, common shares covered by awards granted under the 2015 Director Plan will not be counted as used unless and until the shares are actually issued or transferred. However, common shares issued or transferred under awards granted under the 2015 Director Plan in substitution for or conversion of, or in connection with an assumption of, stock options, SARs, restricted shares, RSUs or other stock or stock-based awards held by

PROPOSAL 5 (CONTINUED)

awardees of an entity engaging in a corporate acquisition or merger transaction with us or any of our subsidiaries will not count against (or be added back to) the aggregate share limit or other 2015 Director Plan limits described above. Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the 2015 Director Plan, under circumstances further described in the 2015 Director Plan, but will not count against the aggregate share limit or other 2015 Director Plan limits described above.

Limited Share Recycling Provisions.    Common shares covered by an award granted under the 2015 Director Plan will not be counted as used unless and until they are actually issued and delivered, but the total number of common shares available under the 2015 Director Plan as of a given date will not be reduced by any common shares relating to prior awards that have expired or have been forfeited, cancelled or settled for cash. Upon payment in cash of the benefit provided by any award granted under the 2015 Director Plan, any common shares that were covered by the applicable portion of such award will again be available for issue or transfer under the 2015 Director Plan. The following common shares will not be added back to the aggregate share limit under the 2015 Director Plan: (1) shares tendered or otherwise used in payment of an option’s exercise price; and (2) shares that are repurchased by us with stock option proceeds. Further, all common shares covered by SARs that are exercised and settled in shares, whether or not all common shares covered by the SARs are actually issued to the participant upon exercise, will be considered issued or transferred pursuant to the 2015 Director Plan. If a participant elects to give up the right to receive compensation in exchange for common shares based on fair market value, such common shares will not count against the aggregate share limit under the 2015 Director Plan.

Minimum Vesting Periods/Double-Trigger Change in Control.    The 2015 Director Plan provides that, except for awards regarding up to an aggregate of 5% of the maximum number of common shares may be issued or transferred under the 2015 Employee Plan:

•

Time-based restrictions on restricted shares, RSUs and other share-based awards may not lapse sooner than ratably over three years (or sooner than after one year in the case of stock options and SARs), unless the Nominating Committee specifically provides for those restrictions to lapse sooner, including (1) by virtue of the retirement, death or disability of a participant or (2) in the event of a change in control only where either (A) within a specified period of time a participant ceases serving as a director other than for cause or (B) such awards are not assumed or converted into replacement awards in a manner described in the applicable award agreement (we refer to any change in control satisfying these conditions as a double-trigger change in control).

No Repricing Without Shareholder Approval.    We have never repriced underwater stock options or SARs, and the repricing of options and SARs (outside of certain corporate transactions or adjustment events described in the 2015 Director Plan) is prohibited without shareholder approval under the 2015 Director Plan.

Change in Control Definition.    The 2015 Director Plan includes a definition of “change in control.” Generally, unless otherwise prescribed by the Nominating Committee in an award agreement, a change in control will generally be deemed to have occurred if:

•

a person or group (excluding certain purchases directly from us or by us or our subsidiaries, by our or our subsidiaries’ employee benefit plans or related trusts, or by any person or group in a transaction that constitutes a “business combination” as described in the second-to-last bullet of this paragraph) acquires beneficial ownership of 30% or more of the combined voting power of our outstanding securities entitled to vote generally in the election of our directors (which we refer to as voting power), and excluding certain inadvertent purchases or ownership levels as described in the definition in the 2015 Director Plan;

PROPOSAL 5 (CONTINUED)

•

individuals who as of the effective date of the 2015 Director Plan constituted our entire Board (which we refer to as the incumbent Board) cease to constitute at least a majority of our Board, unless their replacements are approved as described in the 2015 Director Plan;

•

we consummate a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of our assets, or the acquisition of the stock or assets of another corporation, or other transaction (which we refer to as a business combination) unless generally (1) owners of our voting power before the business combination generally own a majority of the outstanding voting power of the resulting entity, (2) no person or group (excluding certain entities) beneficially owns 30% or more of the outstanding voting power of the resulting entity, and (3) at least a majority of the board of the resulting entity were members of our incumbent Board when the initial agreement for the business combination was signed or our Board approved the business combination; or

•	our shareholders approve a complete liquidation or dissolution of our company, except pursuant to a business combination discussed in the immediately preceding bullet of this paragraph.

Exercise and Base Price Not Less Than Fair Market Value.

The 2015 Director Plan also provides that, except with respect to converted, assumed or substituted awards as described in the 2015 Director Plan, no stock options or SARs will be granted with an exercise or base price less than the fair market value of our common shares on the date of grant.

Summary of Other Provisions of the 2015 Director Plan

Shares Available Under the 2015 Director Plan.    Subject to adjustment as provided in the 2015 Director Plan, the number of common shares that may be issued or transferred

•	upon the exercise of stock options or SARs,

•	as restricted shares and released from substantial risks of forfeiture,

•	in payment of RSUs,

•	as stock or other stock-based awards, or

•	in payment of dividend equivalents

will not exceed in the aggregate 300,000 common shares, plus any shares recycled into the 2015 Director Plan as described below. These shares may be shares of original issuance or treasury shares or a combination of the foregoing. As of February 23, 2015, the closing price for our common shares on the NASDAQ Stock Market was $69.95.

Eligibility.    Our non-employee directors (11 persons as of February 23, 2015) may be granted awards under the 2015 Director Plan by the Nominating Committee.

Option Rights (Stock Options.).    The Nominating Committee may grant stock options that entitle the optionee to purchase a specified number of common shares at a price (except with respect to converted, assumed or substituted awards as described in the 2015 Director Plan) not less than market value per share on the date of grant. The option price is payable

•	in cash, check or wire transfer at the time of exercise,

PROPOSAL 5 (CONTINUED)

•	by the transfer to us of common shares owned by the participant having a value at the time of exercise equal to the option price,

•	by a “net exercise” arrangement by which we withhold common shares otherwise issuable upon exercise of the stock option,

•	by a combination of such payment methods, or

•	by such other method as may be approved by the Nominating Committee.

To the extent permitted by law, the Nominating Committee may permit payment of the exercise price in a broker-assisted process by which the proceeds of a sale through a broker of some or all of the option shares are forwarded to us in payment of the exercise price.

Stock options will be evidenced by an award agreement containing such terms and provisions, consistent with the 2015 Director Plan, as the Nominating Committee may approve. No stock option may be exercisable more than ten years from the date of grant. Each grant will specify the period of continuous service that is necessary before the stock options become exercisable. A grant of stock options may provide for the earlier exercise of such stock options, including in the event of the retirement, death or disability of the participant or a double-trigger change in control. Stock options granted pursuant to the 2015 Director Plan may not provide for any dividends or dividend equivalents thereon.

SARs.    A SAR is a right, exercisable by the surrender of a related stock option (if granted in tandem with stock options) or by itself (if granted as a free-standing SAR), to receive from us an amount equal to 100%, or such lesser percentage as the Nominating Committee may determine, of the spread between the base price (or option exercise price if a tandem SAR) and the value of our shares on the date of exercise. Any grant may specify that the amount payable on exercise of a SAR may be paid by us in cash, in common shares, or in any combination of the two.

SARs will be evidenced by an award agreement containing such terms and provisions, consistent with the 2015 Director Plan, as the Nominating Committee may approve. Any grant of a tandem SAR will provide that it may be exercised only at a time when the related stock option is also exercisable, at a time when the spread is positive, and by surrender of the related stock option for cancellation. Successive grants of a tandem SAR may be made to the same participant regardless of whether any tandem SARs previously granted to the participant remain unexercised. Each grant will specify in respect of each free-standing SAR a base price that, except with respect to converted, assumed or substituted awards as described in the 2015 Director Plan, may not be less than the market value per share of a common share on the date of grant. Successive grants may be made to the same participant regardless of whether any free-standing SARs previously granted to the participant remain unexercised. No free-standing SAR granted under the 2015 Director Plan may be exercised more than ten years from the date of grant. Each grant may specify the period of continuous service with us that is necessary before the SARs become exercisable. A grant of SARs may provide for the earlier exercise of such SARs, including in the event of the retirement, death or disability of the participant or a double-trigger change in control. SARs granted pursuant to the 2015 Director Plan may not provide for any dividends or dividend equivalents thereon.

Restricted Shares.    A grant of restricted shares involves the immediate transfer by us to a participant of ownership of a specific number of common shares in consideration of the performance of services. The participant is entitled immediately to voting, dividend and other ownership rights in such common shares, but subject to a substantial risk of forfeiture and restrictions on transfer as described below. The transfer may be made without additional consideration or in consideration of a payment by the participant that is less than current market value at the date of grant, as the Nominating Committee may determine.

PROPOSAL 5 (CONTINUED)

Restricted shares must be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Internal Revenue Code for a period no shorter than three years, except that the restrictions may be removed ratably during the three-year period as the Nominating Committee may determine. Each such grant or sale of restricted shares will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the restricted shares will be prohibited or restricted in the manner and to the extent prescribed by the Nominating Committee at the date of grant (which restrictions may include, without limitation, rights of repurchase or first refusal or provisions subjecting the restricted shares to a continuing substantial risk of forfeiture in the hands of any transferee). The Nominating Committee may provide in certain situations for a shorter period during which the forfeiture provisions are to apply, including in the event of the retirement, death or disability of the grantee or a double-trigger change in control.

Grants of restricted shares will be evidenced by an award agreement containing such terms and provisions, consistent with the 2015 Director Plan, as the Nominating Committee may approve. Any grant or sale of restricted shares may require that any or all dividends or other distributions paid with respect to the restricted shares during the period of restriction be automatically deferred and reinvested in additional restricted shares, which may be subject to the same restrictions as the underlying award.

Restricted Stock Units (RSUs).    A grant of RSUs constitutes an agreement by us to deliver common shares or cash to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during the restriction period as the Nominating Committee may specify. During the applicable restriction period, the participant will have no rights of ownership in the common shares deliverable upon payment of the RSUs and will have no right to vote the common shares. The Nominating Committee may, at the date of grant, authorize the payment of dividend equivalents on RSUs, either in cash or in additional common shares.

RSUs will have a restriction period of at least three years, except that the restriction period may expire ratably during the three-year period as determined by the Nominating Committee. Additionally, the Nominating Committee may provide in certain situations for a shorter restriction period, including in the event of the retirement, death or disability of the grantee, or a double-trigger change in control.

RSUs will be evidenced by an award agreement containing such terms and provisions, consistent with the 2015 Director Plan, as the Nominating Committee may approve. Each grant or sale of RSUs may be made without additional consideration or in consideration of a payment by such participant that is less than the market value per share of common shares at the date of grant. Each grant or sale of RSUs will also specify the time and manner of payment of the RSUs that have been earned and will specify that the amount payable with respect to such grant will be paid by us in common shares or cash, or a combination of the two.

Other Awards.    The Nominating Committee may, subject to limitations under applicable law, grant to any participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, common shares or factors that may influence the value of such shares, including, without limitation:

•	convertible or exchangeable debt securities;

•	other rights convertible or exchangeable into common shares;

•	purchase rights for common shares;

•	awards with value and payment contingent upon any other factors designated by the Nominating Committee; and

•	awards valued by reference to the book value of common shares or other company securities.

PROPOSAL 5 (CONTINUED)

The Nominating Committee will determine the terms and conditions of the other awards. Common shares delivered pursuant to an award in the nature of a purchase right will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, common shares, other awards, notes or other property, as the Nominating Committee will determine. Cash awards, as an element of or supplement to any other award granted under the 2015 Director Plan, may also be granted.

If the earning or vesting of, or elimination of restrictions applicable to, other awards is based on the passage of time, the period of time will be no shorter than three years, except that the restrictions may be removed no sooner than ratably during the three-year period as determined by the Nominating Committee. The Committee may grant shares as a bonus, or may grant other awards in lieu of our obligations to pay cash or deliver other property under the 2015 Director Plan or under other plans or compensatory arrangements, subject to terms as determined by the Committee in compliance with Section 409A of the Code. Any grant of an other award may provide for the vesting of, or earlier elimination of restrictions applicable to, such award in certain circumstances, including in the event of the retirement, death, or disability of the participant, or a double-trigger change in control.

Administration.    The interpretation and construction by the Nominating Committee of any provision of the 2015 Director Plan or of any agreement, notification or document evidencing the awards and any determination by the Nominating Committee will be final and conclusive. No member of the Nominating Committee will be liable for any such action or determination made in good faith. In addition, the Nominating Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in the 2015 Director Plan, and no authorization in any provision of the 2015 Director Plan is intended or may be deemed to constitute a limitation on the authority of the Nominating Committee.

To the extent permitted by law, the Nominating Committee may delegate to one or more of its members or to one or more of our officers or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Nominating Committee, the subcommittee, or any person to whom duties or powers have been delegated, may employ advisers to render advice with respect to any responsibility the Nominating Committee, the subcommittee or such person may have under the 2015 Director Plan.

Amendments.    Our Board may at any time and from time to time amend the 2015 Director Plan in whole or in part. However, if an amendment to the 2015 Director Plan:

•	would materially increase the benefits accruing to participants under the 2015 Director Plan,

•	would materially increase the number of securities which may be issued under the 2015 Director Plan,

•	would materially modify the requirements for participation in the 2015 Director Plan, or

•	must otherwise be approved by our shareholders in order to comply with applicable law or the rules of the NASDAQ Stock Market (or our applicable securities exchange),

then such amendment will be subject to shareholder approval and will not be effective until such approval has been obtained.

If permitted by Section 409A of the Internal Revenue Code, but subject to the terms as described below, including in case of termination of service as a non-employee director by reason of death, disability or retirement, or in the case of unforeseeable emergency or other special circumstances or in the event of a double-trigger change in control, if a participant holds:

•	a stock option or SAR not immediately exercisable in full,

PROPOSAL 5 (CONTINUED)

•	any restricted shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed,

•	any RSUs as to which the applicable restriction period has not been completed,

•	any other awards subject to any vesting schedule or transfer restriction, or

•	common shares subject to any transfer restriction imposed by the 2015 Director Plan,

the Nominating Committee may, in its sole discretion (subject to certain exceptions), accelerate the time at which:

•	such stock option or SAR or other award may be exercised,

•	such substantial risk of forfeiture or prohibition or restriction on transfer will lapse, or

•	such restriction period will end.

The Nominating Committee may also waive any other limitation or requirement under any such award.

The Nominating Committee may amend the terms of any awards granted under the 2015 Director Plan prospectively or retroactively. Except in connection with certain corporate transactions described in the 2015 Director Plan, no amendment will impair the rights of any participant without his or her consent.

Our Board may, in its discretion, terminate the 2015 Director Plan at any time. Termination of the 2015 Director Plan will not affect the rights of participants or their successors under any outstanding awards and not exercised in full on the date of termination.

No Repricing of Stock Options or SARs.    Except in connection with certain corporate transactions described in the 2015 Director Plan, the terms of outstanding awards may not be amended to reduce the option price of outstanding stock options or the base price of outstanding SARs, or cancel outstanding stock options or SARs in exchange for cash, other awards or stock options or SARs with an option price or base price, as applicable, that is less than the option price of the original stock options or base price of the original SARs, as applicable, without shareholder approval. This restriction is intended to prohibit the repricing of “underwater” stock options and SARs and will not be construed to prohibit the adjustments in connection with certain corporate transactions provided for in the 2015 Director Plan. This prohibition may not be amended without approval by our shareholders.

Transferability.    Except as otherwise determined by the Nominating Committee, no stock option, SAR, restricted shares, RSU or other awards granted under the 2015 Director Plan, or dividend equivalents paid with respect to awards made under the 2015 Director Plan, will be transferable by the participant except pursuant to a domestic relations order (that contains any information required by us to effectuate the transfer) or by will or the laws of descent and distribution, and in no event shall any such award granted under the 2015 Director Plan be transferred for value. Except as otherwise determined by the Nominating Committee, stock options and SARs will be exercisable during the participant’s lifetime only by him or her or, in the event of the participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the participant in a fiduciary capacity under state law and/or court supervision.

The Nominating Committee may provide at the date of grant additional restrictions on transfer for certain common shares earned under the 2015 Director Plan.

PROPOSAL 5 (CONTINUED)

Adjustments.    The Nominating Committee shall make or provide for such adjustments in the numbers of common shares covered by outstanding stock options, SARs, and RSUs granted under the 2015 Director Plan and, if applicable, in the number of common shares covered by other awards, in the option price and base price provided in outstanding stock options and SARs, in the kind of stock covered by such awards and in the other terms as the Nominating Committee, in its sole discretion, exercised in good faith, shall determine is equitably required to prevent dilution or enlargement of the rights of participants or optionees that otherwise would result from:

•	any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of our company;

•

any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities; or

•	any other corporate transaction or event having an effect similar to these events or transactions.

However, such adjustments will be made automatically, without the necessity of Nominating Committee action, on the customary arithmetical basis in the case of any stock split, including a stock split effected by means of a stock dividend, and in the case of any other dividend paid in out shares. Moreover, in the event of any such transaction or event or in the event of a change in control, the Nominating Committee shall provide in substitution for any or all outstanding awards under the 2015 Director Plan such alternative consideration (including cash), if any, as it, in good faith, shall determine to be equitable in the circumstances and may require the surrender of all awards so replaced in a manner that complies with Section 409A of the Internal Revenue Code.

In addition, for each stock option or SAR with an option price or base price greater than the consideration offered in connection with any such termination or event or change in control, the Nominating Committee may in its sole discretion elect to cancel such stock option or SAR without any payment to the person holding such stock option or SAR. The Nominating Committee shall also make or provide for such adjustments in the total number of common shares available under the 2015 Director Plan, the per-person award limits expressed in shares and any other share limits under the 2015 Director Plan as the Nominating Committee, in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described above.

Recapture Provisions.    Any award agreement may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to us of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Nominating Committee from time to time or under Section 10D of the Securities Exchange Act of 1934, as amended, or the rules of any national securities exchange or national securities association on which our common shares are traded.

Effective Date and Termination.    The 2015 Director Plan will be effective as of the date the 2015 Director Plan is approved by our shareholders (which we refer to as the Effective Date). No grants will be made under the 2006 Director Plan after the Effective Date, except that outstanding awards granted under the 2006 Director Plan will continue unaffected following the Effective Date.

No grant will be made under the 2015 Director Plan after April 22, 2025, which date is 10 years after the date on which our shareholders will have an opportunity to approve the 2015 Director Plan, but all grants made on or prior to such date will continue in effect thereafter subject to the terms of the applicable award agreement and the terms of the 2015 Director Plan. We will not be required to issue any fractional common shares under the 2015 Director Plan, but the Nominating Committee can either eliminate fractional common shares for no payment or settle fractional common shares in cash.

PROPOSAL 5 (CONTINUED)

Stock-Based Awards in Substitution for Options or Other Awards Granted by Another Company.    Awards may be granted under the 2015 Director Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with us or any of our subsidiaries. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of the 2015 Director Plan, and may account for common shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

In the event that a company acquired by us or any of our subsidiaries or with which we or any subsidiary merges has shares available under a pre-existing plan previously approved by shareholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under the 2015 Director Plan. However, awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not our employees or directors or employees or directors of any of our subsidiaries prior to the acquisition or merger.

Any common shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, ours as described above will not reduce the common shares available for issuance or transfer under the 2015 Director Plan or otherwise count against the limits contained in the 2015 Director Plan. In addition, no common shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, ours as described above will be added to the aggregate plan limit contained in the 2015 Director Plan.

Federal Income Tax Consequences

The following is a brief summary of some of the federal income tax consequences of certain transactions under the 2015 Director Plan based on federal income tax laws in effect. This summary, which is presented for the information of shareholders considering how to vote on this proposal and not for 2015 Director Plan participants, is not intended to be complete and does not describe federal taxes other than income taxes (such as Medicare and Social Security taxes), state, local or foreign tax consequences.

Tax Consequences to Participants

Non-Qualified Stock Options.    In general, (1) no income will be recognized by an optionee at the time a non-qualified stock option is granted; (2) at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the common shares and the fair market value of the common shares, if unrestricted, on the date of exercise; and (3) at the time of sale of common shares acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the common shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the common shares have been held.

SARs.    No income will be recognized by a participant in connection with the grant of a tandem SAR or a free-standing SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted common shares received on the exercise.

PROPOSAL 5 (CONTINUED)

Restricted Shares.    The recipient of restricted shares generally will be subject to tax at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the participant for such restricted shares) at such time as the common shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Internal Revenue Code (which we refer to as the Restrictions). However, a recipient may instead elect under Section 83(b) of the Internal Revenue Code within 30 days of the date of transfer of the common shares to have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such common shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

RSUs.    No income generally will be recognized upon the award of RSUs. The recipient of a RSU award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted common shares on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such RSUs), and the capital gains/loss holding period for such shares will also commence on such date.

New Plan Benefits

It is not possible to determine the specific amounts and types of awards that may be awarded in the future under the 2015 Director Plan because the grant and actual settlement of awards under the 2015 Director Plan are subject to the discretion of the plan administrator.

Registration with the SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of common shares under the 2015 Director Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the 2015 Director Plan by our shareholders.

Majority Vote Needed

Approval of Proposal 5 requires the affirmative vote of the holders of a majority of Lincoln common shares present or represented by Proxy at the Annual Meeting and entitled to vote on the matter when a quorum is present. Unless otherwise directed, shares represented by proxy will be voted FOR the approval of Proposal 5.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE 2015 DIRECTOR PLAN

OTHER MATTERS

The Board knows of no other matters that are likely to be brought before the Annual Meeting, but if any such matters properly come before the Annual Meeting, the persons named in the enclosed Proxy, or their substitutes, will vote the Proxy in accordance with their best judgment.

LINCOLN ELECTRIC HOLDINGS, INC.

Frederick G. Stueber

Executive Vice President,

General Counsel and Secretary

By Order of the Board of Directors

Cleveland, Ohio

March 18, 2015

Appendix A

NON-GAAP FINANCIAL MEASURES

The discussion of our results in the CD&A section of this proxy statement includes a discussion of our EBIT, EBITB, adjusted net income growth, return on invested capital (ROIC), average operating working capital to sales (AOWC/Sales), and 1-year, 3-year and 5-year total shareholder return (TSR), which are not measures of financial performance under U.S. generally accepted accounting principles (GAAP). These non-GAAP measures exclude certain items of expense or income that management does not consider representative of our ongoing performance. The following defines these non-GAAP measures discussed in the CD&A and provides an explanation as to the difference from the most relevant GAAP measure, where applicable.

EBIT

EBIT is an amount equal to earnings before interest and tax defined as operating income plus equity earnings in affiliates and other income.

EBITB

EBITB is an amount equal to earnings before interest, tax and bonus, calculated at budgeted exchange rates and adjusted for special items as determined by management. The adjustments for special items include such items as rationalization charges, certain asset impairment charges, the gains and losses on certain transactions including the disposal of assets and the results of businesses acquired during the year.

Adjusted Net Income

Adjusted net income is defined as reported net income adjusted for special items as determined by management. The adjustments for special items include such items as the amortized effect of rationalization activities and certain asset impairment charges, and the gains or losses on certain transactions including the disposals of assets.

ROIC

ROIC is an amount equal to rolling twelve-months of earnings excluding tax-effected interest divided by invested capital (total debt plus total equity).

TSR

TSR is an amount equal to the net stock price change for Lincoln (LECO) plus the reinvestment of dividends paid over the prescribed period of time.

AOWC/Sales

AOWC/Sales is defined as the three-month average operating working capital (gross accounts receivable plus gross inventory less accounts payable) divided by the rolling twelve-months of sales, calculated at budgeted exchange rates and adjusted for the results of businesses acquired during the year.

A-1

Appendix B

TEXT OF 2015 EQUITY AND INCENTIVE COMPENSATION PLAN

Set forth below is the text of the 2015 Equity and Incentive Compensation Plan. This plan will be approved if Proposal 4 is adopted.

LINCOLN ELECTRIC HOLDINGS, INC.

2015 EQUITY AND INCENTIVE COMPENSATION PLAN

1. Purpose. The purpose of this 2015 Equity and Incentive Compensation Plan is to attract and retain officers, other employees and consultants of the Company and its Subsidiaries and to provide to such persons incentives and rewards for performance.

2. Definitions. As used in this Plan:

(a) “Appreciation Right” means a right granted pursuant to Section 5 of this Plan, and will include both Free-Standing Appreciation Rights and Tandem Appreciation Rights.

(b) “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Free-Standing Appreciation Right or a Tandem Appreciation Right.

(c) “Board” means the Board of Directors of the Company.

(d) “Change in Control” has the meaning set forth in Section 12 of this Plan.

(e) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(f) “Committee” means the Compensation and Executive Development Committee of the Board (or its successor(s)), or any other committee of the Board designated by the Board to administer this Plan pursuant to Section 10 of this Plan consisting solely of no fewer than two Non-Employee Directors.

(g) “Common Shares” means the common shares of the Company, without par value, or any security into which such common shares may be changed by reason of any transaction or event of the type referred to in Section 11 of this Plan.

(h) “Company” means Lincoln Electric Holdings, Inc., an Ohio corporation, and its successors.

(i) “Covered Employee” means a Participant who is, or is determined by the Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision).

(j) “Date of Grant” means the date specified by the Committee on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, or other awards contemplated by Section 9 of this Plan, or a grant or sale of Restricted Shares, Restricted Stock Units, or other awards contemplated by Section 9 of this Plan, will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).

(k) “Director” means a member of the Board.

(l) “Effective Date” means the date this Plan is approved by the shareholders of the Company.

(m) “Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of the awards granted under the Plan. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(o) “Free-Standing Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is not granted in tandem with an Option Right.

(p) “Incentive Stock Options” means Option Rights that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision.

(q) “Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares, Performance Units or, when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Shares, Restricted Stock Units, dividend equivalents or other awards pursuant to this Plan. Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of one or more of the Subsidiaries, divisions, departments, regions, functions or other organizational units within the Company or its Subsidiaries. The Management Objectives may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or one or more of the performance objectives themselves. The Committee may grant awards subject to Management Objectives that are either Qualified Performance-Based Awards or are not Qualified Performance-Based Awards. The Management Objectives applicable to any Qualified Performance-Based Award to a Covered Employee will be based on one or more, or a combination, of the following metrics:

(i)

Profits (e.g., operating income, EBIT, EBIT before bonus, EBT, net income, earnings per share, residual or economic earnings – these profitability metrics could be measured before special items and/or subject to GAAP definition);

(ii)	Cash Flow (e.g., EBITDA, operating cash flow, total cash flow, cash flow in excess of cost of capital or residual cash flow or cash flow return on investment);

(iii)	Returns (e.g., profits or cash flow returns on: assets, invested capital, net capital employed, and equity);

(iv)	Working Capital (e.g., working capital divided by sales, days’ sales outstanding, days’ sales inventory, and days’ sales in payables);

(v)	Profit Margins (e.g., profits divided by revenues, gross margins and material margins divided by revenues, and material margin divided by sales pounds);

(vi)	Liquidity Measures (e.g., debt-to-capital, debt-to-EBITDA, total debt ratio);

(vii)

Sales Growth, Cost Initiative and Stock Price Metrics (e.g., revenue growth, stock price appreciation, total return to shareholders, sales and administrative costs divided by sales, and sales and administrative costs divided by profits);

(viii)

Strategic Initiative Key Deliverable Metrics consisting of one or more of the following: product development, strategic partnering, research and development, market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures; and

(ix)	Any of the above criteria as compared to the performance of a published or a special index deemed applicable by the Committee, including, without limitation, the Standard & Poor’s 500 Stock Index.

In the case of a Qualified Performance-Based Award, each Management Objective will be objectively determinable to the extent required under Section 162(m) of the Code, and, unless otherwise determined by the Committee and to the extent consistent with Code Section 162(m), will exclude the effects of certain designated items identified at the time of grant. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a Qualified Performance-Based Award (other than in connection with a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Committee will not make any modification of the Management Objectives or minimum acceptable level of achievement with respect to such Covered Employee.

(r) “Market Value per Share” means, as of any particular date, the closing price of a Common Share as reported for that date on the NASDAQ Stock Market or, if the Common Shares are not then listed on the NASDAQ Stock Market, on any other national securities exchange on which the Common Shares are listed, or if there are no sales on such date, on the next preceding trading day during which a sale occurred. If there is no regular public trading market for the Common Shares, then the Market Value per Share shall be the fair market value as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method provided such method is stated in the Evidence of Award and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

(s) “Non-Employee Director” means a person who is a “Non-Employee Director” of the Company within the meaning of Rule 16b-3 promulgated under the Exchange Act and an “outside director” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder by the U.S. Department of the Treasury.

(t) “Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.

(u) “Option Price” means the purchase price payable on exercise of an Option Right.

(v) “Option Right” means the right to purchase Common Shares upon exercise of an option granted pursuant to Section 4 of this Plan.

(w) “Participant” means a person who is selected by the Committee to receive benefits under this Plan and who is at the time (i) an officer, other employee or consultant of the Company or any Subsidiary, or (ii) a person who provides services to the Company or a Subsidiary that are equivalent to those typically provided by an employee (provided that such person or consultant satisfies the Form S-8 definition of an “employee”).

(x) “Performance Period” means, in respect of a Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Performance Share or Performance Unit are to be achieved.

(y) “Performance Share” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Section 8 of this Plan.

(z) “Performance Unit” means a bookkeeping entry awarded pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Committee.

(aa) “Plan” means this 2015 Equity and Incentive Compensation Plan.

(bb) “Predecessor Plan” means the Company’s 2006 Equity and Performance Incentive Plan (Restated as of March 3, 2011).

(cc) “Qualified Performance-Based Award” means any or award of Performance Shares, Performance Units, Restricted Shares, Restricted Stock Units or other awards contemplated under Section 9 of this Plan, or portion of such award, to a Covered Employee that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.

(dd) “Restricted Shares” means Common Shares granted or sold pursuant to Section 6 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers has expired.

(ee) “Restricted Stock Units” means an award made pursuant to Section 7 of this Plan of the right to receive Common Shares or cash at the end of a specified period.

(ff) “Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 of this Plan.

(gg) “Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Option Price or Base Price provided for in the related Option Right or Free-Standing Appreciation Right, respectively.

(hh) “Subsidiary” means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which at the time the Company owns or controls, directly or indirectly, more than 50 percent of the total combined Voting Power represented by all classes of stock issued by such corporation.

(ii) “Tandem Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is granted in tandem with an Option Right.

(jj) “Voting Power” means at any time, the combined voting power of the then-outstanding securities entitled to vote generally in the election of Directors in the case of the Company, or members of the board of directors or similar body in the case of another entity.

3. Shares Available Under the Plan.

(a) Maximum Shares Available Under Plan.

(i)

Subject to adjustment as provided in Section 11 of this Plan, the number of Common Shares that may be issued or transferred (A) upon the exercise of Option Rights or Appreciation Rights, (B) as Restricted Shares and released from substantial risks of forfeiture thereof, (C) in payment of Restricted Stock Units, (D) in payment of Performance Shares or Performance Units that have been earned, (E) as awards contemplated by Section 9 of this Plan, or (F) in payment of dividend equivalents paid with respect to awards made under the Plan will not exceed in the aggregate 5,400,000 shares, plus any Common Shares that become available under this Plan as a result of forfeiture, cancellation, expiration, or cash settlement of awards, as provided in Section 3(b) below. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(ii)

The aggregate number of Common Shares available for issuance or transfer under Section 3(a)(i) of this Plan will be reduced by (A) one Common Share for every one Common Share subject to an option right or stock appreciation right granted under the Predecessor Plan between February 6, 2015 and the Effective Date, (B) one Common Shares for every one Common Share subject to an award other than an option right or stock appreciation right granted under the Predecessor Plan between February 6, 2015 and the Effective Date, (C) one Common Share for every one Common Share issued or transferred upon exercise of an Option Right or Appreciation Right granted under this Plan, and (D) 3.24 Common Shares for every one Common Share issued or transferred in connection with an award other than an Option Right or Appreciation Right granted under this Plan. Subject to the provisions of Section 3(b) of this Plan, Common Shares covered by an award granted under this Plan will not be counted as used unless and until they are actually issued or transferred.

(b) Share Counting Rules.

(i)

If any Common Shares issued or transferred pursuant to an award granted under this Plan are forfeited, or an award granted under this Plan is cancelled or forfeited, expires or is settled for cash (in whole or in part), the Common Shares issued or transferred pursuant to, or subject to, such award (as applicable) will, to the extent of such cancellation, forfeiture, expiration, or cash settlement, again be available for issuance or transfer under Section 3(a) above in accordance with Section 3(b)(iv) below.

(ii)

If after February 5, 2015, any Common Shares subject to an award granted under the Predecessor Plan are forfeited, or an award granted under the Predecessor Plan is cancelled or forfeited, expires or is settled for cash (in whole or in part), the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, or cash settlement, be available for issuance or transfer under Section 3(a) above in accordance with Section 3(b)(iv) below.

(iii)

Notwithstanding anything to the contrary contained in this Section 3, the following Common Shares will not be added to the aggregate number of Common Shares available for issuance or transfer under Section 3(a) above: (A) Common Shares tendered or otherwise used in payment of the Option Price of an Option Right (or the option price of an option right granted under the Predecessor Plan); (B) Common Shares withheld or otherwise used by the Company to satisfy a tax withholding obligation; (C) Common Shares subject to an Appreciation Right (or an appreciation right granted under the Predecessor Plan) that are not actually issued in connection with its Common Shares settlement on exercise thereof; and (D) Common Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Option Rights (or option rights granted under the Predecessor Plan). In addition, if, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for Common Shares based on fair market value, such Common Shares will not count against the aggregate plan limit under Section 3(a) above.

(iv)

Any Common Share that becomes available for issuance or transfer under this Plan under this Section 3 will be added back as (A) one Common Share if such share was subject to an Option Right or Appreciation Right granted under this Plan or an option right or a stock appreciation right granted under the Predecessor Plan, and (B) as 3.24 Common Share(s) if such share was issued or transferred pursuant to, or subject to, an award granted under this Plan other than an Option Right or an Appreciation Right granted under this Plan (or was subject to an award other than an option right or a stock appreciation right granted under the Predecessor Plan).

(c) Limit on Incentive Stock Options. Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary and subject to adjustment as provided in Section 11 of this Plan, the aggregate number of Common Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 5,400,000 Common Shares.

(d) Individual Participant Limits. Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary, and subject to adjustment as provided in Section 11 of this Plan:

(i)	No Participant will be granted Option Rights and/or Appreciation Rights, in the aggregate, for more than 1,000,000 Common Shares during any calendar year.

(ii)

No Participant will be granted Qualified Performance-Based Awards of Restricted Shares, Restricted Stock Units, Performance Shares and/or other awards under Section 9 of this Plan, in the aggregate, for more than 500,000 Common Shares during any calendar year.

(iii)

In no event will any Participant in any calendar year receive Qualified Performance-Based Awards of Performance Units and/or other awards payable in cash under Section 9 of this Plan having an aggregate maximum value as of their respective Dates of Grant in excess of $ 3,000,000.

(e) Notwithstanding anything in this Plan to the contrary, up to 5% of the maximum number of Common Shares that may be issued or transferred under this Plan as provided for in Section 3(a) of this Plan, as may be adjusted under Section 11 of this Plan, may be used for (i) awards granted under Section 4 through Section 9 of this Plan that do not comply with the applicable three-year or one-year minimum vesting requirements set forth in such sections of this Plan.

4. Option Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each grant will specify the number of Common Shares to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(b) Each grant will specify an Option Price per share, which (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant.

(c) Each grant will specify whether the Option Price will be payable (i) in cash or by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of Common Shares owned by the Optionee (or other consideration authorized pursuant to Section 4(d) of this Plan) having a value at the time of exercise equal to the total Option Price, (iii) subject to any conditions or limitations established by the Committee, the Company’s withholding of Common Shares otherwise issuable upon exercise of an Option Right pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the Common Shares so withheld will not be treated as issued and acquired by the Company upon such exercise), (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Committee.

(d) To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the shares to which such exercise relates.

(e) Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

(f) Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary that is necessary before the Option Rights or installments thereof will become exercisable; provided that, except as otherwise described in this subsection, no grant of Option Rights may become exercisable sooner than after one year. A grant of Option Rights may provide for the earlier exercise of such Option Rights, including in the event of the retirement, death or disability of a Participant. Further, any grant of Option Rights may provide for the earlier exercise of such Option Rights in the event of a Change in Control only where either (A) within a specified period the Participant is involuntarily terminated for reasons other than for cause or terminates his or her employment for good reason or (B) such Option Rights are not assumed or converted into replacement awards in a manner described in the Evidence of Award.

(g) Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights.

(h) Option Rights granted under this Plan may be (i) options, including, without limitation, Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended so to qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

(i) The exercise of an Option Right will result in the cancellation on a share-for-share basis of any Tandem Appreciation Right authorized under Section 5 of this Plan.

(j) No Option Right will be exercisable more than 10 years from the Date of Grant.

(k) Option Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(l) Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

5. Appreciation Rights.

(a) The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting (i) to any Optionee, of Tandem Appreciation Rights in respect of Option Rights granted hereunder, and (ii) to any Participant, of Free-Standing Appreciation Rights. A Tandem Appreciation Right will be a right of the Optionee, exercisable by surrender of the related Option Right, to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise. Tandem Appreciation Rights may be granted at any time prior to the exercise or termination of the related Option Rights; provided, however, that a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option. A Free-Standing Appreciation Right will be a right of the Participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise.

(b) Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(i)	Each grant may specify that the amount payable on exercise of an Appreciation Right will be paid by the Company in cash, Common Shares or any combination thereof.

(ii)	Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Committee at the Date of Grant.

(iii)	Any grant may specify waiting periods before exercise and permissible exercise dates or periods.

(iv)

Each grant may specify the period or periods of continuous service by the Participant with the Company or any Subsidiary that is necessary before the Appreciation Rights or installments thereof will become exercisable; provided that, except as otherwise described in this subsection, no grant of Appreciation Rights may become exercisable sooner than after one year. A grant of Appreciation Rights may provide for the earlier exercise of such Appreciation Rights, including in the event of the retirement, death or disability of a Participant. Further, any grant of Appreciation Rights may provide for the earlier exercise of such Appreciation Rights in the event of a Change in Control only where either (A) within a specified period the Participant is involuntarily terminated for reasons other than for cause or terminates his or her employment for good reason or (B) such Appreciation Rights are not assumed or converted into replacement awards in a manner described in the Evidence of Award.

(v)	Any grant of Appreciation Rights may specify Management Objectives that must be achieved as a condition of the exercise of such Appreciation Rights.

(vi)

Each grant of Appreciation Rights will be evidenced by an Evidence of Award, which Evidence of Award will describe such Appreciation Rights, identify the related Option Rights (if applicable), and contain such other terms and provisions, consistent with this Plan, as the Committee may approve.

(c) Any grant of Tandem Appreciation Rights will provide that such Tandem Appreciation Rights may be exercised only at a time when the related Option Right is also exercisable and at a time when the Spread is positive, and by surrender of the related Option Right for cancellation. Successive grants of Tandem Appreciation Rights may be made to the same Participant regardless of whether any Tandem Appreciation Rights previously granted to the Participant remain unexercised.

(d) Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(e) Regarding Free-Standing Appreciation Rights only:

(i)

Each grant will specify in respect of each Free-Standing Appreciation Right a Base Price, which (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant;

(ii)	Successive grants may be made to the same Participant regardless of whether any Free-Standing Appreciation Rights previously granted to the Participant remain unexercised; and

(iii)	No Free-Standing Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant.

6. Restricted Shares. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Shares to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each such grant or sale will constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and/or restrictions on transfer hereinafter referred to.

(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

(c) Each such grant or sale will provide that the Restricted Shares covered by such grant or sale that vests upon the passage of time will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee at the Date of Grant or upon achievement of Management Objectives referred to in subparagraph (e) below. If the elimination of restrictions is based only on the passage of time rather than the achievement of Management Objectives, the period of time will be no shorter than three years, except that the restrictions may be removed ratably during the three-year period as determined by the Committee.

(d) Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares will be prohibited or restricted in the manner and to the extent prescribed by the Committee at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee).

(e) Any grant of Restricted Shares may specify Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such Restricted Shares; provided, however, that notwithstanding subparagraph (c) above, restrictions relating to Restricted Shares that vest upon the achievement of Management Objectives may not terminate sooner than after one year.

(f) Notwithstanding anything to the contrary contained in this Plan, any grant or sale of Restricted Shares may provide for the earlier termination of restrictions on such Restricted Shares, including in the event of the retirement, death or disability of a Participant. Further, any grant or sale of Restricted Shares may provide for the earlier termination of restrictions on such Restricted Shares in the event of a Change in Control only where either (A) within a specified period the Participant is involuntarily terminated for reasons other than for cause or terminates his or her employment for good reason or (B) such Restricted Shares are not assumed or converted into replacement awards in a manner described in the Evidence of Award; provided, however, that no award of Restricted Shares intended to be a Qualified Performance-Based Award will provide for such early termination of restrictions (other than in connection with the death or disability of the Participant or a Change in Control) to the extent such provisions would cause such award to fail to be a Qualified Performance-Based Award.

(g) Any such grant or sale of Restricted Shares may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional Restricted Shares, which may be subject to the same restrictions as the underlying award; provided, however, that dividends or other distributions on Restricted Shares with restrictions that lapse as a result of the achievement of Management Objectives will be deferred until and paid contingent upon the achievement of the applicable Management Objectives.

(h) Each grant or sale of Restricted Shares will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Committee may approve. Unless otherwise directed by the Committee, (i) all certificates representing Restricted Shares will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares or (ii) all Restricted Shares will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Shares.

7. Restricted Stock Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale of Restricted Stock Units to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each such grant or sale will constitute the agreement by the Company to deliver Common Shares or cash to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of Management Objectives) during the Restriction Period as the Committee may specify.

(b) If a grant of Restricted Stock Units specifies that the Restriction Period will terminate only upon the achievement of Management Objectives or that the Restricted Stock Units will be earned based on the achievement of Management Objectives, then, notwithstanding anything to the contrary contained in subparagraph (d) below, the applicable Restriction Period may not be a period of less than one year.

(c) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

(d) If the Restriction Period lapses only by the passage of time rather than the achievement of Management Objectives as provided in subparagraph (b) above, each such grant or sale will be subject to a Restriction Period of not less than three years, except that a grant or sale may provide that the Restriction Period will expire ratably during the three-year period as determined by the Committee.

(e) Notwithstanding anything to the contrary contained in this Plan, any grant or sale of Restricted Stock Units may provide for the earlier lapse or other modification of the Restriction Period, including in the event of the retirement, death or disability of a Participant. Further, any grant or sale of Restricted Stock Units may provide for the earlier termination of restrictions on such Restricted Stock Units in the event of a Change in Control only where either (A) within a specified period the Participant is involuntarily terminated for reasons other than for cause or terminates his or her employment for good reason or (B) such Restricted Stock Units are not assumed or converted into replacement awards in a manner described in the Evidence of Award; provided, however, that no award of Restricted Stock Units intended to be a Qualified Performance-Based Award will provide for such early lapse or modification of the Restriction Period (other than in connection with the death or disability of the Participant or a Change in Control) to the extent such provisions would cause such award to fail to be a Qualified Performance-Based Award.

(f) During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the Common Shares deliverable upon payment of the Restricted Stock Units and will have no right to vote them, but the Committee may, at the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on either a current or deferred or contingent basis, either in cash or in additional Common Shares; provided, however, that dividend equivalents or other distributions on Common Shares underlying Restricted Stock Units with restrictions that lapse as a result of the achievement of Management Objectives will be deferred until and paid contingent upon the achievement of the applicable Management Objectives.

(g) Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned. Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in Common Shares or cash, or a combination thereof.

(h) Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

8. Performance Shares and Performance Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Performance Shares and Performance Units. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each grant will specify the number or amount of Performance Shares or Performance Units, to which it pertains, which number or amount may be subject to adjustment to reflect changes in compensation or other factors; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the Participant or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

(b) The Performance Period with respect to each Performance Share or Performance Unit will be such period of time (not less than one year for Performance Shares and Performance Units) as will be determined by the Committee at the time of grant, which may be subject to earlier lapse or other modification, including in the event of the retirement, death or disability of a Participant. Further, the Performance Period may be subject to earlier lapse or modification in the event of a Change in Control only where either (A) within a specified period the Participant is involuntarily terminated for reasons other than for cause or terminates his or her employment for good reason or (B) such Performance Shares and Performance Units are not assumed or converted into replacement awards in a manner described in the Evidence of Award; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the Participant or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such event, the Evidence of Award will specify the time and terms of delivery.

(c) Any grant of Performance Shares or Performance Units will specify Management Objectives which, if achieved, will result in payment or early payment of the award, and each grant may specify in respect of such specified Management Objectives a minimum acceptable level or levels of achievement and may set forth a formula for determining the number of Performance Shares or Performance Units that will be earned if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives.

(d) Each grant will specify the time and manner of payment of Performance Shares or Performance Units that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in Common Shares, in Restricted Shares or Restricted Stock Units or in any combination thereof.

(e) Any grant of Performance Shares or Performance Units may specify that the amount payable or the number of Common Shares or Restricted Shares or Restricted Stock Units with respect thereto may not exceed a maximum specified by the Committee at the Date of Grant.

(f) The Committee may, at the Date of Grant of Performance Shares, provide for the payment of dividend equivalents to the holder thereof either in cash or in additional Common Shares, subject in all cases to deferral and payment on a contingent basis based on the Participant’s earning of the Performance Shares with respect to which such dividend equivalents are paid.

(g) Each grant of Performance Shares or Performance Units will be evidenced by an Evidence of Award and will contain such other terms and provisions, consistent with this Plan, as the Committee may approve.

9. Other Awards.

(a) Subject to applicable law and the limit set forth in Section 3 of this Plan, the Committee may grant to any Participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of the Common Shares or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Committee will determine the terms and conditions of such awards. Common Shares delivered pursuant to an award in the nature of a purchase right granted under this Section 9 will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Common Shares, other awards, notes or other property, as the Committee determines.

(b) Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 9.

(c) The Committee may grant Common Shares as a bonus, or may grant other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code.

(d) If the earning or vesting of, or elimination of restrictions applicable to, an award granted under this Section 9 is based only on the passage of time rather than the achievement of Management Objectives, the period of time shall be no shorter than three years, except that the restrictions may be removed no sooner than ratably during the three-year period as determined by the Committee. If the earning or vesting of, or elimination of restrictions applicable to, awards granted under this Section 9 is based on the achievement of Management Objectives, the earning, vesting or restriction period may not terminate sooner than after one year.

(e) Notwithstanding anything to the contrary contained in this Plan, any grant of an award under this Section 9 may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the retirement, death or disability of the Participant. Further, any grant of an award under this Section 9 may provide for the earning or vesting of, or earlier elimination of restrictions applicable, to such award in the event of a Change in Control only where either (A) within a specified period the Participant is involuntarily terminated for reasons other than for cause or terminates his or her employment for good reason or (B) such awards are not assumed or converted into replacement awards in a manner described in the Evidence of Award; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the Participant or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such event, the Evidence of Award will specify the time and terms of delivery.

10. Administration of this Plan.

(a) This Plan will be administered by the Committee. The Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee.

(b) The interpretation and construction by the Committee of any provision of this Plan or of any agreement, notification or document evidencing the grant of awards under this Plan and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan Section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.

(c) To the extent permitted by law, the Committee may delegate to one or more of its members or to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee, the subcommittee or such person may have under the Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Committee: (i) designate employees to be recipients of awards under this Plan; and (ii) determine the size of any such awards; provided, however, that (A) the Committee will not delegate such responsibilities to any such officer for awards granted to an employee who is an officer, Director, or more than 10% beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Committee in accordance with Section 16 of the Exchange Act, or any Covered Employee; (B) the resolution providing for such authorization sets forth the total number of Common Shares such officer(s) may grant; and (C) the officer(s) will report periodically to the Committee regarding the nature and scope of the awards granted pursuant to the authority delegated.

11. Adjustments. The Committee shall make or provide for such adjustments in the numbers of Common Shares covered by outstanding Option Rights, Appreciation Rights, Restricted Stock Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of Common Shares covered by other awards granted pursuant to Section 9 hereof, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, in the kind of shares covered thereby, and in the other terms, as the Committee, in its sole discretion, exercised in good faith, shall determine is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split- off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. However, such adjustments shall be made automatically, without the necessity of Committee action, on the customary arithmetical basis in the case of any stock split, including a stock split effected by means of a stock dividend, and in the case of any other dividend paid in shares of the Company. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee shall provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, shall determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Committee shall also make or provide for such adjustments in the numbers of shares specified in Section 3 of this Plan as the Committee in its sole discretion, exercised in good faith, shall determine is appropriate to reflect any transaction or event described in this Section 11; provided, however, that any such adjustment to the number specified in Section 3(c) will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail to so qualify.

12. Change in Control.

(a) For purposes of this Plan, except as may be otherwise prescribed by the Committee in an Evidence of Award made under this Plan, a “Change in Control” will be deemed to have occurred upon the occurrence of any of the following events:

(i)

any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the combined voting power of the then-outstanding Voting Stock of the Company; provided, however, that:

(1)

for purposes of this Section 12(a)(i), the following acquisitions will not constitute a Change in Control: (A) any acquisition of Voting Stock of the Company directly from the Company that is approved by a majority of the Incumbent Directors, (B) any acquisition of Voting Stock of the Company by the Company or any Subsidiary, (C) any acquisition of Voting Stock of the Company by the trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, and (D) any acquisition of Voting Stock of the Company by any Person pursuant to a Business Transaction that complies with clauses (A), (B) and (C) of Section 12(a)(iii) below;

(2)

if any Person is or becomes the beneficial owner of 30% or more of combined voting power of the then-outstanding Voting Stock of the Company as a result of a transaction described in clause (A) of Section 12(a)(i)(1) above and such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock of the Company representing 1% or more of the then-outstanding Voting Stock of the Company, other than in an acquisition directly from the Company that is approved by a majority of the Incumbent Directors or other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally, such subsequent acquisition will be treated as a Change in Control;

(3)

a Change in Control will not be deemed to have occurred if a Person is or becomes the beneficial owner of 30% or more of the Voting Stock of the Company as a result of a reduction in the number of shares of Voting Stock of the Company outstanding pursuant to a transaction or series of transactions that is approved by a majority of the Incumbent Directors unless and until such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock of the Company representing 1% or more of the then-outstanding Voting Stock of the Company, other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally; and

(4)

if at least a majority of the Incumbent Directors determine in good faith that a Person has acquired beneficial ownership of 30% or more of the Voting Stock of the Company inadvertently, and such Person divests as promptly as practicable but no later than the date, if any, set by the Incumbent Board a sufficient number of shares so that such Person beneficially owns less than 30% of the Voting Stock of the Company, then no Change in Control will have occurred as a result of such Person’s acquisition; or

(ii)	a majority of the Board ceases to be comprised of Incumbent Directors; or

(iii)

the consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of the stock or assets of another corporation, or other transaction (each, a “Business Transaction”), unless, in each case, immediately following such Business Transaction (A) the Voting Stock of the Company outstanding immediately prior to such Business Transaction continues to represent (either by remaining outstanding or by being converted into Voting Stock of the surviving entity or any parent thereof), more than 50% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no Person (other than the Company, such entity resulting from such Business Transaction, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from such Business Transaction) beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Transaction, and (C) at least a majority of the members of the Board of Directors of the entity resulting from such Business Transaction were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Transaction; or

(iv)

approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Transaction that complies with clauses (A), (B) and (C) of Section 12(a)(iii).

(b) Specifically defined terms for purposes of Section 12(a):

(i)	“Board” means the Board of Directors of Lincoln Electric Holdings, Inc.

(ii)

“Incumbent Directors” means the individuals who, as of the date hereof, are Directors of the Company (each, a “Director”) and any individual becoming a Director subsequent to the date hereof whose election, nomination for election by the Company’s shareholders, or appointment, was approved by a vote of at least two-thirds of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination); provided, however, that an individual will not be an Incumbent Director if such individual’s election or appointment to the Board occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(iii)	“Subsidiary” means an entity in which the Company directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock.

(iv)	“Voting Stock” means securities entitled to vote generally in the election of directors.

13. Detrimental Activity and Recapture Provisions. Any Evidence of Award may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if a Participant, either (a) during employment or other service with the Company or a Subsidiary or (b) within a specified period after termination of such employment or service, shall engage in any detrimental activity. In addition, notwithstanding anything in this Plan to the contrary, any Evidence of Award may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Shares may be traded.

14. Non U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

15. Transferability.

(a) Except as otherwise determined by the Committee, no Option Right, Appreciation Right, Restricted Shares, Restricted Stock Unit, Performance Share, Performance Unit, award contemplated by Section 9 of this Plan or dividend equivalents paid with respect to awards made under this Plan will be transferable by the Participant except pursuant to a domestic relations order (that contains any information required by the Company to effectuate the transfer) or by will or the laws of descent and distribution, and in no event will any such award granted under the Plan be transferred for value. Except as otherwise determined by the Committee, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law or court supervision.

(b) The Committee may specify at the Date of Grant that part or all of the Common Shares that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer.

16. Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of Common Shares, and such Participant fails to make arrangements for the payment of tax, then, unless otherwise determined by the Committee, the Company will withhold Common Shares having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income and employment tax laws, the Participant may elect, unless otherwise determined by the Committee, to satisfy the obligation, in whole or in part, by having withheld, from the shares required to be delivered to the Participant, Common Shares having a value equal to the amount required to be withheld or by delivering to the Company other Common Shares held by such Participant. The shares used for tax withholding will be valued at an amount equal to the market value of such Common Shares on the date the benefit is to be included in Participant’s income. In no event will the market value of the Common Shares to be withheld and delivered pursuant to this Section to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld. Participants will also make such arrangements as the Company may require for the payment of any withholding tax obligation that may arise in connection with the disposition of Common Shares acquired upon the exercise of Option Rights.

17. Compliance with Section 409A of the Code.

(a) To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b) Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its Subsidiaries.

(c) If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the tenth business day of the seventh month after such separation from service.

(d) Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

18. Amendments.

(a) The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to this Plan (i) would materially increase the benefits accruing to participants under this Plan, (ii) would materially increase the number of securities which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan, or (iv) must otherwise be approved by the shareholders of the Company in order to comply with applicable law or the rules of the NASDAQ Stock Market or, if the Common Shares are not traded on the NASDAQ Stock Market, the principal national securities exchange upon which the Common Shares are traded or quoted, then, such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained.

(b) Except in connection with a corporate transaction or event described in Section 11 of this Plan, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding Option Rights or Appreciation Rights in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without shareholder approval. This Section 18(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 11 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 18(b) may not be amended without approval by the Company’s shareholders.

(c) If permitted by Section 409A of the Code and Section 162(m) of the Code, but subject to the paragraph that follows, including in the case of termination of employment by reason of death, disability or retirement, or in the case of unforeseeable emergency or other special circumstances or in the event of a Change in Control, to the extent a Participant holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Performance Shares or Performance Units which have not been fully earned, or any other awards made pursuant to Section 9 subject to any vesting schedule or transfer restriction, or who holds Common Shares subject to any transfer restriction imposed pursuant to Section 15(b) of this Plan, the Committee may, in its sole discretion, accelerate the time at which such Option Right, Appreciation Right or other award may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Performance Shares or Performance Units will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award, except in the case of a Qualified Performance-Based Award where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

Subject to Section 18(b) hereof, the Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively, except in the case of a Qualified Performance-Based Award (other than in connection with the Participant’s death or disability, or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Committee will not make any modification of the Management Objectives or the level or levels of achievement with respect to such Qualified Performance-Based Award. Subject to Section 11 above, no such amendment will impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

19. Governing Law. This Plan and all grants and awards and actions taken hereunder will be governed by and construed in accordance with the internal substantive laws of the State of Ohio.

20. Effective Date/Termination. This Plan will be effective as of the Effective Date. No grants will be made on or after the Effective Date under the Predecessor Plan, except that outstanding awards granted under the Predecessor Plan will continue unaffected following the Effective Date. No grant will be made under this Plan after April 22, 2025, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan.

21. Miscellaneous Provisions.

(a) The Company will not be required to issue any fractional Common Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

(b) This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(c) Except with respect to Section 21(e), to the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.

(d) No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or stock thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

(e) Absence on leave approved by a duly constituted officer of the Company or any of its Subsidiaries will not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder.

(f) No Participant will have any rights as a shareholder with respect to any shares subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such shares upon the stock records of the Company.

(g) The Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

(h) Except with respect to Option Rights and Appreciation Rights, the Committee may permit Participants to elect to defer the issuance of Common Share under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code. The Committee also may provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts.

(i) If any provision of this Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect.

22. Stock-Based Awards in Substitution for Option Rights or Awards Granted by Other Company. Notwithstanding anything in this Plan to the contrary:

(a) Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for

Common Shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

(b) In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by stockholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under the Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.

(c) Any Common Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) above will not reduce the Common Shares available for issuance or transfer under the Plan or otherwise count against the limits contained in Section 3 of the Plan. In addition, no Common Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) above will be added to the aggregate plan limit contained in Section 3 of the Plan.

Appendix C

TEXT OF 2015 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

Set forth below is the text of the 2015 Stock Plan for Non-Employee Directors. This plan will be approved if Proposal 5 is adopted.

LINCOLN ELECTRIC HOLDINGS, INC.

2015 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

1. Purposes. The purposes of this 2015 Stock Plan for Non-Employee Directors are to: (i) encourage the non-employee Directors of the Company to own Common Shares and thereby to align their interests more closely with the interests of the Company’s other shareholders; (ii) encourage the highest level of Director achievement by providing the Directors with a vested interest in the Company’s attainment of its financial goals; and (iii) provide financial incentives that will help attract and retain the most qualified non-employee Directors.

2. Definitions. As used in this Plan:

(a) “Appreciation Right” means a right granted pursuant to Section 5 of this Plan, and will include both Free-Standing Appreciation Rights and Tandem Appreciation Rights.

(b) “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Free-Standing Appreciation Right or a Tandem Appreciation Right.

(c) “Board” means the Board of Directors of the Company.

(d) “Change in Control” has the meaning set forth in Section 11 of this Plan.

(e) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(f) “Committee” means the Nominating and Corporate Governance Committee of the Board (or its successor(s)), or any other committee of the Board designated by the Board to administer this Plan pursuant to Section 9 of this Plan consisting solely of no fewer than two Non-Employee Directors.

(g) “Common Shares” means the common shares of the Company, without par value, or any security into which such common shares may be changed by reason of any transaction or event of the type referred to in Section 10 of this Plan.

(h) “Company” means Lincoln Electric Holdings, Inc., an Ohio corporation, and its successors.

(i) “Date of Grant” means the date specified by the Committee on which a grant of Option Rights or Appreciation Rights or other awards contemplated by Section 8 of this Plan, or a grant or sale of Restricted Shares, Restricted Stock Units or other awards contemplated by Section 8 of this Plan, will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).

(j) “Director” means a member of the Board.

(k) “Disability” means permanent and total disability as defined under the Company’s long-term disability program.

(l) “Effective Date” means the date this Plan is approved by the shareholders of the Company.

(m) “Eligible Director” means a Director who is not an employee of the Company. For purposes of this Plan, an employee is an individual whose wages are subject to the withholding of federal income tax under Section 3401 and 3402 of the Code.

(n) “Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of the awards granted under the Plan. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(p) “Free-Standing Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is not granted in tandem with an Option Right.

(q) “Market Value per Share” means, as of any particular date, the closing price of a Common Share as reported for that date on the NASDAQ Stock Market or, if the Common Shares are not then listed on the NASDAQ Stock Market, on any other national securities exchange on which the Common Shares are listed, or if there are no sales on such date, on the next preceding trading day during which a sale occurred. If there is no regular public trading market for the Common Shares, then the Market Value per Share shall be the fair market value as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method provided such method is stated in the Evidence of Award and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

(r) “Non-Employee Director” means a person who is a “Non-Employee Director” of the Company within the meaning of Rule 16b-3 promulgated under the Exchange Act.

(s) “Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.

(t) “Option Price” means the purchase price payable on exercise of an Option Right.

(u) “Option Right” means the right to purchase Common Shares upon exercise of an option granted pursuant to Section 4 of this Plan.

(v) “Participant” means an Eligible Director who is selected by the Committee to receive benefits under this Plan.

(w) “Plan” means this 2015 Stock Plan for Non-Employee Directors.

(x) “Predecessor Plan” means the Company’s 2006 Stock Plan for Non-Employee Directors, as amended.

(y) “Restricted Shares” means Common Shares granted or sold pursuant to Section 6 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers has expired.

(z) “Restricted Stock Units” means an award made pursuant to Section 7 of this Plan of the right to receive Common Shares or cash at the end of a specified period.

(aa) “Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 of this Plan.

(bb) “Retirement” means, unless otherwise determined by the Committee, a Termination of Service as a Director at the end of the Director’s term occurring as a result of the Director’s being unable to stand for reelection under the Company’s policy relating to Director retirement.

(cc) “Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Option Price or Base Price provided for in the related Option Right or Free-Standing Appreciation Right, respectively.

(dd) “Tandem Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is granted in tandem with an Option Right.

(ee) “Termination of Service” means the time at which the Director ceases to serve as a Director for any reason, with or without cause, which includes termination by resignation, removal, death or retirement.

3. Shares Available Under the Plan.

(a) Maximum Shares Available Under Plan.

(i)	Subject to adjustment as provided in Section 10 of this Plan, the number of Common Shares that may be issued or transferred (A) upon the exercise of Option Rights or Appreciation Rights, (B) as

Restricted Shares and released from substantial risks of forfeiture thereof, (C) in payment of Restricted Stock Units, (D) as awards contemplated by Section 8 of this Plan, or (E) in payment of dividend equivalents paid with respect to awards made under this Plan will not exceed in the aggregate 300,000 shares. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(ii)

Common Shares covered by an award granted under this Plan will not be counted as used unless and until they are actually issued and delivered to a Participant. If any Common Shares issued or transferred pursuant to an award granted under this Plan are forfeited, or an award granted under this Plan is cancelled or forfeited, expires or is settled for cash (in whole or in part), the Common Shares issued or transferred pursuant to, or subject to such award (as applicable) will, to the extent of such cancellation forfeiture, expiration, or cash settlement, again be available for issuance or transfer under Section 3(a)(i) above. Without limiting the generality of the foregoing, upon payment in cash of the benefit provided by any award granted under this Plan, any Common Shares that were covered by the applicable portion of such award will be available for issue or transfer hereunder. Notwithstanding anything to the contrary contained herein: (A) if Common Shares are tendered or otherwise used in payment of the Option Price of an Option Right, the total number of Common Shares covered by the Option Right being exercised will reduce the aggregate plan limit described above; and (B) the number of Common Shares covered by an Appreciation Right, to the extent that it is exercised and settled in Common Shares, and whether or not all Common Shares covered by the Appreciation Right are actually issued to the Participant upon exercise of the Appreciation Right, will be considered issued or transferred pursuant to this Plan. In the event that the Company repurchases Common Shares with Option Right proceeds, such Common Shares will not be added to the aggregate plan limit described above. If, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for Common Shares based on fair market value, such Common Shares will not count against the aggregate plan limit described above.

(b) Individual Participant Limit. Notwithstanding anything in this Section 3, or elsewhere in this Plan to the contrary, and subject to adjustment as provided in Section 10 of this Plan, in no event will any Participant receive in any calendar year (i) Common Share-based awards under this Plan for, in the aggregate, more than 10,000 Common Shares, and (ii) cash-based awards under this Plan having an aggregate maximum value in excess of $200,000.

(c) Notwithstanding anything in this Plan to the contrary, up to 5% of the maximum number of Common Shares that may be issued or transferred under this Plan as provided for in Section 3(a) of this Plan, as may be adjusted under Section 10 of this Plan, may be used for (i) awards granted under Section 4 through Section 8 of this Plan that do not comply with the applicable three-year or one-year minimum vesting requirements set forth in such sections of Plan.

4. Option Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each grant will specify the number of Common Shares to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(b) Each grant will specify an Option Price per share, which (except with respect to awards under Section 20 of this Plan) may not be less than the Market Value per Share on the Date of Grant.

(c) Each grant will specify whether the Option Price will be payable (i) in cash or by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of Common Shares owned by the Optionee (or other consideration authorized pursuant to Section 4(d) of this Plan) having a value at the time of exercise equal to the total Option Price, (iii) subject to any conditions or limitations established by the Committee, the Company’s withholding of Common Shares otherwise issuable upon exercise of an Option Right pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the Common Shares so withheld will not be treated as issued and acquired by the Company upon such exercise), (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Committee.

(d) To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the shares to which such exercise relates.

(e) Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

(f) Each grant will specify the period or periods of continuous service by the Optionee with the Company that is necessary before the Option Rights or installments thereof will become exercisable; provided that, except as otherwise described in this subsection, no grant of Option Rights may become exercisable sooner than after one year. A grant of Option Rights may provide for the earlier exercise of such Option Rights, including in the event of the Retirement, death or Disability of a Participant. Further, a grant of Option Rights may provide for the earlier exercise of such Option Rights in the event of a Change in Control only where either (A) within a specified period the Participant ceases serving as an Eligible Director for reasons other than for cause or (B) such Option Rights are not assumed or converted into replacement award in a manner described in the Evidence of Award.

(g) The exercise of an Option Right will result in the cancellation on a share-for-share basis of any Tandem Appreciation Right authorized under Section 5 of this Plan.

(h) No Option Right will be exercisable more than 10 years from the Date of Grant.

(i) Option Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(j) Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

5. Appreciation Rights.

(a) The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting (i) to any Optionee, of Tandem Appreciation Rights in respect of Option Rights granted hereunder, and (ii) to any Participant, of Free-Standing Appreciation Rights. A Tandem Appreciation Right will be a right of the Optionee, exercisable by surrender of the related Option Right, to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise. Tandem Appreciation Rights may be granted at any time prior to the exercise or termination of the related Option Rights; provided, however, that a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option. A Free-Standing Appreciation Right will be a right of the Participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise.

(b) Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(i)	Each grant may specify that the amount payable on exercise of an Appreciation Right will be paid by the Company in cash, Common Shares or any combination thereof.

(ii)	Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Committee at the Date of Grant.

(iii)	Any grant may specify waiting periods before exercise and permissible exercise dates or periods.

(iv)	Each grant may specify the period or periods of continuous service by the Participant with the Company that is necessary before the Appreciation Rights or installments thereof will become exercisable; provided that, except as otherwise described in this subsection, no grant of Appreciation Rights may become exercisable sooner than after one year. A grant of Appreciation Rights may provide for the earlier exercise of such Appreciation Rights, including in the event of the Retirement, death or Disability of a Participant. Further, any grant of Appreciation Rights may provide for the earlier exercise of such Appreciation Rights in the event of a Change in Control only where either (A) within a specified period the Participant ceases serving as an Eligible Director for reasons other than for cause or (B) such Appreciation Rights are not assumed or converted into replacement awards in a manner described in the Evidence of Award.

(v)

Each grant of Appreciation Rights will be evidenced by an Evidence of Award, which Evidence of Award will describe such Appreciation Rights, identify the related Option Rights (if applicable), and contain such other terms and provisions, consistent with this Plan, as the Committee may approve.

(c) Any grant of Tandem Appreciation Rights will provide that such Tandem Appreciation Rights may be exercised only at a time when the related Option Right is also exercisable and at a time when the Spread is positive, and by surrender of the related Option Right for cancellation. Successive grants of Tandem Appreciation Rights may be made to the same Participant regardless of whether any Tandem Appreciation Rights previously granted to the Participant remain unexercised.

(d) Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(e) Regarding Free-Standing Appreciation Rights only:

(i)

Each grant will specify in respect of each Free-Standing Appreciation Right a Base Price, which (except with respect to awards under Section 20 of this Plan) may not be less than the Market Value per Share on the Date of Grant;

(ii)	Successive grants may be made to the same Participant regardless of whether any Free-Standing Appreciation Rights previously granted to the Participant remain unexercised; and

(iii)	No Free-Standing Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant.

6. Restricted Shares. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Shares to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each such grant or sale will constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and/or restrictions on transfer hereinafter referred to.

(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

(c) Each such grant or sale will provide that the Restricted Shares covered by such grant or sale that vests upon the passage of time will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee at the Date of Grant. The period of time will be no shorter than three years, except that the restrictions may be removed ratably during the three-year period as determined by the Committee.

(d) Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares will be prohibited or restricted in the manner and to the extent prescribed by the Committee at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee).

(e) Notwithstanding anything to the contrary contained in this Plan, any grant or sale of Restricted Shares may provide for the earlier termination of restrictions on such Restricted Shares, including in the event of the Retirement, death or Disability of a Participant. Further, any grant or sale of Restricted Shares may provide for the earlier termination of restrictions on such Restricted Shares in the event of a Change in Control only where either (A) within a specified period the Participant ceases serving as an Eligible Director other than for cause or (B) such Restricted Shares are not assumed or converted into replacement awards in a manner described in the Evidence of Award.

(f) Any such grant or sale of Restricted Shares may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional Restricted Shares, which may be subject to the same restrictions as the underlying award.

(g) Each grant or sale of Restricted Shares will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Committee may approve. Unless otherwise directed by the Committee, (i) all certificates representing Restricted Shares will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares or (ii) all Restricted Shares will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Shares.

7. Restricted Stock Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale of Restricted Stock Units to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each such grant or sale will constitute the agreement by the Company to deliver Common Shares or cash to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during the Restriction Period as the Committee may specify.

(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

(c) Each such grant or sale will be subject to a Restriction Period of not less than three years, except that a grant or sale may provide that the Restriction Period will expire ratably during the three-year period as determined by the Committee.

(d) Notwithstanding anything to the contrary contained in this Plan, any grant or sale of Restricted Stock Units may provide for the earlier lapse or other modification of the Restriction Period, including in the event of the Retirement, death or Disability of a Participant. Further, any grant or sale of Restricted Stock Units may provide for the earlier termination of restrictions on such Restricted Stock Units in the event of a Change in Control only where either (A) within a specified period the Participant ceases serving as an Eligible Director for reasons other than for cause or (B) such Restricted Stock Units are not assumed or converted into replacement awards in a manner described in the Evidence of Award.

(e) During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the Common Shares deliverable upon payment of the Restricted Stock Units and will have no right to vote them, but the Committee may, at the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on either a current or deferred or contingent basis, either in cash or in additional Common Shares.

(f) Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned. Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in Common Shares or cash, or a combination thereof.

(g) Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

8. Other Awards.

(a) Subject to applicable law and the limit set forth in Section 3 of this Plan, the Committee may grant to any Participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, awards with value and payment contingent upon any other factors designated by the Committee, and awards valued by reference to the book value of the Common Shares or the value of securities of the Company. The Committee will determine the terms and conditions of such awards. Common Shares delivered pursuant to an award in the nature of a purchase right granted under this Section 8 will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Common Shares, other awards, notes or other property, as the Committee determines.

(b) Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 8.

(c) The Committee may grant Common Shares as a bonus, or may grant other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code.

(d) If the earning or vesting of, or elimination of restrictions applicable to, an award granted under this Section 8 is based on the passage of time, the period of time shall be no shorter than three years, except that the restrictions may be removed no sooner than ratably during the three-year period as determined by the Committee.

(e) Notwithstanding anything to the contrary contained in this Plan, any grant of an award under this Section 8 may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the Retirement, death or Disability of the Participant. Further, any grant of an award under this Section 8 may provide for the earning or vesting of, or earlier elimination of restrictions applicable, to such award in the event of a Change in Control only where either (A) within a specified period the Participant ceases serving as an Eligible Director for reasons other than for cause or (B) such awards are not assumed or converted into replacement awards in a manner described in the Evidence of Award.

9. Administration of this Plan.

(a) This Plan will be administered by the Committee. The Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee.

(b) The interpretation and construction by the Committee of any provision of this Plan or of any agreement, notification or document evidencing the grant of awards under this Plan and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan Section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.

(c) To the extent permitted by law, the Committee may delegate to one or more of its members or to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee, the subcommittee or such person may have under the Plan.

10. Adjustments. The Committee shall make or provide for such adjustments in the numbers of Common Shares covered by outstanding Option Rights, Appreciation Rights, and Restricted Stock Units granted hereunder and, if applicable, in the number of Common Shares covered by other awards granted pursuant to Section 8 hereof, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, in the kind of shares covered thereby, and in the other terms, as the Committee, in its sole discretion, exercised in good faith, shall determine is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. However, such adjustments shall be made automatically, without the necessity of Committee action, on the customary arithmetical basis in the case of any stock split, including a stock split effected by means of a stock dividend, and in the case of any other dividend paid in shares of the Company. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee shall provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, shall determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its sole discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Committee shall also make or provide for such adjustments in the numbers of shares specified in Section 3 of this Plan as the Committee in its sole discretion, exercised in good faith, shall determine is appropriate to reflect any transaction or event described in this Section 10.

11. Change in Control.

(a) For purposes of this Plan, except as may be otherwise prescribed by the Committee in an Evidence of Award made under this Plan, a “Change in Control” will be deemed to have occurred upon the occurrence of any of the following events:

(i)

any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the combined voting power of the then-outstanding Voting Stock of the Company; provided, however, that:

(1)

for purposes of this Section 11(a)(i), the following acquisitions will not constitute a Change in Control: (A) any acquisition of Voting Stock of the Company directly from the Company that is approved by a majority of the Incumbent Directors, (B) any acquisition of Voting Stock of the Company by the Company or any Subsidiary, (C) any acquisition of Voting Stock of the Company by the trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, and (D) any acquisition of Voting Stock of the Company by any Person pursuant to a Business Transaction that complies with clauses (A), (B) and (C) of Section 11(a)(iii) below;

(2)

if any Person is or becomes the beneficial owner of 30% or more of combined voting power of the then-outstanding Voting Stock of the Company as a result of a transaction described in clause (A) of Section 11(a)(i)(1) above and such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock of the Company representing 1% or more of the then-outstanding Voting Stock of the Company, other than in an acquisition directly from the Company that is approved by a majority of the Incumbent Directors or other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally, such subsequent acquisition will be treated as a Change in Control;

(3)	a Change in Control will not be deemed to have occurred if a Person is or becomes the beneficial owner of 30% or more of the Voting Stock of the Company as a result of a reduction in the number of shares of Voting Stock of the Company outstanding pursuant to a transaction or series of transactions that is approved by a majority of the Incumbent Directors unless and until such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock of the Company representing 1% or more of the then-outstanding Voting Stock of the Company, other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally; and

(4)

if at least a majority of the Incumbent Directors determine in good faith that a Person has acquired beneficial ownership of 30% or more of the Voting Stock of the Company inadvertently, and such Person divests as promptly as practicable but no later than the date, if any, set by the Incumbent Board a sufficient number of shares so that such Person beneficially owns less than 30% of the Voting Stock of the Company, then no Change in Control will have occurred as a result of such Person’s acquisition; or

(ii)	a majority of the Board ceases to be comprised of Incumbent Directors; or

(iii)

the consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of the stock or assets of another corporation, or other transaction (each, a “Business Transaction”), unless, in each case, immediately following such Business Transaction (A) the Voting Stock of the Company outstanding immediately prior to such Business Transaction continues to represent (either by remaining outstanding or by being converted into Voting Stock of the surviving entity or any parent thereof), more than 50% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no Person (other than the Company, such entity resulting from such Business Transaction, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from such Business Transaction) beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Transaction, and (C) at least a majority of the members of the Board of Directors of the entity resulting from such Business Transaction were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Transaction; or

(iv)

approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Transaction that complies with clauses (A), (B) and (C) of Section 11(a)(iii).

(b) Specifically defined terms for purposes of Section 11(a):

(i)	“Board” means the Board of Directors of Lincoln Electric Holdings, Inc.

(ii)

“Incumbent Directors” means the individuals who, as of the date hereof, are Directors of the Company (each, a “Director”) and any individual becoming a Director subsequent to the date hereof whose election, nomination for election by the Company’s shareholders, or appointment, was approved by a vote of at least two-thirds of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination); provided, however, that an individual will not be an Incumbent Director if such individual’s election or appointment to the Board occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(iii)	“Subsidiary” means an entity in which the Company directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock.

(iv)	“Voting Stock” means securities entitled to vote generally in the election of directors.

12. Recapture Provisions. Notwithstanding anything in this Plan to the contrary, any Evidence of Award may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Shares may be traded.

13. Non U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

14. Transferability.

(a) Except as otherwise determined by the Committee, no Option Right, Appreciation Right, Restricted Shares, Restricted Stock Unit, award contemplated by Section 8 of this Plan or dividend equivalents paid with respect to awards made under this Plan will be transferable by the Participant except pursuant to a domestic relations order (that contains any information required by the Company to effectuate the transfer) or by will or the laws of descent and distribution, and in no event will any such award granted under the Plan be transferred for value. Except as otherwise determined by the Committee, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law or court supervision.

(b) The Committee may specify at the Date of Grant that part or all of the Common Shares that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights or upon the termination of the Restriction Period applicable to Restricted Stock Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer.

15. Compliance with Section 409A of the Code.

(a) To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b) Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its Subsidiaries.

(c) If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the tenth business day of the seventh month after such separation from service.

(d) Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

16. Amendments.

(a) The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to this Plan (i) would materially increase the benefits accruing to participants under this Plan, (ii) would materially increase the number of securities which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan, or (iv) must otherwise be approved by the shareholders of the Company in order to comply with applicable law or the rules of the NASDAQ Stock Market or, if the Common Shares are not traded on the NASDAQ Stock Market, the principal national securities exchange upon which the Common Shares are traded or quoted, then, such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained.

(b) Except in connection with a corporate transaction or event described in Section 10 of this Plan, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding Option Rights or Appreciation Rights in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without shareholder approval. This Section 16(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 10 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 16(b) may not be amended without approval by the Company’s shareholders.

(c) If permitted by Section 409A of the Code, but subject to the paragraph that follows, including in the case of termination of service as a non-employee director by reason of death, Disability or Retirement, or in the case of unforeseeable emergency or other special circumstances or in the event of a Change in Control, to the extent a Participant holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any other awards made pursuant to Section 8 subject to any vesting schedule or transfer restriction, or who holds Common Shares subject to any transfer restriction imposed pursuant to Section 14(b) of this Plan, the Committee may, in its sole discretion, accelerate the time at which such Option Right, Appreciation Right or other award may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or when such awards will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.

Subject to Section 16(b) hereof, the Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively. Subject to Section 10 above, no such amendment will impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

17. Governing Law. This Plan and all grants and awards and actions taken hereunder will be governed by and construed in accordance with the internal substantive laws of the State of Ohio.

18. Effective Date/Termination. This Plan will be effective as of the Effective Date. No grants will be made on or after the Effective Date under the Predecessor Plan, except that outstanding awards granted under the Predecessor Plan will continue unaffected following the Effective Date. No grant will be made under this Plan after April 22, 2025, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan.

19. Miscellaneous Provisions.

(a) The Company will not be required to issue any fractional Common Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

(b) This Plan will not confer upon any Participant any right with respect to continuance of service as a Director of the Company, nor will it interfere in any way with any right the Company would otherwise have to terminate such Participant’s service at any time.

(c) No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or stock thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

(d) No Participant will have any rights as a shareholder with respect to any shares subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such shares upon the stock records of the Company.

(e) The Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

(f) Except with respect to Option Rights and Appreciation Rights, the Committee may permit Participants to elect to defer the issuance of Common Share under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code. The Committee also may provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts.

(g) If any provision of this Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect.

20. Stock-Based Awards in Substitution for Option Rights or Awards Granted by Other Company. Notwithstanding anything in this Plan to the contrary:

(a) Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Common Shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

(b) In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by stockholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under the Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.

(c) Any Common Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 20(a) or 20(b) above will not reduce the Common Shares available for issuance or transfer under the Plan or otherwise count against the limits contained in Section 3 of the Plan. In addition, no Common Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 20(a) or 20(b) above will be added to the aggregate plan limit contained in Section 3 of the Plan.

Marriott Cleveland East, 26300 Harvard Road, Warrensville Heights, Ohio 44122, (216) 378-9191

ENTER THE HOTEL PROPERTY FROM RICHMOND ROAD

SHAREOWNER SERVICESSM P.O. BOX 64945 ST. PAUL, MN 55164-0945

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 22, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 22, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M67689-P49319	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

LINCOLN ELECTRIC HOLDINGS, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors Recommends a Vote FOR the nominees listed in Proposal 1, FOR Proposal 2, FOR Proposal 3, FOR Proposal 4, and FOR Proposal 5. All of the proposals have been proposed by Lincoln. The shares represented by your proxy will be voted in accordance with the voting instructions you specify below.

		☐	☐	☐

1. Election of directors: Class Whose Term Ends in 2016:
Nominees:
01) Curtis E. Espeland
02) Stephen G. Hanks
03) Phillip J. Mason
						For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2015.						☐	☐	☐
3. To approve, on an advisory basis, the compensation of our named executive officers.						☐	☐	☐
4. To approve 2015 Equity and Incentive Compensation Plan.						☐	☐	☐
5. To approve the 2015 Stock Plan for Non-Employee Directors.						☐	☐	☐

In their discretion, the proxies named herein are also authorized to take any action upon any other business that may properly come before the Annual Meeting, or any adjournment(s) or postponement(s) to the Annual Meeting.

☐
Address Change? Mark box, sign, and indicate changes on the back:
	I plan to attend the Annual Meeting.	☐	☐
		Yes	No		I consent to access future shareholder communications over the Internet as stated in the proxy statement.		☐	☐
							Yes	No

Please sign exactly as your name(s) appear(s) on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

If you sign, date and return your proxy but do not give specific voting instructions, your votes will be cast FOR all nominees in Proposal 1, FOR Proposal 2, FOR Proposal 3, FOR Proposal 4, and FOR Proposal 5.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)		Date

LINCOLN ELECTRIC HOLDINGS, INC.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, April 23, 2015

11:00 a.m.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report with Form 10-K are available at www.proxyvote.com.

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M67690-P49319

LINCOLN ELECTRIC HOLDINGS, INC. PROXY AND VOTING INSTRUCTION
THIS PROXY AND THESE VOTING INSTRUCTIONS ARE SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 23, 2015.

The shareholder signing this card appoints Christopher L. Mapes, Vincent K. Petrella and Frederick G. Stueber, together or separately, as proxies, each with the power to appoint a substitute. They are directed to vote, as indicated on the reverse side of this card, all the Lincoln Electric common shares held by the signing shareholder on the record date, at the Company’s Annual Meeting of Shareholders to be held at 11:00 a.m., local time, on April 23, 2015, or at any postponement(s) or adjournment(s) of the meeting, and, in their discretion, on all other business properly brought before the meeting or at any postponement(s) or adjournment(s) of the meeting.

As described more fully in the proxy statement and on the reverse side, this card also provides voting instructions to Fidelity Management Trust Company, as Trustee under The Lincoln Electric Company Employee Savings Plan (“401(k) Plan” or “Plan”). The signing Plan participant directs the Trustee to vote, as indicated on the reverse side of this card, all the Lincoln Electric common shares credited to the account of the signing Plan participant as of the record date, at the Annual Meeting of Shareholders, and in the Trustee’s discretion, on all other business properly brought before the meeting.

NOTE TO PARTICIPANTS IN THE LINCOLN ELECTRIC COMPANY EMPLOYEE SAVINGS PLAN (“401(k) PLAN” or “PLAN”). As a participant in the 401(k) Plan, you have the right to direct Fidelity Management Trust Company, as Trustee for the Plan, to vote the shares allocated to your Plan account. Participant voting directions will remain confidential. Please note that the number of shares reported on this card is an equivalent number of shares based on the units credited to your Plan account. To direct the Trustee by mail to vote the shares allocated to your Plan account, please mark the voting instruction form and sign and date it on the reverse side. A postage-paid envelope for mailing has been included with your materials. To direct the Trustee by telephone or over the Internet to vote the shares allocated to your Plan account, please follow the instructions and use the Company Number given on the reverse side. Each participant who gives the Trustee voting directions acts as a named fiduciary for the 401(k) Plan under the provisions of the Employee Retirement Income Security Act of 1974, as amended.

If you do not give specific voting directions on the voting instruction form or when you vote by phone or over the Internet, the Trustee will vote the Plan shares as recommended by the Board of Directors. If you do not return the voting instruction form or do not vote by phone or over the Internet by 11:59 p.m. Eastern Time on April 20, 2015, the Trustee shall not vote the Plan shares. Plan shares representing forfeited Account values that have not been reallocated at the time of the proxy solicitation will be voted by the Trustee in proportion to the way other 401(k) Plan participants directed their Plan shares to be voted.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) See reverse for voting instructions.